Information contained herein is subject to completion or amendment.

                                                      Pursuant to Rule 424(b)(5)
                                                 Registration File No. 333-33237

                   Subject to completion, dated June 29, 1999

Preliminary Prospectus Supplement
(To Prospectus dated October 2, 1997)

                                   $12,500,000

                           GOLDEN STAR RESOURCES LTD.
       Up to $8,000,000 Principal Amount of 7.50% Subordinated Convertible
                               Debentures due 2004
                       Up to 6,545,454 Units Representing
    6,545,454 Common Shares and Warrants to Purchase 3,272,727 Common Shares


Convertible Debentures
----------------------

Maturity
The debentures will mature on July , 2004.

Interest
Interest is fixed at an annual rate of 7.50%. Interest is payable on the debentures on January 15 and July 15 of each year, beginning on January 15, 2000. Interest on the debentures will accrue from July , 1999.

Conversion
The holder of a debenture has the option to convert any part of his debenture into common shares of our company upon the payment of a conversion price of $0.75 per common share, subject to adjustment.

Redemption
The debentures may not be redeemed by us before July 15, 2002. On and after July 15, 2002, we may redeem the debentures at a redemption price as set forth herein if the closing trading price of the common shares as reported on the close of business for any 20 consecutive trading days ending not more than five business days before the date the notice of redemption is given is equal to or greater than 125% of the conversion price stated above.

Ranking
The debentures are unsecured and will rank behind all existing and future senior indebtedness, and are effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of March 31, 1999, we had approximately $2.5 million of senior indebtedness and our subsidiaries had approximately $1.0 million of indebtedness and other liabilities.

Listing
We will use our best efforts to list the debentures on a stock exchange in Canada.

Units
The units consist of one common share and one-half common share purchase warrant. The price per unit is $0.6875.

Common Shares
Our common shares are traded on the American Stock Exchange under the symbol "GSR" and on the Toronto Stock Exchange under the symbol "GSC." On June 28, 1999, the closing trading price of our common shares on the American Stock Exchange was $0.6875 and the closing trading price of our common shares on the Toronto Stock Exchange was Cdn. $1.00.

Warrants
Each whole warrant is exercisable for one of our common shares at a price of $0.75 for a period of 18 months after the closing of this offering.

Escrow
Eighty percent of this offering is contingent upon the closing of the acquisition described in this prospectus supplement. Upon the closing of this offering, the securities and 80% of the gross proceeds will be placed in escrow pending completion of the acquisition and the remaining 20% of the proceeds will be directly delivered to us. If we do not complete the acquisition by December 10, 1999, then (1) the escrowed proceeds from the sale of the units, plus interest thereon, will be returned to you, (2) the escrowed proceeds from the sale of the debentures will be delivered to us and all of the debentures will be delivered to you, and we will then be required to repurchase 80% of the principal amount of the debentures from each of you pursuant to a special mandatory redemption and (3) 20% of the debentures and the units will be delivered to you and will remain outstanding.

         Investing in these securities involves certain risks. See "Risk Factors" beginning on page S-9 of this prospectus supplement and on page 6 of the accompanying prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         We expect the closing of this offering to occur on July  , 1999.

                             ----------------------

FIRST MARATHON SECURITIES LIMITED

         No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the prospectus. If given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the prospectus, nor any sale made under this prospectus supplement or the prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information.


                               TABLE OF CONTENTS                           Page
                              Prospectus Supplement                        ----

Financial Information.......................................................S-1
Gold Prices and Exchange Rates..............................................S-1
Summary  ...................................................................S-2
Risk Factors................................................................S-8
Special Note Regarding Forward-Looking Statements..........................S-14
The Acquisition............................................................S-15
The Bogoso Property........................................................S-25
Use of Proceeds............................................................S-38
Price Range of Common Shares...............................................S-40
Dividend Policy............................................................S-40
Description of the Convertible Debentures..................................S-40
Description of the Common Shares...........................................S-53
Description of the Warrants................................................S-53
Certain United States Federal Income Tax Considerations....................S-54
Certain Canadian Federal Income Tax Considerations.........................S-60
Plan of Distribution.......................................................S-62
Experts....................................................................S-64
Legal Matters..............................................................S-64
Glossary of Terms..........................................................S-64
Index to Financial Statements..............................................S-66

                                   Prospectus

Available Information.........................................................2
Enforcement of Certain Civil Liabilities......................................3
Incorporation of Certain Documents by Reference...............................3
Canadian Prospectus...........................................................4
Special Note Regarding Forward-Looking Statements.............................4
Reporting Currency and Financial Information..................................4
The Company...................................................................5
Risk Factors..................................................................5
Use of Proceeds..............................................................13
Ratio of Earnings to Fixed Charges...........................................13
Description of Share Capital.................................................15
Description of Warrants......................................................17

                                                                           Page
                                                                           ----

Description of Convertible Debt Securities...................................17
Plan of Distribution.........................................................28
Experts......................................................................29
Legal Matters................................................................29

                              FINANCIAL INFORMATION

         Since May 1992, our reporting currency has been the United States dollar. Historically, however, we have raised a substantial amount of our equity capital in Canadian dollars through offerings in Canada.

         Financial information and the financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"). Differences between generally accepted accounting principles in the United States ("U.S. GAAP") and Canadian GAAP are explained in the notes to our financial statements, in the notes to Bogoso Gold Limited's financial statements and in the notes to the pro forma financial information set forth in this prospectus supplement.

         All amounts in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein are expressed in United States dollars, unless otherwise indicated. References to "Cdn." are to Canadian dollars.

                         GOLD PRICES AND EXCHANGE RATES

         The high and low closing trading price of gold, as provided by the New York Commodities Exchange ("COMEX"), for the year ended December 31, 1998 were $314.50 and $274.60, respectively. The closing trading price per ounce of gold quoted by the COMEX on June 28, 1999 was $261.50. See "Risk Factors--Declines in the price of gold have an adverse effect on our stock price and business plan."

                                     SUMMARY

         This summary highlights information contained elsewhere in this prospectus supplement or in the prospectus. This summary does not contain all of the information that you should consider before investing in the Debentures or the Units. You should read the entire prospectus supplement and prospectus carefully and the financial statements and the related notes incorporated by reference in this prospectus supplement and the prospectus. You should also consider carefully the information set forth under the captions "Risk Factors" and "Special Note Regarding Forward-Looking Statements" in this prospectus supplement and the prospectus.

                                   THE COMPANY

         Golden Star Resources Ltd. ("Golden Star," the "Company" or "we") is an international gold and diamond exploration and development company with a diverse portfolio of projects, and a 30% non-operating equity interest in the Omai mine in Guyana. The proposed acquisition (the "Acquisition") of Bogoso Gold Limited ("BGL") referred to below represents a major shift in our business strategy from exploration and development into gold production as a mine operator. Prior to the Acquisition, our core focus has been on the acquisition, exploration and development of gold and diamond projects and, if appropriate, the execution of partnership arrangements with major mining companies to develop and operate mines. We currently have projects in various stages of advancement in Guyana, French Guiana (through our approximately 71% owned publicly-traded subsidiary, Guyanor Ressources S.A.), Suriname and Brazil in South America, and in Ivory Coast and Kenya in Africa.

                                 THE ACQUISITION

         BGL is the owner of an operating gold mine and related assets (the "Bogoso Property") located on the Ashanti Trend in the Republic of Ghana. The outstanding common shares of BGL (the "BGL Shares") are now owned as follows:

         o         The Government of Ghana (10%)
         o         A consortium of banks (the "Banks") (90%)

         The Banks acquired their ownership interest in the BGL Shares in exchange for a portion of the debt owed to them by BGL. BGL owes a total of approximately $33.6 million (the "BGL Debt") to certain of the Banks. See "The Acquisition--The Acquisition Agreement--Overview." The Acquisition involves the purchase of the BGL Shares owned by the Banks and all of the BGL Debt by us and Anvil Mining NL, a public exploration and development company whose shares are listed on the Australian Stock Exchange ("Anvil"). The BGL Debt consists of approximately $28.3 million of interest bearing debt plus accrued interest and $5.3 million of shareholder advances ("Shareholder Advances") made to BGL by one of the Banks. The Government of Ghana is entitled to receive approximately $460,000 of the Shareholder Advances to be repaid by BGL. The remaining BGL Debt will be repaid by BGL 100% to us and Anvil.

         The purchase price for the Acquisition is an initial payment of $12 million on the day that we complete the acquisition. If we commence commercial production from sulphide mineralized material at the Bogoso Property in the future, we have agreed to pay an additional $5 million to the Banks on the first anniversary of such commencement.

         Assuming the completion of the total offering covered by this prospectus supplement, and without giving effect to the exercise of the Warrants, we expect to receive net proceeds, after deducting approximately $1.3 million for agency fees and offering expenses, of approximately $11.2 million. The remaining cash requirements for the $12 million initial purchase price for the acquisition will be funded out of working capital. To the extent that the net proceeds of this offering are less than $11.0 million, we intend to borrow the balance of the initial purchase price for the Bogoso Property under a credit facility (the "Credit Facility").

         On completion of the Acquisition, the BGL Shares and BGL Debt will be directly or indirectly owned as follows:

                                            % of BGL Shares      % of BGL Debt
                                            ---------------      -------------
Golden Star                                       70%                 77.8%
Anvil                                             20%                 22.2%
The Government of Ghana                           10%                  Nil

         The Acquisition represents a major shift in our business strategy. Prior to the Acquisition, we have historically operated as an exploration and development company rather than a production company. The Acquisition represents our initial move into mine operations. We are also pursuing other mining opportunities including, without limitation, opportunities within Ghana.

         We believe that we enhance our financial and operational flexibility by expanding our production activities through selective acquisition of producing mines. The enhanced cash flows and liquidity provided by production activities can be used to cover debt service, operations and development costs while we consolidate and rationalize our exploration and development activities. We intend to continue to focus primarily on the gold and diamond sectors, our historical areas of expertise, within focused geographic areas to achieve synergies and economies of scale across separately acquired businesses.

         As discussed in more detail under the captions "The Bogoso Property--Reserves and Mineralized Material," we currently estimate that BGL's mining operations have a life of approximately 12 months based upon existing reserves of oxide and transition ore at current rates of production. Existing mineralized material, if converted to reserves at historical conversion rates, would be expected to extend the existing mine life by up to 8 months, and sub-grade stockpile material is expected to be sufficient for a further six months of production, for total anticipated mine life of up to 26 months, effective March 31, 1999. During this time, we currently anticipate that cash flow from operations will be sufficient to fund the operating and exploration costs of the Bogoso Property, our debt service obligations on the Debentures and on the Credit Facility, if any.

         BGL also has existing sulphide mineralized material of approximately
10.3 million tonnes grading 3.3 grams gold per tonne. While the type of mineral process used by previous owners of the BGL Property to process sulphide ore at BGL proved unsuccessful, we intend to re-examine the feasibility of processing the sulphide mineralized material using technology currently used in other mining operations on similar sulphide mineralized material on the Ashanti Trend.

         We are also considering various other transactions that offer the potential to enhance our operations and financial flexibility at the Bogoso Property. In particular, we are exploring other mining opportunities in the region of the Bogoso Property that would provide us with the opportunity to extend the mine life of the Bogoso Property.

RECENT DEVELOPMENTS

Liquidity and Capital Resources

         As at May 31, 1999, we held cash and short term investments of approximately $2.0 million as compared to cash and short term investments of $13.0 million as at March 31, 1998 and $7.4 million as at December 31, 1998. The May 31, 1999 cash balance excludes $2.2 million of cash provided as a deposit to a lending institution as credit support for a letter of credit issued by such lending institution for a $2.0 million deposit for the Acquisition. The Banks may draw on the $2.0 million letter of credit and retain the $2 million if we breach our obligations under the acquisition agreement for the purchase of the Bogoso Property. The letter of credit is cancellable only in limited circumstances. If the Acquisition is not completed and we lose our deposit, our ability to continue as a going concern could be materially and adversely affected. See "Risk Factors--We currently lack adequate liquidity and capital resources."

         We currently anticipate consolidated total expenditures of $3.8 million for the balance of 1999, before giving effect to the Acquisition or costs relating to the Acquisition and to this offering, with consolidated net expenditures of $3.3 million after recoveries from joint venture partners and other working capital changes.

         Based on current gold prices of approximately $260, revenues from the Bogoso Property are anticipated to be sufficient to cover all operating and capital costs for BGL. Cash flow from the Bogoso Property in excess of operating and capital costs will be used to pay interest and principal on the BGL Debt purchased by us and Anvil. Any remaining cash will be distributed to us through dividends on BGL common shares. We will receive all of the interest and principal distributions from BGL until we recover the $12.0 million initial purchase price plus all associated acquisition and financing costs incurred by us. Based on current gold prices, cash distributions to us from Bogoso are expected to be sufficient to cover the interest on the Debentures and to fund Golden Star's other operating requirements for at least the next 12 months.

         If the necessary approvals from the Government of Ghana are not provided and the Acquisition is not completed, although we will retain 20% of the offering proceeds for working capital, we will need to seek alternative sources of financing to continue to implement our business strategy and fund our exploration and development activities. To the extent we are unable to secure such additional financing, our ability to continue as a going concern could be materially and adversely affected. See "Risk Factors--We currently lack adequate liquidity and capital resources."

Management Changes

         Following completion of the Acquisition, Mr. James Askew, the President and Chief Executive Officer of our company, will become Chairman of BGL's Board of Directors and Mr. Peter Bradford, the current Managing Director of Anvil, will become Managing Director of BGL. Mr. Colin Smith, formerly General Manager of Ashanti Goldfield's Obuasi mine, will continue in his role as a consultant to BGL.

         We also made important changes in our management in late 1998 and early 1999. Mr. Askew was appointed our President and Chief Executive Officer on March 8, 1999. Prior to joining us, Mr. Askew was President and Chief Executive Officer of Rayrock Resources. From 1986 to 1996, Mr. Askew served as President and Chief Executive Officer of Golden Shamrock Mines, Ltd. Before being acquired by Ashanti Goldfields Limited in October 1996, Golden Shamrock operated four mines, including two mines in Ghana, and had a $20 million annual exploration budget. Mr. Pierre Gousseland, Chairman of the Company since January 1, 1998, acted as Chief Executive Officer during the interim period following Mr. David Fennell's resignation as President and Chief Executive Officer on October 27, 1998.

Rio Tinto Joint Venture

         Through our 71% owned subsidiary, Guyanor Ressources S.A., we have entered into a joint venture with Rio Tinto Mining and Exploration Limited with respect to all diamond exploration and development conducted in French Guiana. Under the terms of the agreement, Rio Tinto has an option to earn a 70% participating interest by funding exploration and development expenditures to a total of $17 million or by having reached a decision to commence with the development and mining of diamonds in French Guiana, whichever first occurs. As part of its total expenditure commitments, Rio Tinto must complete a minimum expenditure of $750,000 by the first anniversary of the agreement and incur expenditures of not less than $3.75 million by the fifth anniversary of the agreement.

BUSINESS STRATEGY

         Our business strategy is to pursue, by way of exploration, development and acquisition, significant interests in gold and diamond mines that generate shareholder value in a low gold price environment. Our business strategy is dependent on the availability of adequate capital and is comprised of the following elements:

o Mergers and acquisitions. In view of the current gold market environment, we intend to focus on transactions that offer the potential to provide cash or cash flows. Such transactions will be evaluated based on the then prevailing gold price. We continue to pursue new opportunities and may, if warranted, make selective acquisitions, particularly when such acquisitions complement our shift toward emphasizing production activities. Various transactions being considered include merging with other companies and acquisitions of operating mines, such as the Bogoso Property.

o Joint ventures with major mining companies. We intend to continue to leverage our capital by entering into partnership arrangements with major mining companies that have the technical skills and financial resources to explore and develop existing mineral exploration properties. This strategy enables us to transfer a portion of the business and financial risks associated with particular projects to our partners and, therefore, minimize our expenditures. Our recently announced agreement with Rio Tinto is an example of this strategy.

o Consolidate exploration and development activities. We plan to continue to rationalize our existing portfolio of exploration and development properties, advancing only the most promising projects and generally reducing general and administrative costs wherever feasible. We also intend to evaluate our most advanced projects to determine possible development scenarios using the existing gold price. To preserve financial resources, early and intermediate stage exploration and development projects have been or are being placed on care and maintenance.

                                  THE OFFERING

Use of Proceeds...........................  We intend to use approximately $11.2 million of the net proceeds from this offering, together with existing working capital, to finance the Acquisition referred to in this prospectus supplement. If we raise less than $11.0 million in net proceeds from this offering, we intend to borrow the balance of the initial purchase price for the Bogoso Property under the Credit
                                            Facility.  See "Use of Proceeds."
Escrow Arrangements; Return of
    Purchase Price........................  Eighty percent of this offering is contingent upon the closing of the Acquisition.  Upon the closing of this offering, the
                                            securities and 80% of the gross proceeds will be placed in escrow pending completion of the Acquisition and the
                                            remaining 20% of the proceeds will be directly delivered to us.
                                            If we do not complete the acquisition by December 10, 1999, then (1) the escrowed proceeds from the sale of the Units, plus interest thereon, will be returned to you, (2) the escrowed proceeds from the sale of the Debentures will be delivered to us and all of the Debentures will be delivered to you, and we will then be required to repurchase 80% of the principal
                                            amount of the Debentures from each of you pursuant to a
                                            special mandatory redemption and (3) 20% of the Debentures and the Units will be delivered to you and will remain outstanding.
                                            See "The Acquisition--The Acquisition Agreement--Conditions for
                                            Closing" and "Use of Proceeds--Escrow Arrangements" and
                                            "Description of the Debentures--Special Mandatory Redemption."

Broker Warrants...........................  As part of the compensation payable to the agents in connection with this offering, and assuming the completion of the total offering covered by this prospectus supplement, we will issue to the agents (1) upon completion of this offering, common share purchase warrants to purchase 625,000 common
                                            shares and (2) upon completion of the Acquisition, common
                                            share purchase warrants to purchase an additional 625,000
                                            common shares.  See "Plan of Distribution."

Exchange Listings for Common                Our common shares trade on the American Stock Exchange
    Shares................................  under the symbol "GSR" and on the Toronto Stock Exchange under the symbol "GSC."

                                 The Debentures

Debentures Offered........................  $8,000,000 aggregate principal amount of 7.50% Subordinated
                                            Convertible Debentures due 2004.

Maturity..................................  July [   ], 2004.

Interest..................................  7.50% per annum on the principal amount, payable semi-
                                            annually in arrears in cash on January 15 and July 15 of each year, commencing on January 15, 2000.

Conversion Rights.........................  The Debentures will be convertible into common shares of our company at any time, at the conversion rate of 1,333 common shares per $1,000 principal amount of Debentures.  Holders of
                                            Debentures called for redemption will be entitled to convert the
                                            Debentures up to and including, but not after, the date fixed for redemption.

Subordination.............................  The Debentures are subordinated to our present and future
                                            Senior Indebtedness (as defined below).  The Debentures are also effectively subordinated in right of payment to all
                                            indebtedness and other liabilities of the our subsidiaries.  As of
                                            March 31, 1999, the aggregate amount of outstanding
                                            consolidated Senior Indebtedness of our company was
                                            approximately $2.5 million.  As of March 31, 1999, our
                                            subsidiaries owed approximately $1.0 million of indebtedness.
                                            The indenture will not restrict the incurrence of Senior
                                            Indebtedness or other indebtedness by us or any of our
                                            subsidiaries.

Optional Redemption.......................  The Debentures are not redeemable before July __, 2002.  The
                                            Debentures shall be redeemable at our option at the redemption prices set forth herein, plus any accrued interest on and after
                                            July __, 2002 if the last reported Market Price (as defined below) of our common shares as reported on the close of
                                            business for any 20 consecutive trading days ending not more than five business days before the giving of notice of such redemption is at least 125% of the conversion price.  See
                                            "Description of the Convertible Debentures--Redemption
                                            --Optional Redemption."

Additional Amounts and Redemption.........  We will pay Additional Amounts (as defined below), subject to
    for Taxation Reasons                    certain exceptions, in order that the holders of the Debentures receive the full amount of the principal, premium, if any, and interest specified therein without deduction for or on account of
                                            Canadian withholding taxes. In the event that we must pay Additional
                                            Amounts, the Tax Affected Debentures (as defined below) will be redeemable at our option, in whole but not in part, at 100% of the principal amount thereof, plus any accrued interest to the redemption date (together with any Additional Amounts payable in respect of
                                            Canadian withholding taxes).

Exchange Listing for Debentures...........  We will use our best efforts to list the Debentures on a stock exchange in Canada.


                                    The Units

Units ....................................  Each Unit consists of one Common Shares and one-half of one
                                            Warrant at no additional cost.  The price per unit is $0.6875.
                                            Each whole Warrant entitles the holder to purchase one
                                            common share for a price of $0.75 for a period of 18 months after the closing of this offering.
Common Shares Outstanding
    Following the Offering................  36,183,686 shares, excluding 6,022,727 shares to be reserved for issuance upon exercise of Warrants issued to purchasers of common shares, broker warrants and warrants held by the
                                            lender under the Credit Facility.  This amount excludes
                                            3,907,924 shares to be reserved for issuance pursuant to other warrants and employee benefit and stock option plans.

Ratio of Earnings to Fixed Charges

    We have not had earnings as described in Rule S-X Item 503 for any of the last five years. As such we have had a deficiency in the ratio of earnings to fixed charges as follows:

                               Ratio of Earnings
                               to Fixed Charges
                                  Deficiency
                            ------------------------
     March 31, 1999             $            6,000
          1998                  $           36,000
          1997                  $           22,000
          1996                  $          189,000
          1995                  $            8,000
          1994                  $                -
                            ------------------------

         Our head office is located at 1660 Lincoln Street, Suite 3000, Denver, Colorado 80264-3001, and our registered and records office is located at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia V6C 3H4. The main telephone number of our head office is (303) 830-9000.

                                  RISK FACTORS

         You should carefully consider the following risks and the risks set forth in the accompanying prospectus as well as the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before purchasing the Debentures or the Units.

We currently lack adequate liquidity and capital resources.

         We have limited financial resources. To date, and for the reasonably foreseeable future, our existing exploration and development activities have not generated, and are not expected to generate, substantial cash flows.

         As at May 31, 1999, we held cash and short term investments of approximately $2.0 million as compared to cash and short term investments of $13.0 million as at March 31, 1998 and $7.4 million as at December 31, 1998. The May 31, 1999 cash balance excludes $2.2 million of cash provided as a deposit to a lending institution as credit support for a letter of credit issued by such lending institution for a $2.0 million deposit for the Acquisition. The Banks may draw on the $2.0 million letter of credit and retain the $2 million if we breach our obligations under the acquisition agreement for the purchase of the Bogoso Property. The letter of credit is cancellable only in limited circumstances. If the Acquisition is not completed and we lose our deposit, our ability to continue as a going concern could be materially and adversely affected.

         The execution of our business strategy going forward will require significant expenditures, including debt service on the Debentures and, to the extent that the net proceeds from this offering are less than $11 million, on the Credit Facility. Following the Acquisition, such expenditures may exceed revenues and free cash flows generated by BGL and our other operations.

         Although we will retain 20% of the gross proceeds of this offering if we do not complete the Acquisition, we would need to pursue other capital raising activities. As stated in Note 3 to our consolidated financial statements for the fiscal year ended December 31, 1998 incorporated by reference in this prospectus supplement and in our auditors' report with respect to the financial statements, the failure to raise additional capital could materially and adversely affect our operations and our ability to continue as a going concern.

         The current low world market price of gold adversely affects our ability to obtain financing and therefore our abilities to develop our current portfolio of properties. If these conditions persist for an extended period of time, we may, in the future, be unable to continue our exploration or development programs and fulfill our obligations under our agreements with our partners or under our permits and licenses. We cannot assure you that in the future we will be able to obtain adequate financing on acceptable terms. If we are unable to obtain such additional financing, we may need to delay or indefinitely postpone further exploration and development of our properties. As a result we may lose our interest in some of our properties and may be obliged to sell some of our properties.

Declines in the price of gold have an adverse effect on our stock price and business plan.

         We described certain risks associated with fluctuating gold prices under "Risk Factors--Risks Associated With The Fluctuation of Gold Prices" in the accompanying prospectus. The price of our common shares and our business plan have been and may in the future be significantly adversely affected by recent or sustained declines in the price of gold. Gold prices often vary widely and are affected by numerous factors beyond our control, such as the sale or purchase of gold by various central banks and financial institutions, inflation or deflationary conditions, fluctuation of the United

States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold-producing countries throughout the world. The weakness of gold prices is illustrated in the following table which sets forth the average of the daily closing price per ounce for gold for the periods indicated:

              January 1, 1999
                    to                            Year Ended
               June 28, 1999                      December 31,
          ----------------------  -------------------------------------------
                                     1998     1997     1996     1995     1994
                                  -------  -------  -------  -------  -------
                 $280.63          $294.30  $340.00  $388.00  $384.00  $384.00

         At June 28, 1999, the closing price for gold was $261.50 per ounce.

We continue to experience substantial losses.

         We have reported net losses of approximately $22.2 million in 1998, $26.6 million in 1997, $7.8 million in 1996, $12.2 million in 1995 and $8.8 million in 1994. We expect to report a net loss in the current year and may incur losses in the future. Future operating losses may make financing our operations and our business strategy or raising additional capital difficult or impossible, materially and adversely affecting our operations and our ability to continue as a going concern.

Through the Acquisition, we are shifting our business strategy away from mineral exploration toward an emphasis on mining operations.

         The Acquisition represents a shift in our business strategy toward mining production rather than focusing on mineral exploration. We are also currently pursuing other mining opportunities. We may not be successful in implementing this shift in strategy. Any business acquired, including the Bogoso Property, may be difficult to integrate into our existing operations or may not perform as well as expected. If we are unable to successfully implement our business strategy, this could have a material adverse effect on our financial condition and results of operations.

         Our shift in business strategy could strain our management, financial and other resources. We also cannot assure you that this shift in business strategy will not interfere with our existing operations. Following the Acquisition, we intend to operate the Bogoso mine, a role in which we have limited experience. The Acquisition will also demand substantial management resources and the shifting of our management focus away from other business concerns.

We may not be able to extend the life of the mine beyond existing reserves.

         Existing oxide and transition ore reserves at the Bogoso Property are expected to be sufficient to maintain feed to the processing mill for approximately 12 months, effective March 31, 1999, and sub-grade stockpile material is expected to be sufficient for a further 6 months of production. While existing mineralized material, if converted to reserves at historical conversion rates, is anticipated to extend mine life by up to a further 8 months, there is no assurance that such mineralized material will ever be classified as reserves or will prove to be economic. Furthermore, it is essential that we discover additional oxide mineralized material and establish reserves to extend the life of the mining operation. Actual results from mining and processing existing resources of mill feed may also differ materially from historical production rates and costs. Any of these factors could result in our inability to generate sufficient cash flow to cover our operating and exploration expenses on the Bogoso Property and to service the Debentures and any amounts under the Credit Facility, which would adversely affect our financial liquidity and results of operations.

The technology and cost of production of sulphide mineralized material at the Bogoso Property may prove infeasible or uneconomic to warrant processing the material.

         While sulphide mineralized material exists on the Bogoso Property, technology used by previous owners to process sulphide ore has proved unsuccessful. While we intend to re-examine the feasibility of processing the sulphide mineralized material using other proven technology, there can be no assurance this would become feasible under any circumstances.

         If we determine that mining of sulphide mineralized material is feasible, we would need to establish sufficient reserves of sulphide ore to justify establishing such an operation. There is no assurance that such reserves exists, or can be established. Furthermore, mining and processing of sulphide ore would require significant amounts of capital necessary for the design and construction of such an operation. We do not currently have access to such capital and funding may be unavailable, whether from internal or external sources, in the necessary amounts and on acceptable terms, or at all.

Cash flows from operation of the Bogoso Property may be insufficient to meet our obligations.

         Cash flows from operation of the Bogoso Property may be insufficient to cover future operating and exploration costs at the mine and to service the Debentures and any amounts owing under the Credit Facility. In addition, operating and exploration costs could be materially higher than previously estimated. Insufficient cash flows at BGL or higher than expected costs could result in a significant deterioration in our ability to conduct mining and exploration activities as well as significant penalties under the Credit Facility if drawn upon.

If we do not complete the Acquisition, we will retain 20% of your investment and return the balance to you with interest.

         The completion of the Acquisition is dependent upon, among other things, the prior approval of the Ghanaian government, a process which could require several months to complete. Eighty percent of your investment in this offering will be placed in escrow and will not be released until immediately before the completion of the Acquisition to fund a portion of the $12 million initial payment for the Bogoso Property. If we do not complete the Acquisition, your proportionate share of the escrowed proceeds from the sale of the Units will be returned to you with interest. The escrowed proceeds from the sale of the Debentures will be delivered to us, the Debentures will be released to you and we will be required to repurchase 80% of the principal amount of the Debentures (on a pro rata basis) pursuant to a special mandatory redemption at a purchase price equal to the principal amount of the Debentures being purchased, plus accrued and unpaid interest. We will also retain 20% of the gross proceeds from the sale of the Debentures and Units. There can be no assurance as to the duration of the governmental approval process or that we will ultimately receive approval to complete the Acquisition. See "The Acquisition--The Acquisition Agreement--Conditions for Closing" and "Description of the Convertible Debentures--Special Mandatory Redemption."

We may have insufficient funds available to service our obligations under the Debentures after the anticipated mine life at the Bogoso Property expires.

         We may experience difficulties in satisfying our obligations under the Debentures because the mine life at the Bogoso Property is expected to be shorter than the term of the Debentures. Currently, we anticipate the mine life to be 26 months from March 31, 1999 while the term of the Debentures is five years. If we are unable to extend the mine life beyond its anticipated usefulness or are not successful in generating sufficient free cash flow from other operations or sources, our ability to repay amounts outstanding under the Debentures would be materially and adversely affected.

Our obligations following this offering may strain our financial position and impede our business strategy.

         After this offering, we will have a significant amount of indebtedness under the Debentures and, potentially, the Credit Facility. This indebtedness may have important consequences, including the following:

         o increasing our vulnerability to general adverse economic and industry conditions;

         o limiting our ability to obtain additional financing to fund future working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

         o requiring us to dedicate a significant portion of our cash flow from operations to make debt service payments, which would reduce our ability to fund working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

         o limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

         o placing us at a disadvantage when compared to those of our competitors that have less debt relative to their capitalization.

The payment of principal and interest on our indebtedness is dependent on the ability of our subsidiaries and joint ventures to make distributions to us.

         We are a holding company that conducts a significant amount of our operations through foreign (African and South American) subsidiaries and joint ventures, and substantially all of our assets consist of equity in such subsidiaries and joint ventures. Accordingly, we are and will be dependent on our ability to obtain funds from our subsidiaries and joint ventures to service our indebtedness, including the Debentures and the Credit Facility, if drawn upon.

Payment of principal and interest on the Debentures is junior in right of payment to existing and future senior debt, and effectively junior in right of payment to the obligations of our subsidiaries.

         The Debentures will be unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of our company. As a result of such subordination, in the event of a bankruptcy, liquidation or reorganization of our company or upon acceleration of the Debentures due to an event of default, our assets would be available to pay obligations on the Debentures only after all Senior Indebtedness had been paid in full, and there might not be sufficient assets remaining to pay amounts due on any or all of the Debentures then outstanding. The Debentures are structurally subordinated to the liabilities, including trade payables, of our subsidiaries.

         The indenture governing the Debentures does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by our company or our subsidiaries, and the incurrence of additional indebtedness and other liabilities by us or our subsidiaries could adversely affect our ability to pay our obligations on the Debentures. At March 31, 1999, we had approximately $2.5 million of outstanding consolidated Senior Indebtedness and our subsidiaries had approximately $1.0 million of outstanding indebtedness. We may from time to time incur additional indebtedness, including Senior Indebtedness, and our subsidiaries may from time to time incur other additional indebtedness and liabilities. See "Description of the Debentures--Subordination" and "Use of Proceeds."

A court could take action detrimental to the interest of holders of the Debentures.

         The rights of the trustee under the indenture governing the Debentures to enforce remedies are likely to be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to our company. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangements Act (Canada) contain provisions enabling an "insolvent person" to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal for consideration by some or all of its creditors to be voted on by the various other classes of its creditors. Such a restructuring proposal, if accepted by the requisite majorities of the creditors and if approved by the court, would be binding on persons (such as holders of the Debentures) who might not otherwise be willing to accept it. Moreover, this legislation permits, in certain circumstances, the insolvent debtor to retain possession and administration of its property, even though it may be in default under the applicable debt instrument.

         The powers of the court under the Bankruptcy and Insolvency Act and particularly under the Companies' Creditors Arrangements Act have ben exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, it is impossible to predict if payments under the Debentures would be made following commencement of or during such a proceeding, whether or when the trustee could exercise its rights under the indenture or whether and to what extent holders of the Debentures would be compensated for any delays in payments, if any, of principal and interest.

It may be difficult to resell the Debentures.

         Prior to this offering, there has been no trading market for the Debentures. We will use our best efforts to list the Debentures on an exchange in Canada. However, we may not be successful. Although the agents have advised us that they currently intend to make a market in the Debentures, they are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. Accordingly, there can be no assurance that any market for the Debentures will develop or, if one does develop, that it will be maintained. This would be particularly true if we do not complete the Acquisition and only 20% of the Debentures remain outstanding following the termination of the Acquisition. If an active market for the Debentures fails to develop or be sustained, the trading price of the Debentures could be materially adversely affected.

Difficulties in preserving relations with employees at BGL could have an adverse effect on our financial condition and results of operations.

         Thirty-two percent of the staff at BGL currently work in the mining department and all of the junior staff are members of the Ghana Mineworkers' Union. The management at BGL are presently involved in the renegotiation of the collective agreement covering the junior staff. In the event those or other future staff members were to engage in a strike or other work stoppage because of disagreement over the collective agreement or otherwise, we could experience a significant disruption of our operations at the Bogoso Property and higher ongoing labor costs, which could have a material adverse effect on our business, financial condition and results of operations.

         BGL intends to terminate the employment of its union employees and certain of its non-union employees on our about the Acquisition Date. The termination of these employees will require BGL to pay them an estimated $3 million in severance pay, accrued holiday entitlements and other redundancy payments. BGL will negotiate with such employees with a view to agreeing on, among other things, the amount of severance pay that BGL will be required to pay them and the terms and conditions under which BGL may agree to rehire some or all of those employees. BGL will set aside approximately $3 million on the Acquisition Date in a special purpose bank account to pay the estimated amount of the severance pay owing to its employees. These funds may be insufficient to cover the final costs of the severance pay. In addition, BGL's negotiations may not result in satisfactory agreements being reached with all of the terminated employees.

We are subject to changes in the regulatory environment in Ghana.

         Our mining operations and exploration activities in Ghana will be subject to extensive regulation governing licensing, development, production, exports, taxes, labor standards, occupational health and safety, water disposal, toxic substances, environmental protection, mine safety and other matters. Compliance with these regulation increases the costs of planning, designing, drilling, developing, constructing, operating and closing mines and other facilities. We believe that BGL is currently in substantial compliance with current laws and regulations. However, such laws and regulations are subject to constant change. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation thereof could have a material adverse impact on us, cause a reduction in levels of production and delay or prevent the development our expansion of the Bogoso Property.

         Government regulations limit the proceeds from gold sales which may be withdrawn from Ghana. Changes in regulations which increase these restrictions would have a material adverse impact on us as the Bogoso Property will be our principal cash generating asset.

We are subject to fluctuations in currency exchange rates.

         We conduct all of our exploration and development in countries other than Canada and the United States. Much of our funding has historically been through equity financing transactions completed in Canada and in Canadian currency. We currently maintain all or the majority of our working capital in U.S. dollars or U.S. dollar denominated securities and convert funds to foreign currencies as payment obligations come due. In addition, we currently have future obligations which are payable in French francs and receivables collectible in French francs. Finally, a significant portion of the operating costs at the Bogoso Property are based on the Ghanaian currency, the Cedis. BGL is currently required to convert only 20% of the foreign exchange proceeds that BGL receives from selling gold into Ghanaian Cedis, but the Government of Ghana may require BGL to convert a higher percentage of such sales proceeds into Ghanaian Cedis in the future.

         We currently do not actively take steps to hedge against currency exchange risks. Accordingly, we are subject to fluctuations in the rates of currency exchange between the U.S. dollar and these currencies, and such fluctuations may materially affect our financial position and results of operations.

The regulatory framework in Ghana may delay the completion of the Acquisition or dilute our interest in BGL.

         The Ghana Minerals and Mining (Amendment) Act imposes close governmental control on the control and ownership of mining companies. Under this Act, we cannot legally become a controlling shareholder of BGL until we notify the Minister for Mines and Energy and receive written notification of no objection. In effect, this Act gives the Minister the power to object to the change of control of any mining company in Ghana.

The Government of Ghana has the right to participate in the ownership and control of BGL.

         The Ghanaian government currently has a 10% carried interest in BGL. The Ghanaian Government also has the right to acquire an additional 20% equity interest in BGL for a price to be determined by agreement or arbitration. There can be no assurance that the government will not seek to acquire an additional equity interest in the mine, or as to the purchase price that the Government of Ghana will pay for any additional equity interest. A reduction in our equity interest could reduce our income or cash flows from BGL or the Bogoso Property and amounts available for reinvestment or distribution. The Government of Ghana also has the right to receive a special share of BGL that will entitle it to receive notices of and attend but not vote at meetings of the BGL shareholders and that will require the Government of Ghana to consent to certain transactions. See "The Bogoso Property--Mining Regime."

Our insurance coverage may be insufficient.

         Although we maintain insurance in amounts which we believe to be reasonable, this insurance may not cover the risks associated with our business. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Such insurance may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we cannot insure against or which we may elect not to insure against because of premium costs or other reasons. Losses from such events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

We have had to restate estimates of mineralized inventories in the past.

         We described certain risks and uncertainties inherent in estimating reserves and mineralized inventories under "Risk Factors--Uncertainty of Reserve and Other Mineralization Estimates" in the accompanying prospectus. In the past, we have had to revise certain estimates we made in calculating mineralized inventory at two of our projects. Consequently, we prepared new estimates and put controls in place to address past estimation methods. However, we cannot assure you that revisions to our estimates will not be required in the future.

Reduced estimates of reserves and delays in development due to recent declines in the price of gold.

         We described certain risks associated with fluctuating gold prices under "Risk Factors--Risks Associated With The Fluctuation of Gold Prices" in the accompanying prospectus. In the past year some of these risks have materialized because of a continued decline in world gold prices. Accordingly, over the last year, we have reduced the estimates of our reserves on various properties. These reductions reflect our decision to re-estimate our reserves using significantly lower gold prices. If gold prices continue at current levels or decline further we may initiate additional significant write-downs of these reserves.

         In addition, because of continued lagging gold prices we have postponed development of the Gross Rosebel project. Should gold prices remain at their current levels or decline further for an extended period, we may further postpone development at Gross Rosebel.

We have experienced several management and personnel changes.

         We described certain risks associated with our dependence on key personnel under "Risk Factors-Dependence On Key Personnel" in the accompanying prospectus. Due to recent changes in our management structure adopted by the Board of Directors in October 1998, certain key personnel referred to no longer work for Golden Star. These include our former President and Chief Executive Officer, David A. Fennell, who resigned in October 1998, and our former Executive Vice President, Exploration, Adrian Fleming, who resigned in November 1998. James E. Askew was appointed President and Chief Executive Officer on March 8, 1999, prior to which time Pierre Gousseland served as Acting Chief Executive Officer. The functions previously carried out by Mr. Fleming are now delegated to several of our other employees.

We face political risks in French Guiana.

         French Guiana has no history or tradition of large-scale commercial mining. Regulatory risk may increase as projects become more advanced and applications are made for all of the various permits required to develop a modern mining operation. This risk includes regulatory-related delays and/or failures to receive required permits. French Guiana's mining tradition is small-scale, alluvial gold mining, which began in 1855 and is reported to have resulted in approximately 5.4 million ounces (175 tonnes) produced since. These small-scale miners, called orpailleurs, often operate in or near the area being explored by Guyanor as well as areas most other firms actively explore. Certain groups of orpailleurs have organized and represent a political force locally that has sought to gain exclusive preference to near-surface mineralization throughout French Guiana, regardless of the legal rights of legitimate permit holders under French law. The issues of orpailleurs preference to near- surface mineralization is a political risk specific to French Guiana that could lead to project delays and/or disputes regarding the rights to the near-surface portion of commercial gold deposits in French Guiana.

You may be subject to adverse tax consequences if we are classified as a Passive Foreign Investment Company.

         Under the United States Internal Revenue Code of 1986, we may be classified as a passive foreign investment company (a "PFIC"). United States shareholders of a PFIC are subject to certain adverse tax consequences, as discussed below. The consequences can be mitigated, under certain circumstances, if the United States shareholder makes a timely election to treat our company as a "qualified electing fund" (a "QEF").

         We have been advised by PricewaterhouseCoopers LLP that we should not be treated as a PFIC with respect to shares purchased by United States shareholders during the years 1993 through 1998, although we could potentially be a PFIC with respect to shares acquired by United States shareholders prior to 1993. We also intend to engage PricewaterhouseCoopers LLP, or such other advisor, in the future to analyze whether we are a PFIC in 1999 and subsequent years and will continue to notify shareholders of the results of such future analyses.

         There can be no assurance, with or without giving effect to the contemplated Acquisition, as to whether or not PricewaterhouseCoopers LLP, or such other advisor, will conclude that we are a PFIC for such period. Moreover, even if PricewaterhouseCoopers LLP, or such other advisor, concludes that we are not a PFIC, its conclusion is not binding on the United States Internal Revenue Service. Accordingly, it is possible that the PFIC rules will apply with respect to the Debentures and Units purchased in this offering.

         You are urged to consult your own tax advisor about the advisability of making a QEF election with respect to our company and about the possibility of crediting Canadian taxes paid against United States taxes payable. See "Certain United States Federal Income Tax Considerations" in this prospectus supplement and in the accompanying prospectus and "Market for the Registrant's Common Equity and Related Stockholder Matters--Certain United States Income Tax Considerations" in our Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this prospectus supplement and in the accompanying prospectus.

         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Statements that are not historical facts contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements. Such forward-looking statements include statements regarding:

         o the timing, costs and terms of the Acquisition and the financing of the Acquisition;

         o the impact the Acquisition has on our future liquidity, cash flows, financial requirements, operating results and capital resources;

         o the operational and financial performance of BGL following the Acquisition;

         o        targets for gold production;

         o        the impact of our shift in business strategy;

         o        cash operating costs and expenses;

         o percentage increases and decreases in production from our mines;

         o schedules for completion of detailed feasibility studies and initial feasibility studies;

         o        potential increases in reserves and production;

         o the timing and scope of future drilling and other exploration activities;

         o expectations regarding receipt of permits and commencement of mining or production;

         o the factors set forth under the caption "Risk Factors" in this prospectus supplement, the prospectus and in our Report on Form 10-K for the year ended December 31, 1998;

         o        anticipated recovery rates; and

         o        potential acquisitions or increases in property interests.

         Factors that could cause our actual results to differ materially from these statements include changes in gold prices, unanticipated grade, geological, metallurgical, processing, access, transportation of supplies, water availability or other problems, results of current exploration activities, results of pending and future feasibility studies, changes in project parameters as plans continue to be refined, political, economic and operational risks of foreign operations, joint venture relationships, availability of materials and equipment, the timing of receipt of governmental permits, capitalization and commercial viability, the failure of plant, equipment or processes to operate in accordance with specifications or expectations, accidents, labor disputes, delays in start-up dates, environmental costs and risks, the outcome of acquisition negotiations and general domestic and international economic and political conditions.

         These and other factors are discussed in "Risk Factors," "The Acquisition," "The Bogoso Property," and "Recent Developments" in this prospectus supplement and "Risk Factors" in the accompanying prospectus. You are cautioned not to put undue reliance on forward-looking statements. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

                                 THE ACQUISITION

Overview of Acquisition

         The Bogoso Property is an operating gold mine located in Ghana, a country situated on the west coast of Africa. BGL, a Ghanaian company, owns the Bogoso Property. The Government of Ghana owns 10% of the BGL Shares. A consortium of Banks headed by the International Finance Corporation ("IFC") owns 90% of the BGL Shares. BGL owes the BGL Debt of approximately $33.6 million to two of the Banks. In the Acquisition, we and Anvil propose to acquire directly or indirectly all of the BGL Shares owned by the Banks and all of the BGL Debt. The BGL Debt consists of approximately $28.3 million of interest-bearing debt plus accrued interest and $5.3 million of Shareholder Advances made to BGL. The Government of Ghana is entitled to receive approximately $460,000 of the Shareholder Advances to be repaid by BGL. We and Anvil will be entitled to receive 100% of the remaining BGL Debt.

         The Acquisition involves an initial cash payment of $12 million on the date of closing of the Acquisition. If we commence commercial production of sulphide mineralized material at the Bogoso Property in the future, we or one of our affiliates will be required to pay an additional $5 million to the Banks on the first anniversary of such commencement.

         Assuming the completion of the total offering covered by this prospectus supplement, and without giving effect to the exercise of the Warrants, we expect to receive net proceeds, after deducting approximately $1.3 million for agency fees and offering expenses, of approximately $11.2 million. The remaining cash requirements for the $12 million initial purchase price for the Acquisition will be provided by existing working capital. To the extent that the net proceeds of this offering are less than $11.0 million, we intend to borrow, or arrange for one of our affiliates to borrow, the difference under the Credit Facility for purposes of paying the initial purchase price.

Purposes and Effects of the Acquisition

         On completion of the Acquisition, the BGL Shares and BGL Debt will be owned directly or indirectly as follows:

                                     % of BGL Shares            % of BGL Debt
                                     ---------------            -------------
Golden Star                                 70%                     77.8%
Anvil                                       20%                     22.2%
The Government of Ghana                     10%                      Nil

         The Acquisition represents a major shift in our business strategy. Prior to the Acquisition, we have historically operated as an exploration and development company rather than a production company. The Acquisition represents our initial move into mine operations. We are also pursuing other mining opportunities including, without limitation, opportunities within Ghana.

         We believe that we enhance our financial and operational flexibility by expanding our production activities through selective acquisition of producing mines. The enhanced cash flows and liquidity provided by production activities can be used to cover debt service, operations and development costs while we consolidate and rationalize our exploration and development activities. We intend to continue to focus primarily on the gold and diamond sectors, our historical areas of expertise, within focused geographic areas to achieve synergies and economies of scale across separately acquired businesses.

         As discussed in more detail under the captions "The Bogoso Property--Reserves and Mineralized Material," we currently estimate that BGL's mining operations have a life of approximately 12 months based upon existing reserves of oxide and transition ore at current rates of production. Existing mineralized material, if converted to reserves at historical conversion rates, would be expected to extend the mine life by up to 8 months, and sub-grade stockpile material is expected to be sufficient for a further 6 months of production, for a total anticipated mine life of up to 26 months, effective March 31, 1999. During this time, we currently anticipate that cash flow from operations will be sufficient to fund the operating and exploration costs of the Bogoso Property, the debt service obligations on the Debentures and on the Credit Facility, if any. On a longer term basis, we hope to discover additional oxide and transition mineralized material and establish additional reserves, and to examine the feasibility of introducing a new sulphide mining and processing operation for the sulphide mineralized material.

         We are also considering various other transactions that offer the potential to enhance our operations and financial flexibility at the Bogoso Property. In particular, we are exploring other mining opportunities in the region of the Bogoso Property that would provide us with the opportunity to extend the life of the Bogoso Property. See "The Bogoso Property--Reserves and Mineralized Material."

Heads of Agreement with Anvil

         Overview

         We expect to enter into a Heads of Agreement (the "Anvil Agreement") with Anvil, substantially on the terms described below, under which we and Anvil, pursuant to a joint venture or other arrangement that we and Anvil will establish, will agree to acquire the BGL Shares and the BGL Debt and operate the Bogoso Property jointly. Our company will hold a direct or indirect 77.8% interest ("Participating Interest") in, and Anvil will hold a direct or indirect 22.2% Participating Interest and our company will control, the arrangement.

         Loan to Anvil

         Our company or one of our affiliates will provide all of the funds for the initial $12 million purchase price and other acquisition costs for the Acquisition, including any costs associated with the Credit Facility (collectively, the "Bogoso Acquisition Costs"). We or our affiliate will provide Anvil or one of its affiliates a loan (the "Anvil Loan") to fund Anvil's share of the Bogoso Acquisition Costs. We will charge Anvil interest at a rate of 15% per year compounded monthly. All of the cash distributions from the Bogoso Property, including Anvil's share, that are not paid to the Government of Ghana, will be paid to our company until we have received all of the Bogoso Acquisition Costs.

         Security for Anvil Loan

         Anvil will grant a security interest over Anvil's Participating Interest in the BGL Shares and BGL Debt, and will also cause BGL to grant a security interest in all of BGL's assets, including the Bogoso Property. In the event we or our affiliate draw down any funds under the Credit Facility, the security granted by Anvil will rank second in right of payment behind the similar security that the lender of the Credit Facility will hold to secure its repayment. See "--The Credit Facility." If Anvil does not repay the Anvil Loan, we will be able to enforce the security interests against Anvil's Participating Interest in the BGL Shares and BGL Debt and against BGL's assets, but we will not have any other rights against Anvil or Anvil's other assets.

         Anvil's Share of the Deposit

         If we do not complete the Acquisition for reasons that are not our fault, but the Banks draw on the $2 million letter of credit for the deposit referred to under "--The Acquisition Agreement--$2 Million Deposit," Anvil will pay us Anvil's 22.2% share of such deposit and the other Bogoso Acquisition Costs. Anvil will make this payment by issuing Anvil common shares ("Anvil Shares") to us. The number of Anvil Shares that Anvil will issue will be equal to the amount owed by Anvil divided by the weighted average price of the Anvil Shares on the Australian Stock Exchange for the ten trading days before the date that the Banks draw on the letter of credit.

         Anvil Shares and Options

         In consideration for the Anvil Loan, Anvil will issue to us options (the "Anvil Options") that will entitle us to purchase, at any time during the two-year period after we complete the Acquisition, up to 7 million Anvil Shares at a price of Australian $0.10 per share. Anvil will issue Anvil Options for 3.5 million Anvil Shares as of the date we signed the acquisition agreement and will issue Anvil Options for the remaining 3.5 million Anvil Shares when we complete the Acquisition. Anvil will not issue the Anvil Options unless it receives approval to do so from the Australian Stock Exchange. If Anvil does not receive approval to issue such Anvil Options to us, Anvil will instead issue 3 million Anvil Shares to us, 1.5 million to be issued as of the date we signed the Acquisition Agreement and another 1.5 million when we complete the Acquisition. In addition, before issuing any Anvil Shares, Anvil will give us a pre-emptive right to purchase as many Anvil Shares as will result in our company owning 19.9% of Anvil's common shares after we complete such purchase.

         BGL's Excess Cash Flow

         After BGL has paid sufficient amounts to enable us to repay the Bogoso Acquisition Costs and interest thereon, excess cash flow from BGL not paid to the Government of Ghana will be used to repay the BGL Debt to our company and Anvil (or our respective affiliates) in proportion to our respective Participating Interests. After BGL has repaid the BGL Debt, excess cash flow may be used to pay dividends to its shareholders. BGL will pay 10% of the dividends to the Government of Ghana in proportion to its 10% interest and 90% of the dividends to our company and Anvil (or our respective affiliates) in proportion to our respective Participating Interests.

         Funding of Expenses

         The Government of Ghana's 10% interest in BGL is a carried interest that entitles it to share rateably in the profits of BGL but does not require it to pay for any of the associated expenses. We currently expect BGL to generate sufficient cash flow to cover all of the operating and capital expenses of its current operations. However, if such cash flow is not sufficient or if BGL incurs any extraordinary operating or capital costs, our company and Anvil (or our respective affiliates) will be required to contribute on a pro rata basis the funds required by advancing shareholder loans to BGL at an interest rate of the London Inter-Bank Offered Rate ("LIBOR") plus 2%.

         Dilution of Participating Interest

         If our company or Anvil (or our respective affiliates) fails to pay or cause to pay its share of any approved BGL expense, the other party may advance the required funds on its behalf. The advance will be treated as a demand loan bearing interest at LIBOR plus 3%. If the defaulting party fails to repay that loan within 60 days, its Participating Interest will be diluted. The dilution will be a "straightline" dilution under which the Participating Interest of the defaulting party will be reduced to the percentage that the total of its BGL contributions bears to the total BGL contributions made by both the defaulting party and the non-defaulting party. The Participating Interest of the non-defaulting party will be increased by the corresponding amount.

         Conversion to Net Proceeds Interest

         If the Participating Interest of either our company or Anvil is diluted to less than 10%, the remaining Participating Interest of that party will be automatically converted into a right to receive 5% of the net profits received from BGL after our company has recouped all of the Bogoso Acquisition
Costs, plus interest thereon.

         Management of BGL

         So long as we or our affiliate hold at least a 50% Participating Interest, we will have the right to nominate a majority of the members of the board of directors of BGL (the "BGL Board"). Immediately after the closing of the Acquisition, the shareholders of BGL will appoint a new BGL Board comprising:

     o   3 persons nominated by our company;

     o   one person nominated by Anvil; and

     o   one person nominated by the Government of Ghana.

We will have the right to nominate the Chairman of the BGL Board as well as the Managing Director. The Managing Director will be the chief executive officer of BGL, and will be responsible for the day-to-day management of the Bogoso Property under the general direction of the BGL Board and will implement work plans and budgets approved by the BGL Board. Mr. James Askew, the President and Chief Executive Officer of our company, will become Chairman of BGL's Board and Mr. Peter Bradford, the current Managing Director of Anvil, will become Managing Director of BGL.

         Area of Interest

         If either our company or Anvil acquires any mineral interest within 50 kilometers of the outer boundaries of the Bogoso Property, it will be obligated to offer to sell that property to BGL on the same terms and conditions on which it acquired such mineral interest. We and Anvil also agreed not to compete with each other with respect to any potential acquisition of any mineral property within this area of interest.

         Transfer of Participating Interest

         Neither our company nor Anvil may sell or cause to be sold all or any portion of our respective Participating Interest in any BGL Shares or the BGL Debt to any third party except after first granting the other party a first right to purchase such Participating Interest on the same terms and conditions offered by such third party. If our company or Anvil becomes insolvent, is petitioned into bankruptcy, makes an assignment in favor of its creditors, or commits a material breach of the Anvil Agreement, the other party will have the right to purchase its Participating Interest for its fair market value as determined under the Anvil Agreement.

The Acquisition Agreement

         Overview

         We and Anvil executed and delivered an acquisition agreement on May 28, 1999 under which we jointly agreed to purchase the Banks' interests in BGL. On the completion date of the Acquisition, the Banks will:

     o transfer to us and Anvil (or our respective affiliates) all of the BGL Shares owned by the Bank Consortium, together with all dividends or distributions declared or paid on such shares on or after April 1, 1999;

     o   assign to us and Anvil (or our respective affiliates) the BGL Debt;

     o assign to us and Anvil (or our respective affiliates) the security interests over the Bogoso Property and other assets of BGL that BGL granted to the Banks as security for the repayment of the BGL Debt (the "BGL Security"); and

     o release BGL from all claims that the Banks may have against BGL other than the BGL Debt and the BGL Security.

         Purchase Price

         We and Anvil jointly agreed to pay or cause our affiliates to pay $17 million to the Banks as follows:

     o an initial cash purchase price of $12 million payable on the completion of the Acquisition; and

     o if BGL commences commercial production of sulphide ores at the Bogoso Property, an additional $5 million plus interest at LIBOR on the first anniversary of the commencement date.

         $2 Million Deposit

         We provided a $2 million deposit, refundable only in limited circumstances, to the Banks by arranging for a letter of credit in that amount, which our company caused to be delivered to the Banks. The Banks will be entitled to draw on the letter of credit and apply the deposit against the initial purchase price on the Acquisition Date. However, if we breach our obligations under the acquisition agreement or fail to complete the Acquisition for reasons other than those set forth under "--Conditions for Closing" below, the Banks will be entitled to draw on the letter of credit and retain the deposit.

         Representations and Covenants of the Banks

         The Banks represented that they own the BGL Shares to be sold to us and the BGL Debt free and clear of encumbrances, and agreed that BGL would not engage in any extraordinary transactions prior to the Acquisition Date without our approval. However, the Banks made no representations or warranties about BGL or the Bogoso Property or about the collectability of the loans that they will assign to us.

         Conditions for Closing

         Neither we nor the Banks are obligated to complete the Acquisition unless we have obtained all of the following approvals:

     o approval for the sale of the BGL Shares from the Minister of Mines and Energy of the Government of Ghana under the Ghanaian mining laws;

     o approval for the sale of the BGL Shares from the Bank of Ghana under the Ghanaian exchange control laws; and

     o   approval for the sale of the BGL Debt from the Government of Ghana.

         We will not be required to complete the Acquisition if:

     o   any of the Bank's warranties is untrue;

     o   the Banks breach their obligations;

     o an event ("Force Majeure Event") occurs not within our control or the control of BGL, such as an earthquake, flood, war or similar event, that prevents the operation of the Bogoso mine.

         Deadline for Satisfying Conditions

         We are required to obtain all the above approvals by no later than August 30, 1999. We may extend this deadline for no more than 90 days on the occurrence of a Force Majeure Event.

         Closing Date

         We will be required to complete the Acquisition on the tenth business day after we have obtained the above approvals if all the other conditions have been satisfied.

         Termination of BGL Employees

         BGL will terminate the employment of its union employees and certain of its non-union employees on or about the Acquisition Date. The termination of these employees will require BGL to pay them an estimated $3 million in severance pay, accrued holiday entitlements and other redundancy payments. BGL will negotiate with these employees with a view to agreeing on, among other things, the amount of severance pay that BGL will be required to pay them and the terms and conditions under which BGL may agree to rehire some or all of those employees.

         Allocation of BGL's Cash

         As at March 31, 1999, BGL had approximately $10.7 million of cash on hand. The acquisition agreement requires BGL to use approximately $10 million of this cash as follows:

     o BGL will deposit $6 million into a special purpose bank account on the Acquisition Date. These funds may be used only to complete environmental rehabilitation work on the Bogoso Property.

     o BGL will deposit an additional $3 million into a special purpose bank account on the Acquisition Date. These funds will be used to pay the severance pay, accrued holiday entitlements and other redundancy payments that BGL may be required to pay to its employees as a result of the termination of their employment.

     o BGL will spend approximately $1 million on programs for the social and economic development of the community affected by BGL's operations to help offset the impact of the eventual closure of the Bogoso Property.

All other cash and cash flow from and after March 31, 1999 will accrue to our benefit and there will be no payments of dividends or interest to the Banks between April 1, 1999 and the Acquisition Date.

The Credit Facility

         Overview

         We signed a credit facility letter agreement on May 5, 1999 under which Elliott Associates, L.P. (the "Lender") agreed to lend to us or our designee up to $12 million under the Credit Facility for the purpose of financing a portion of the Acquisition. Assuming that we receive net proceeds from this offering of approximately $11.2 million, we currently do not intend to borrow any amounts under the Credit Facility from the Lender; rather we expect to finance the $12 million initial purchase price with the net proceeds of this offering and with existing working capital. If the net proceeds of this offering are less than $11.0 million, we intend to borrow or cause one of our affiliates to borrow the balance of the initial purchase price under the Credit Facility simultaneously upon completion of the Acquisition.

         Interest

         We or our affiliate will pay interest on any amounts outstanding under the Credit Facility at the rate of 15% per year compounded monthly, payable monthly in arrears. If we breach our obligations under the Credit Facility, the interest rate will be increased to 25% per year until we cure the default.

         Repayment

         If we draw down on the Credit Facility, we will start repaying any amounts outstanding thereunder 60 days after the date of the Credit Facility advance in 12 equal monthly instalments, subject to a maximum of $750,000 per payment, plus interest. We must repay within seven days any principal remaining unpaid following the final monthly repayment. We are entitled to prepay the Credit Facility at any time without penalty.

         Security

         As security for the repayment of any amounts outstanding under the Credit Facility:

     o   Golden Star will guarantee the repayment of the Credit Facility;

     o we and Anvil (or our respective affiliates) will pledge our respective BGL Shares and the BGL Debt to the Lender; and

     o BGL will grant the Lender a first charge on the Bogoso Property and other assets of BGL.

         Warrants

         In connection with the Credit Facility, we issued 1,500,000 common share purchase warrants to the Lender which entitle it to purchase one of our common shares at an exercise price equal to $0.7063, subject to antidilution adjustments. The Lender's right to exercise these warrants will expire on June 9, 2002. We have also agreed that we will issue a further number of warrants, at the time any amounts under the Credit Facility are advanced, equal to 3,000,000 multiplied by the ratio of (a) the amount of the Credit Facility divided by (b) $12 million, less 1,500,000. Accordingly, if we borrow less than $6 million, we will not issue any additional warrants to the Lender.

         Each subsequently issued warrant will entitle the Lender to purchase one of our common shares at an exercise price equal to the average of the closing prices of our shares on the American Stock Exchange ("AMEX") for the 10 trading days immediately preceding their issuance. In addition, these warrants will expire three years after the date of their issuance. If we issue any shares or rights or warrants to purchase our shares for an actual or implied price below 95% of the exercise price of the existing or any subsequently issued warrants, the warrant exercise price will be reset to a price equal to such actual or implied price. The Lender may pay the exercise price for any of the warrants by reducing any amount outstanding under the Credit Facility.

         Callability of Warrants

         If at any time after the date which is the later of 12 months after issuance or the most recent price reset of the warrants, the closing price for our shares for 30 consecutive trading days on the AMEX is greater than 200% of the exercise price of the warrants, we will have the right to redeem up to 50% of the warrants originally issued on 30 days' notice at no charge to us. If at any time after the date which is the later of 24 months after issuance or the most recent price reset, the closing price for our shares for 30 consecutive trading days on the AMEX is greater than 250% of the exercise price of the warrants, we will have the right to redeem up to an additional 50% of the warrants originally issued on 30 days notice at no charge to us.

         Share Registration

         We are required to register for resale or establish free tradeability of the shares underlying the warrants and to list such shares for trading on the AMEX and the Toronto Stock Exchange (the "TSE") by the earlier of:

     o the date we register any other shares (excluding any registration of director, officer or employee, stock option or stock bonus shares on Form S-8 and as soon as is practicable after the effectiveness of any registration statement on Form S-4);

     o   180 days following the closing or abandonment of the Acquisition; or

     o   January 31, 2000.

         Default Payments and Redemption

         Upon any listing and/or registration failure relating to both the AMEX and the TSE, we will be required to pay a cash penalty equal to 3% per month of the aggregate value of such shares. Upon any listing and/or registration failure relating only to the TSE, the penalty will be 1% per month of the aggregate value of such shares. In the event we fail to make a monthly cash payment on more than one occasion or continue to make monthly cash payments for a period of six months or more, we may be required to redeem the warrants and/or any underlying common shares at a premium over the exercise price or market value of the warrants or shares, respectively.

         Option Premium

         We paid a $250,000 option premium to the Lender when we signed the commitment letter covering the Credit Facility.

         Funding Payment

         If we (or our affiliates) draw down on the Credit Facility, we (or our affiliates) will pay an additional interest payment of $250,000 to the Lender on the date we complete the Acquisition (the "Acquisition Date").

         Production Bonus

         Regardless of whether the Credit Facility is established or used, for each continuous 12 month period (the "Production Interval") during the first 72 months following the Acquisition that total production from the Bogoso Property exceeds 75,000 ounces, we will pay or cause our affiliate to pay the Lender a production bonus of $250,000 up to a maximum aggregate production bonus of $1,250,000.

         Conditions Precedent

         We will not be entitled to draw down on the Credit Facility unless each of the following conditions is satisfied:

     o we have delivered satisfactory loan documentation and legal opinions to the Lender;

     o   the Government of Ghana has approved the Acquisition;

     o we have obtained all other applicable governmental and regulatory approvals;

     o   we have simultaneously completed the Acquisition; and

     o   no material adverse change or Force Majeure Event has occurred.

         Negative Covenants

         While any amounts are outstanding under the Credit Facility, Golden Star, the borrower under the Credit Facility and BGL will not be permitted to incur any indebtedness senior to or equal in right of payment to the Credit Facility, or to make any distributions or debt repayments except as follows:

     o   to repay the Credit Facility;

     o to repay principal and interest owing on the loans Golden Star borrowed for the Omai mine; or

     o to pay Golden Star's ordinary expenses, but only if the borrower under the Credit Facility holds sufficient funds in escrow to cover Credit Facility payments for two monthly payment periods.

                               THE BOGOSO PROPERTY

Introduction

         The Bogoso Property comprises an operating gold mine and two mining leases covering an aggregate area of 95 square kilometers. BGL owns the Bogoso Property and mines ore from several open pits and processes the ore at a processing plant that it built on the property in 1991. The plant uses conventional carbon in leach ("CIL") technology to extract gold from the ore and has been producing approximately 100,000 to 110,000 ounces of gold each year since it was built.

         The information which follows is extracted in part from a report of SRK Consulting Engineers and Scientists ("SRK") dated April 1999, entitled "Bogoso Gold Limited, Validation of Oxide and Sulphide Resources and Reserves" (the "SRK Report"), and a report of Associated Mining Consultants Ltd. ("AMCL") dated June 1999 and entitled "Bogoso Gold Limited Independent Engineering Report (the "AMCL Report").

Background Information on Ghana

         Ghana is situated on the west coast of Africa, approximately 750 kilometers north of the equator on the Gulf of Guinea. Accra, the capital city of Ghana, is on the Greenwich Meridian, the zero line of longitude. Ghana was a British colony until it achieved independence in 1957. It is now a republic with a democratically elected government. Ghana has a population of approximately 18 million people. English is the official and commercial language. The total land area of the country is approximately 238,000 square kilometers in size and is relatively flat. Ghana has a tropical climate with two rainy seasons and two dry seasons.

Location of and Access to Bogoso Property

         The Bogoso Property is located in western Ghana approximately 35 kilometers northwest of the town of Tarkwa from where it can be reached by accessible roads. A paved road runs down most of the 18.5 kilometers length of the property with mining areas connected by gravel haul roads. The road connects the town of Bogoso in the northeast with the town of Prestea in the southwest. A sealed road provides access to a sealed airstrip located at the town of Obuasi, some 115 kilometers to the north.

Mining Laws of Ghana

         The mining sector in Ghana is governed primarily by five main laws:

         o        The Minerals and Mining Law;

         o        The Minerals and Mining (Amendment) Act;

         o        The Minerals Royalties Regulations;

         o        The Minerals Commission Law; and

         o        The Small Scale Mining Law.

Mining Leases

         The Government of Ghana issued a gold prospecting license to BGL on November 7, 1986, granting BGL the right to prospect for and prove gold in a prospecting area of approximately 148 square kilometers for a three-year term commencing on May 12, 1986. On August 21, 1987, the Government of Ghana granted BGL a 30-year mining lease giving BGL the exclusive right to work, develop and produce gold in a mining area of 50 square kilometers within this prospecting area. On August 16, 1988, the Government of Ghana granted BGL a second 30-year gold mining lease covering an additional 45 square kilometers area adjacent to the first mining area. Under the above mining leases (the "Mining Leases"), BGL now holds gold mining rights in a mining area totaling 95 square kilometers, subject to the payment of nominal annual rents.

Deed of Warranty

         On December 17, 1987, the Government of Ghana and BGL entered into a Deed of Warranty (the "Deed of Warranty") that sets out:

         o certain rights of the Government of Ghana to participate in BGL;

         o certain restrictions relating to the holding of foreign exchange and the sale of gold by BGL; and

         o certain tax concessions and investment assurances granted by the Government of Ghana.

Mining Regime

         The following summarizes the principal aspects of the mining regime under which BGL owns and operates the Bogoso Property, as set out in the Ghanaian mining laws, the Mining Leases and the Deed of Warranty.

         Government's 10% Carried Interest

         The Government of Ghana is entitled at all times to hold a 10% carried interest in all the rights and obligations of BGL. The Government acquired this interest for no consideration and is not required to contribute any funds to pay any BGL expenses.

         Government's Right to Acquire Additional Interests

         The Government of Ghana is entitled to acquire an additional 20% interest in BGL. If the Government of Ghana wishes to exercise this right, it must give reasonable notice to BGL. It must also pay such purchase price for the additional 20% interest as the Government of Ghana and BGL may agree on at the time. If they do not agree on the purchase price, the purchase price will be the fair market value of such interest as determined by arbitration conducted by the International Centre for the Settlement of Investment Disputes. The Government of Ghana may also acquire further interests in BGL on terms mutually acceptable to the Government and BGL.

         Special Government Share

         The Government of Ghana is entitled to acquire a special share in any mining company at any time for no consideration or such consideration as the Government of Ghana and BGL may agree. The special share will constitute a separate class of shares with such rights as the Government of Ghana and BGL may agree. In the absence of such agreement, the special share will have the following rights:

         o the special share will carry no voting rights, but the holder will be entitled to receive notice of and attend and speak at any general meeting of the members or any separate meeting of the holders of any class of shares;

         o the special share may only be issued to, held by or transferred to the Government or a person acting on behalf of the Government;

         o the written consent of the holder of such special share must be obtained for all amendments to the organizational documents of the company, the voluntary winding-up or liquidation of the company or the disposal of any mining lease or the whole or any material part of the assets of the company; and

         o the holder of the special share will be entitled to the payment of a nominal sum of 1,000 Ghanaian Cedis in a winding-up or liquidation of the company in priority to any payment to other members and may require the company to redeem the special share at any time for a nominal sum of 1,000 Cedis.

BGL has not issued or been requested to issue, any such special share to the Government of Ghana.

         Government's Rights to Purchase Gold

         The Government of Ghana has a pre-emptive right to purchase all gold and other minerals produced by BGL. The purchase price will be such price as the Government of Ghana and BGL may agree on, or the price established by any gold hedging arrangement between BGL and any third party approved by the Government, or the publicly quoted market price prevailing for the minerals or products as delivered at the mine or plant where the right of preemption was exercised. The purchase price must be paid in foreign exchange. The Government of Ghana has agreed to take no preemptive action pursuant to its right to purchase such gold or other minerals so long as BGL sells gold in accordance with procedures for selling gold approved by the Bank of Ghana.

         External Bank Accounts

         BGL is entitled to establish and maintain external bank accounts outside of Ghana that are held in trust for BGL by a trustee approved by the Government of Ghana. BGL must deposit into these external accounts such percentage of the gross proceeds of all sales of gold in foreign currency as the Minister for Finance and Economic Planning of Ghana may approve. BGL is currently permitted to deposit 80% of such sales proceeds into its external accounts. BGL is required to pay the other 20% to the Central Bank of Ghana which then converts the same into Ghanaian Cedis for deposit into BGL's internal account.

         BGL is entitled to use funds in such external accounts to pay the following:

         o principal, interest and other costs and fees of foreign exchange loans borrowed for the Bogoso Property;

         o compensation payable in foreign exchange to expatriate personnel, suppliers, consultants and contractors and acquiring spare parts and other inputs required for its mining operations;

         o the costs of recovery, export and sale of gold, silver or other minerals from the Bogoso Property; and

         o        dividends to the BGL shareholders.

         Royalties

         A holder of a mining lease is required to pay a royalty of not less than 3% and not more than 12% of the total revenues earned from the lease area. The royalty is payable on a quarterly basis. The Government of Ghana levies a royalty on BGL based on the profitability of its mining operations. The royalty is determined by the application of an operating ratio expressed in terms of the percentage which the operating margin bears to the value of gold from mining operations in every year.

         Income Tax

         BGL is required to pay income tax on profits from its mining operations up to a maximum rate of 35%. BGL may also incur an additional profit tax under the Additional Profit Tax Law chargeable on the value at the end of each tax year of its carry-forward cash balance at the rate of 25%. BGL has to date not been liable to pay any such additional profit tax.

         Tax Concessions

         BGL is not required to deduct or withhold taxes from any payment made from its external account of:

         o any interest or other costs paid by BGL in respect of any foreign exchange loans borrowed by BGL;

         o any payments made by BGL in foreign exchange for fees payable to contractors or consultants; or

         o        any dividends paid by BGL to its shareholders.

         Employment of Ghanaian Citizens

         BGL is required to give preference for employment to citizens of Ghana to the maximum possible extent consistent with safety, efficiency and economy. BGL is also required to provide appropriate training programs for Ghanaian employees. Except with respect to unskilled personnel, BGL may employ non-Ghanaian personnel subject to quotas that the Government of Ghana has established.

         Preference for Ghanaian Goods and Services

         BGL is required to give preference to Ghanaian materials, products and services if their prices, quality and delivery dates are comparable to or better than those of foreign suppliers.

         Termination of  Mining Lease

         BGL is entitled to terminate any of its Mining Leases by giving nine months' written notice to the Government of Ghana at any time. The Government of Ghana is entitled to terminate any Mining Lease if:

         o BGL fails to make any required payments on time or fails to comply with any other obligation under the Mining Lease after receiving three months' written notice; or

         o BGL becomes insolvent or bankrupt, enters into an arrangement with its creditors or goes into voluntary or involuntary liquidation; or

         o BGL makes a false or reckless statement to the Government relating to the Mining Lease.

         Disposition of Assets upon Termination or Expiry

         Upon the termination or expiration of any Mining Lease, all of BGL's immovable assets and fully depreciated moveable assets in the lease area will become the property of the Government of Ghana at no cost to the government. In addition, the Government of Ghana will have a right of first refusal to purchase any of BGL's moveable assets that have not been fully depreciated for their depreciated cost. The Government of Ghana may also require BGL to remove or destroy any of BGL's assets in the lease area, or remove or destroy such assets at BGL's cost.

         Remediation of Mining Area

         BGL is required to take all reasonable measures to leave the mining areas in good condition following the termination or expiration of any Mining Lease.

         Transfer Restrictions

         BGL may not assign its rights under the Mining Leases or permit a change of control of its stock to take place except with the prior written consent of the Government of Ghana.

         Investment Assurances

         The Government of Ghana has agreed that:

         o it will not expropriate BGL's interest in the Bogoso Property unless it pays prompt, fair and reasonable compensation in such amount as may be determined by agreement or by arbitration by the International Centre for the Settlement of Investment Disputes;

         o no BGL shareholder will be compelled to cede any interest in BGL or the Bogoso Property to any person except to the Government of Ghana through the exercise of its rights to participate in BGL as expressly set out in the Concession Agreement (as defined below); and

         o if new laws and conditions come into effect that unfairly affect the interests of either BGL or the Government of Ghana, they will each make every effort to agree, cooperate, negotiate and take such other action as may be necessary to redress the imbalance that the new laws or conditions created.

Geology of the Surrounding Region

         The Bogoso Property lies within the West African Precambrian shield, a geological formation that hosts three important Lower Proterozoic sedimentary and volcanic sequences that are particularly important for gold mining: the Lower Birimian, Upper Birimian and the Tarkwaian. The area is dominated by a major northeast-southwest trending structural feature referred to as the Ashanti Trend, which extends for over 200 kilometers and hosts the main deposits of the Ghana Gold Belt. This structure is closely aligned with the faulted contact zone between the metasedimentary and metavolcanic units of the Birimian and the clastic rocks of the Tarkwaian.

Geology of the Bogoso Property

         In the Bogoso area, the faulted contact zone is known as the Main Crush Zone and passes through the central part of the Bogoso Property for its entire
18.5 kilometers length. The Main Crush Zone lies within a structural corridor that varies in width from 1,000 to 2,500 meters. Some 90% of the gold mined to date at the Bogoso Property has come from the Main Crush Zone with the larger deposits being located at bends and junctions along this major fault. Additional faults and splays in the structural corridor may also be prospective for gold, but very little work has been undertaken historically in this area. The area's oxide ores tend to have fine grained free gold that has been liberated during the weathering of preexisting sulphides. Oxidation extends from the top of hills to the valley floors and below into a transition zone of up to 20 meters thick that directly overlies sulphide mineralization.

Historical Mining Operations

         Gold was first mined at the Bogoso Property at the beginning of this century. In 1935, Marlu Gold Mining Areas Ltd. started mining high grade oxide ore from a series of open pits extending south from Bogoso North to Buesichem, just beyond the southern boundary of the Bogoso Property. Marlu also mined a small amount of ore from underground at Bogoso North, Marlu and Bogoso South. Marlu was mining the Buesichem pit when it shut down the mine operations in 1955. According to BGL's records, during its 20-year period of operations between 1935 and 1955, Marlu produced over 900,000 ounces of gold at an average recovered grade of 3.73 grams gold per tonne.

Description of the Bogoso Property

         Recent History

         Billiton PLC, then a unit of Royal Dutch Shell group, took control of the Bogoso Property in the late 1980s. The initial feasibility study established a mineable reserve of 5.96 million tonnes grading 4.0 grams of gold per tonne, of which 461,000 tonnes (or less than 8%) comprised oxide ore. The feasibility study forecast gold recoveries of 83% from sulphide ores and 78% from oxide ore, and estimated a waste-to-ore ratio of 5.6:1. Construction of a mining and processing facility was completed in 1991. The facility was designed to process oxide ores by using conventional CIL technology at a design capacity of 1.36 million tonnes per annum, and to process sulphide ores by using flotation, fluid-bed roasting and CIL technology at a design capacity of 0.9 million tonnes per annum.

         Billiton encountered serious operational difficulties with the fluid-bed roaster, which did not function as anticipated because the sulphide level in the concentrate was less than expected and because the clay content of the feed was higher than expected. Mechanical problems also occurred. As a result, Billiton closed the flotation circuit and roaster in early 1994. Following closure of the roaster, Billiton focused the Bogoso operations on oxide ore. The CIL plant had an annual capacity of approximately two million tonnes of oxide ore. However, only a few months of oxide ore reserves were available at that time. Basic exploration has been successful in adding to the available quantity of oxide ore since 1994. In that time the mine has operated as an oxide-only operation. Operating cash flows have funded all the exploration costs.

         Production History

         Since commencing operations in 1991, the Bogoso plant has processed over 13 million tonnes of oxide and sulphide ore to produce over 800,000 ounces of gold. The average waste-to-ore ratio has been approximately 4.6:1. The following table summarizes the production statistics for the Bogoso mine since commencement of operations.

                                                                                                      Total Gold
                                   Oxide Ore                               Sulphide Ore               Production
      Fiscal Year     --------------------------------------  --------------------------------------  ----------
        Ended                                  Grams gold                              Grams gold
       June 30,            Tonnes              per tonne           Tonnes              per tonne        ounces
   -----------------  ----------------      ----------------  ----------------      ----------------  ----------
         1991               444,090              3.87               448,140                 4.85        61,848
         1992               459,453              2.68               601,364                 5.02        78,077
         1993               204,688              2.85               912,533                 3.82        89,507
         1994             1,398,782              2.70               101,054                 3.50        98,832
         1995(1)            827,250              2.37                     0                   --        50,945
         1996             1,767,043              2.27                     0                   --       111,495
         1997             1,972,214              1.91                     0                   --       103,719
         1998             1,916,824              2.12                     0                   --       110,837
     July 1998 to
      May 1999            2,042,124              2.21                     0                   --       124,834
                          =========              ====             =========           ==========       =======
       Total/Wt.
       Average           11,032,468              2.36             2,063,091                 4.38       830,094

  (1) In 1995 the Bogoso plant operated for only six months as the change to an oxide only operation was completed.

Reserves and Mineralized Material

         The following table sets out BGL's reported current proven and probable, open pittable oxide and transition reserves as well as other mineralized material in addition to reserves as at March 31, 1999, as confirmed by SRK. BGL performs assaying on site using the fire assay technique. BGL also engages third parties to perform regular independent check assays. SRK independently audited BGL's reserves and mineralized material in April 1999. In addition to reserves and mineralized material, we also intend to process existing low grade stockpiles and such additional material that will be added through the mining of current reserves and mineralized material. We expect gold recoveries for oxide and transition material to be 86% and 60%, respectively.

         Mineralized material does not represent reserves and has not been included in the proven and probable reserve estimates below because even though enough drilling and trenching indicate a sufficient amount and grade to warrant further exploration or development expenditures, these mineral deposits do not qualify under the United States Securities and Exchange Commission standards as being commercially minable until further drilling, metallurgical work and other economic and technical feasibility factors based upon such work are resolved.

         Mineralized material is reported only if the potential exists for reclassification to reserves following additional drilling and/or final technical, economic, and legal factors have been determined for the project.

         BGL's mining operations has an estimated mine life of 12 months effective March 31, 1999, based upon existing reserves of oxide and transition ore at current rates of production. While operation of the mine with limited reserves has continually been the case since 1994, BGL has been successful in continuing to discover additional mineralized material and establish reserves. Existing mineralized material, if converted to reserves at historical conversion rates, would be expected to extend the existing mine life by up to 8 months, and sub-grade stockpile material is expected to be sufficient for a further six months of production, for a total anticipated mine life of up to 26 months at March 31, 1999.

         BGL Mine Reserves and Mineralized Material as of March 31, 1999

                                                                       Grade
                                                        '000        grams gold      In situ
        Reserves and Mineralized Material              tonnes        per tonne       Ounces
-------------------------------------------------  -------------- -------------- --------------
  Oxide
  Proven and Probable Reserves...................           1,963            2.6        164,091
  Mineralized Material(1)(2).....................             905            1.7            N/A
  Transition
  Proven and Probable Reserves...................             232            3.3         24,615
  Mineralized Material(3)........................           2,767            2.8            N/A
  Total Oxide and Transition
  Proven and Probable Reserves...................           2,195            2.7        187,156
  Mineralized Material...........................           3,672            2.6            N/A

-----------------
  (1) Mineralized Material is equivalent to measured and indicated resources under Canadian (CIM) and Australian (JORC) definitions.
  (2) BGL's historical conversion rate of oxide mineralized material to reserves is approximately 70%.
  (3) BGL's historical conversion rate of transition mineralized material to reserves is approximately 35%.

         BGL also has existing sulphide mineralized material totaling approximately 10.3 million tonnes grading 3.3 grams gold per tonne. While technology used by previous owners of the BGL Property to process sulphide ore at BGL proved unsuccessful, we intend to re-examine the feasibility of processing the sulphide mineralized material using technology currently used in other mining operations on similar sulphide mineralized material on the Ashanti Trend.

Oxide Exploration

         Although the oxide resources within the Main Crush Zone have largely been identified, three other prospective areas remain: Coffee Plantation, Bogoso South and Boppo North. Several prospects have also been identified on subordinate splays to the Main Crush Zone. AMCL is of the opinion that additional oxide resources remain to be identified in small (20,000 ounces) deposits.

         We believe that the potential exists for discovering additional oxide mineralization. Exploration for oxide resources will require a sustained effort for the foreseeable future in order to maintain the feed from the Bogoso concession to the mill. BGL currently expects to spend approximately $1.0 million the next 12 months in connection with such exploration.

Sulphide Plans

         BGL's defined sulphide mineralized material lies beneath only five of the existing 37 open pits from which oxide mineralization has been mined (Bogoso North, Marlu, Dumasi, Chujah and Nankafa). Most of the exploration and evaluation work associated with the sulphide mineralized material took place in the late 1980s and served as the basis for Billiton's feasibility study which led to the construction of BGL's mining and processing facilities.

         We intend to initiate studies to investigate the work required for additional exploration metallurgical test work and engineering that would be needed to conduct a full feasibility study for the potential development of a new sulphide mining and processing operation on the Bogoso Property. See "Risk Factors--The technology and cost of production of sulphide mineralized material at the Bogoso Property may prove infeasible to warrant processing the material."

The Bogoso Mine

         Infrastructure

         A 15 to 20 meter wide, well-maintained gravel haul road connecting the mining operations runs through the Bogoso Property. The Bogoso Property is connected to the national hydroelectric power grid and also has its own multi-unit power generating backup system (6.4 Megawatts).
Telephone, fax and e-mail connections operate at the mine site.

         Mining Operations

         Since 1991, the mine has conducted open pit mining from 37 separate pits. Currently, BGL is working three open pits (Chujah 2 East, Chujah 3 South and Ablifa) for oxide ore. BGL operates the mine 24 hours a day, 359 days per year. The pits are developed on lenses, or pods, of mineralization that may be as narrow as 2 meters or may be in excess of 20 meters wide. Ore pod lengths range from 10 meters to in excess of 100 meters and repeat at various intervals along the strike. Any one pit may exploit one or more pods. BGL uses a cut off grade of approximately 1.0 to 1.2 grams gold per tonne depending on the haul distances. The mine carries out drill and blast (light) operations on 6 meter lifts with mining on 3 meter benches, using dozer rip lines and rotary air blast drilling for grade control.

         Mining Fleet

         The mining fleet consists of excavators, 50 tonne haul trucks, front end loaders, bulldozers, graders and other vehicles. Fleet capacity is approximately 25,000 tons of ore and waste per day. Most of the fleet has been in operation since 1991 and, without refurbishment, would be nearing the end of normal, current economic life. BGL recently started purchasing additional second-hand equipment and commenced a program to refurbish and/or overhaul existing equipment that may be successful in extending equipment life for several more years.

         Processing Plant

         Ore from the mine is crushed and conveyed to a crushed ore stockpile. Stockpile ore is conveyed to a two-stage grinding circuit consisting of a semi-autogenous grinding mill and a [ball mill]. The CIL circuit consists of five tanks equipped with mechanical agitators. Gold recovery has ranged between 80 to 90% (average 86%) depending on the type of material being processed. The sulphide flotation and thickening circuit is still in place, but the roaster and associated equipment has been sold. An oxygen injection facility is currently being added to the leach tanks. Gold ore is produced on site and transported weekly to Accra before being flown out to Europe or South Africa for refining.

         Environmental and Rehabilitation Costs

         BGL has adopted World Bank environmental standards and complied with the environmental requirements imposed by Ghanaian laws and guidelines. In addition, BGL has completed significant work over the past 12 to 18 months to identify the outstanding reclamation liability and commenced rehabilitation work. Such rehabilitation work includes:

     o   stabilize, contour and vegetate waste dumps;

     o stabilize and vegetate open excavations, and in those cases where transition or sulphide ore is exposed, to backfill all or part of the pit; and

     o carry out studies and trials on revegetation concepts, mine closure liabilities and acid rock drainage.

         Monthly expenditures for ongoing rehabilitation work, including the capping of sulphide material and the contouring and revegetation of waste dumps, have been approximately $170,000. On the Acquisition Date, BGL is required to set aside $6 million from BGL's existing cash into a special-purpose bank account that will be used to fund environmental rehabilitation work. Based on current available information, we believe that this amount will be sufficient to cover existing environmental rehabilitation work. See "The Acquisition--The Acquisition Agreement--Allocation of BGL's Cash."

         Personnel

         BGL currently employs approximately 585 employees. The following table sets out the percentage split among the various departments:

                                                           Manning
                     Department                             Level
  ----------------------------------------------------   -----------
  Mining..............................................           32%
  Maintenance.........................................           27%
  Metallurgy..........................................           18%
  Finance, Administration, Supply, Other..............           23%
  Total...............................................          100%

         BGL employs approximately 477 junior staff. Most of them are Ghanaians and all of them are members of the Ghana Mineworkers' Union. That union and BGL signed a collective agreement that sets out the terms and conditions of the employment of BGL's junior staff. BGL employs approximately 99 senior staff, excluding approximately 17 expatriate employees, pursuant to individual employment agreements. If BGL terminates the employment of any Ghanaian employee, BGL will be required to make severance payments to that employee equal to 20% of the employee's base salary for his or her last year of employment for each year of completed service.

         Contract Work

         BGL contracts catering, brush cutting, specialist mechanical, exploration drilling, tire repair and fuel supply.

         Current Production and Operating Costs

         In 1998, BGL produced approximately 110,000 ounces of gold per year from mining and processing approximately 1.9 million tonnes of ore per year at an average head grade of 2.2 to 2.3 grams gold per tonne and a stripping ratio of approximately 5.3:1. For the six months from July to December 1998, cash operating costs averaged $234 per ounce. The costs during this period were inflated by non-recurring contract mining charges related to a temporary increase in waste stripping in the Chujah 3 South and the Chujah 2 East pits. BGL completed the stripping before the end of November 1998. The BGL mining fleet has now been increased and the ad-hoc use of contractors is not expected to be required in the future.

         For the 5 months from January 1999 to May 1999, cash operating costs averaged $203 per ounce, which indicates a decrease in cash operating costs from levels experienced in previous years. Cost reductions in 1999 have resulted primarily from (a) increased ore production, (b) improved productivity, (c) marginally better recoveries on the ore coming from the Chujah 3 South and Chujah 2 East pits and (d) lower waste-to-ore ratios.

Potential Operating Cost Improvements

         Based on our due diligence in preparation for the Acquisition and on the information currently available to us, we anticipate that cost reductions achieved over the last nine months can be maintained or improved. We intend to attempt to achieve further savings from measures such as the following:

         Grade Control

         The mining operation consistently shows a positive ore production variance and a negative grade variance. These variances suggest the possibility of excessive mining dilution or occasional feed from subgrade stockpiles. Better grade control methods should generate improved mill head grade and higher recovery that will reduce cash costs.

         Oxygen Plant

         BGL recently completed the installation of an oxygen plant at a total capital cost of $160,000. The oxygen plant is intended to enhance recoveries in the mill process.

         Labor Costs

         Labor charges represent a high proportion of cash operating costs. Based on our preliminary review in conjunction with existing BGL management, we believe that cost savings can be achieved through a reduction in the number of local and expatriate staff and through improved productivity.

Capital Costs

         We anticipate that budgeted capital expenditures of approximately $2.5 million for the next 12 months at the Bogoso Property will be covered by cash flows from operations at the Bogoso Property.

Gold Sales

         BGL currently sells gold produced at the Bogoso Property on the spot market. We intend to implement, at the earliest possible date, a gold hedging program to protect against declines in the price of gold while maintaining participation in upward movements in the gold price. Such a hedging program and any gold sales or marketing agreements that BGL may enter into will require the approval of the Government of Ghana.

                                 USE OF PROCEEDS

         Assuming the completion of the total offering covered by this prospectus supplement, and without giving effect to the exercise of the Warrants, we estimate the net proceeds to us from the sale of the Debentures and Units, after deducting an estimated $1.3 million for agency fees and offering expenses, to be approximately $11.2 million. We will pay 50% of the agents' fees upon completion of this offering and, if the Acquisition is completed, the remaining 50% upon completion of the Acquisition. We will use the $11.2 million of net proceeds, together with existing working capital, to fund the Acquisition. To the extent the net proceeds of this offering are less than $11.0 million, we intend to borrow the balance of the initial purchase price for the Bogoso Property under the Credit Facility. See "The Acquisition--The Credit Facility."

Escrow Arrangements

         Eighty percent of this offering is contingent on the completion of the Acquisition. We will retain 20% of the gross proceeds from this offering for our general working capital needs, whether or not we complete the Acquisition. Eighty percent of the gross proceeds from this offering, together with all of the Debentures and the Units, will be deposited with Chase Manhattan Bank in an escrow account pursuant to Rule 15c2-4 promulgated under the United States Securities Exchange Act of 1934 in equal proportions of Debentures and Units. Chase Manhattan Bank will invest and reinvest the gross proceeds in the escrow account into investments such as direct U.S. government obligations, certificates of deposit with banks that are members of the Federal Reserve System, or commercial paper of U.S. corporations having high credit ratings among various applicable U.S. credit ratings agencies.

         The funds and securities placed in escrow will be released immediately before completion of the Acquisition. If we do not complete the Acquisition by December 10, 1999, you will receive your Debentures, 20% of the Units purchased and 80% of the gross proceeds attributable to the sale of the Units, together with interest from the date we complete this offering. We will receive 80% of the Units, which we will cancel, and the escrowed proceeds attributable to the sale of the Debentures. We will then be required to repurchase 80% of the principal amount of the Debentures (on a pro rata basis) pursuant to a special mandatory redemption at a purchase price equal to the principal amount being repurchased, plus accrued and unpaid interest. See "The Acquisition--The Acquisition Agreement--Conditions for Closing," "--Deadline for Satisfying Conditions" and "Description of the Debentures--Special Mandatory Redemption."

                          PRICE RANGE OF COMMON SHARES

         Our common shares are traded on the American Stock Exchange under the symbol "GSR" and on the Toronto Stock Exchange under the symbol "GSC." The following table sets forth, for the periods indicated, the high and low sale prices of our common shares for the American Stock Exchange and the Toronto Stock Exchange.

                                                American                              Toronto
                                             Stock Exchange                        Stock Exchange
                                   -----------------------------------   -----------------------------------
                                         High               Low                High               Low
                                   ----------------   ----------------   ----------------   ----------------
                                                 (U.S.$)                               (Cdn.$)
  1996
     First Quarter............     $          16.25   $           5.19   $          22.00   $           7.25
     Second Quarter...........                19.13              12.88              26.00              17.25
     Third Quarter............                19.75              11.75              27.10              16.75
     Fourth Quarter...........                21.00              12.75              28.25              18.00
  1997
     First Quarter............     $          16.75   $          10.13   $          22.45   $          14.25
     Second Quarter...........                10.75               6.50              14.80               9.25
     Third Quarter............                 8.13               4.00              11.00               5.55
     Fourth Quarter...........                 6.75               2.19               9.65               3.20
  1998
     First Quarter............     $           4.81   $           2.75   $           7.00   $           4.00
     Second Quarter...........                 4.50               2.06               6.50               3.05
     Third Quarter............                 2.19               0.94               3.10               1.51
     Fourth Quarter...........                 2.75               0.94               4.10               1.45
  1999
     First Quarter............                 1.31               0.68               1.95               0.95
     April 1 - June 28........     $           1.06   $           0.63   $           1.56   $           0.86

                                 DIVIDEND POLICY

         We have not declared or paid cash dividends on our common shares since our inception and do not expect to do so in the near future. In determining whether to pay dividends in the future, our Board of Directors will consider our then current business results, cash requirements and financial condition.

                    DESCRIPTION OF THE CONVERTIBLE DEBENTURES

         The Debentures will be issued under a supplemental indenture, to be dated the date of this closing of this offering, between our company and The Chase Manhattan Bank, as trustee. The summary of certain provisions of the indenture and the Debentures combined in this prospectus supplement or the prospectus does not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Debentures and the indenture, including the definitions of certain terms in the indenture. References to interest and any other amounts payable in respect of the Debentures shall include any Additional Amounts payable in respect of the Debentures.

General

         The Debentures will be unsecured subordinated obligations of our company and will mature on July __, 2004. The Debentures will bear interest at the rate of 7.50% per annum from July __, 1999, payable semiannually on January 15 and July 15 of each year, commencing on January 15, 2000.

         The Debentures will be convertible into common shares at the conversion price of $0.75, subject to adjustment upon the occurrence of certain events described under "--Conversion Rights," at any time prior to the close of business on the maturity date, unless previously redeemed.

         The Debentures will be redeemable by us (1) in the event of certain developments involving Canadian withholding taxes as described below under "--Redemption--Redemption for Taxation Reasons," at a redemption price of 100% of the principal amount of the Debentures to be redeemed, plus accrued interest to the redemption date and (2) at the option of our company, on or after July __, 2002 if the reported closing trading price on the American Stock Exchange (the "Market Price") of our common shares as reported on the close of business for any 20 of the 25 consecutive trading days immediately prior to the date notice of redemption is given is at least 125% of the Conversion Price.

         The Debentures will be unsecured obligations of our company and are subordinated in right of payment to all our existing and future Senior Indebtedness (as defined) and are effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. Neither the Debentures nor the indenture limits or restricts the amount of or the terms and conditions of other indebtedness which may be incurred or issued by us or our subsidiaries or contains any financial or similar covenants of, or restrictions on, our company.

Form and Denomination

         The Debentures will be issued only in fully registered form, without exception. The Debentures may be issued in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of Debentures, but we may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

         We will issue certificates for the Debentures in definitive, fully registered, non-global form, without interest coupons.

         We have initially appointed the trustee at its corporate trust office as paying agent, transfer agent, registrar and conversion agent for the Debentures. In such capacities, the trustee will be responsible for, among other things:

         o maintaining a record of the holdings of Debentures and accepting Debentures for exchange and registration of transfer;

         o ensuring that payments of principal, premium, if any, and interest in respect of the Debentures received by the trustee from our company are duly paid to the Holders (as defined below) of Debentures;

         o        transmitting to our company any notices from holders;

         o accepting conversion notices and related documents, and transmitting the relevant items to our company; and

         o delivering certificates for common shares issued on conversion of the Debentures.

         We will cause each transfer agent to act as a registrar and will cause to be kept at the office of each transfer agent a register in which, subject to such reasonable regulations as it may prescribe, we will provide for the registration of the Debentures and registration of transfers of the Debentures. We may designate one or more other offices or agencies where the Debentures may be presented or surrendered for any or all of such purposes and may from time to time rescind such designations. However, no such designation or rescission will in any manner relieve us of our obligation to maintain an office or agency in New York City. We will cause notice of any resignation, termination or appointment of the trustee or any paying agent, transfer agent or conversion agent, and of any change in the office through which any such agent will act, to be provided to holders of the Debentures.

Conversion Rights

         The registered holder of any Debenture has the right, at the Holder's option, to convert any portion of the principal amount of a Debenture that is an integral multiple of $1,000 into common shares at any time prior to the close of business on the maturity date, unless previously redeemed, at a conversion price of $0.75 per share (subject to adjustment as described below). The right to convert a Debenture called for redemption will terminate at the close of business on the date of redemption (the "Redemption Date") for such Debenture.

         The right of conversion attaching to any Debenture may be exercised by the holder by delivering the Debenture at the specified office of a Conversion Agent (see "--Payment and Conversion"), accompanied by a duly signed and completed notice of conversion. The conversion date will be the date on which the Debenture and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full common shares issuable upon conversion, together with payment in lieu of any fraction of a share; such certificate will be sent by the trustee to the appropriate Conversion Agent for delivery to the holder. The common shares issuable upon conversion of the Debentures will be fully paid and nonassessable and will rank equal in right of payment with our other common shares outstanding from time to time. Any Debenture surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Debentures called for redemption on a Redemption Date during such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Debentures being surrendered for conversion. In the case of any Debenture which has been converted after any Regular Record Date but before the next Interest Payment Date, interest which is payable on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the holder of such Debenture on such Regular Record Date. No other payment or adjustment for interest, or for any dividends in respect of common shares, will be made upon conversion. Holders of common shares issued upon conversion will not be entitled to receive any dividends payable to holders of common shares as of any record time before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by our company based on the Market Price of our common shares at the close of business on the day of conversion.

         A holder delivering a Debenture for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of common shares on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the common shares in a name other than that of the holder of the Debenture. Certificates representing common shares will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

         The conversion price is subject to adjustment upon the occurrence of certain events, including, without duplication:

         (1) the payment of dividends (and other distributions) in any class of our equity capital;

         (2) the issuance to all holders of our common shares of rights or warrants entitling them to subscribe for or purchase common shares at less than the then current market price (determined as of the record date for stockholders entitled to receive such rights, option or warrants) of such common shares;

         (3) the subdivision, consolidation and reclassification of common shares;

         (4) a distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (6) below, or cash distributed upon a consolidation, amalgamation, arrangement or merger to which the next succeeding paragraph applies) to all holders of any class of common shares in an aggregate amount that, combined together with:

                  (A) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made; and

                  (B) any cash plus the fair market value of other consideration payable in respect of any tender offer (of the type described in (5) below) by our company or any of our subsidiaries for any class of common shares concluded within the preceding 12 months in respect of which no adjustment has been made, exceeding 12.5% of our market capitalization (for this purpose being the product of the current Market Price per share of the applicable common shares on the record date for such distribution times the number of shares of all classes of common shares outstanding) on such date;

         (5) the payment to holders of any class of our common shares in respect of an issuer bid, tender offer or other offer to purchase made by us or any subsidiary of our company for common shares at a price in excess of 110% of the current market price per share of such common shares on the trading day next succeeding the last date tenders or other available actions may be made pursuant to such issuer bid, tender offer or other offer or exchange offer; and

         (6) the distribution to all holders of common shares of evidences of indebtedness of our company, shares of capital shares, cash or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and consolidations, amalgamations, arrangements and mergers to which paragraph (4) applies).

         In case of any consolidation, or merger of our company with or into any other corporation (other than a wholly-owned subsidiary of our company) or any merger of any other corporation (other than a wholly-owned subsidiary of our company) into our company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of our common shares), or in case of any sale or transfer of all or substantially all of the assets of our company to any other corporation (other than a wholly-owned subsidiary of our company) and treating our company and each of our subsidiaries as a single consolidated entity and treating any sale by a subsidiary as a sale of our company for such purpose, each Debenture then outstanding will, during the period such Debenture will be convertible (as described below), become convertible only into the kind and amount of securities and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of common shares into which such Debenture was convertible immediately prior thereto (assuming such holder of common shares failed to exercise any rights of election and that such Debenture was then convertible); provided that such securities and other property receivable constitutes a "prescribed security," as that term is defined under the Income Tax Act (Canada). See "Certain Canadian Federal Income Tax Considerations."

         If at any time we make a distribution of property to our shareholders which would be taxable to such shareholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of our company, but generally not dividends on common shares or rights to subscribe for common shares) and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which Debentures are convertible is increased, such increase may be deemed for U.S. federal income tax purposes to be the payment of a taxable dividend to holders of Debentures. See "Certain United States Federal Income Tax Considerations--Adjustments to Conversion Price."

Subordination

         The payment of the principal of, premium, if any, and interest on, and the redemption of, the Debentures is subordinated in right of payment to the extent set forth in the indenture to the prior payment in full of the principal of, premium, if any, interest and other amounts owing in respect of all Senior Indebtedness of our company. The principal amount of outstanding unconsolidated Senior Indebtedness of our company was approximately $2.5 million at March 31, 1999. Senior Indebtedness includes:

         (1) indebtedness, obligations and other liabilities (contingent or otherwise) of our company for money borrowed, or evidenced by bonds, debentures, notes or similar instruments;

         (2) reimbursement obligations and other liabilities (contingent or otherwise) of our company with respect to letters of credit or banker's acceptances issued for the account of our company and interest rate protection agreements and currency exchange or purchase agreements;

         (3) obligations and liabilities (contingent or otherwise) related to capitalized lease obligations;

         (4) indebtedness, obligations and other liabilities (contingent or otherwise) of our company related to agreements or arrangements designed to protect our company or any of our subsidiaries against fluctuations in commodity prices, including, without limitation, commodity futures contracts or similar hedging instruments;

         (5) indebtedness of others of kinds described in the preceding clauses (1) through (4) that we have assumed, guaranteed or otherwise assured the payment of directly or indirectly;

         (6) any indebtedness of another person of the type described in the preceding clauses (1) through (5) secured by any mortgage, pledge, lien or other encumbrance on property owned or held by our company; and

         (7) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability described in clauses (1) through (6) whether or not there is any notice to or consent of the holders of Debentures;

         unless, in any case, in the instrument creating or evidencing such indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding, it is expressly stated that such indebtedness, obligation, liability, guarantee, assumption, deferral, renewal, extension or refunding, it is expressly stated that such indebtedness, obligation, liability, guarantee, assumption, deferral, renewal, extension or refunding is not senior in right of payment to the Debentures or that such indebtedness is equal in right of payment with or junior to the Debentures.

         Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

         No payment on account of principal of, premium, if any, or interest on, or redemption of, the Debentures may be made by us if there is a default in the payment of principal, premium, if any, or interest (including a default under any redemption obligation) or other amounts with respect to any Senior Indebtedness beyond any applicable grace period or if any other event of default with respect to any Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof, has occurred and have not been cured or waived or has not ceased to exist after written notice to us and the trustee by any holder of Senior Indebtedness. Upon any acceleration of the principal due on the Debentures or payment or distribution of assets of our company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest or other amounts due on all Senior Indebtedness must be paid in full before the holders of the Debentures are entitled to receive any payment thereon. By reason of such subordination, in the event of insolvency, creditors of our company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Debentures, and such subordination may result in a reduction or elimination of payments to the holders of the Debentures.

         In addition, the Debentures are structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of our subsidiaries, as any right of our company to receive any assets of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case the claims of our company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by our company. As of March 31, 1999, there was outstanding approximately $1.0 million of indebtedness and other liabilities of subsidiaries of our company (excluding intercompany indebtedness).

         The indenture does not limit our ability to incur Senior Indebtedness or any other indebtedness.

Redemption

         Optional Redemption

         Subject to the discussion under "--Redemption for Taxation Reasons" below, the Debentures may not be redeemed at our option before July __, 2002. The Debentures may be redeemed, in whole or in part, at our option on or after July __, 2002 and before July __, 2004, at the redemption prices specified below, upon not less than 30 nor more than 60 days' prior notice as provided under "--Notices" below. However, the Debentures will be redeemable at our option on or after July __, 2002 if the last reported Market Price of our common shares as reported on the close of business for any 20 of the 25 consecutive trading days immediately prior to the date notice of redemption is given is equal to or greater than 125% of the Conversion Price.

         The redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on April 1 of the following years, in each case together with accrued interest to the date of redemption:

                                                               Redemption
  Year                                                           Price
  ----                                                           -----
  2002....................................................      103.750%
  2003....................................................      101.875%
  2004....................................................      100.000%

         After April 1, 2004, the Redemption Price will be equal to 100% of the principal amount of the Debentures to be redeemed, together with accrued interest to the date of redemption.

         Redemption for Taxation Reasons

         We may redeem the Debentures, in whole but not in part, at 100% of the principal amount thereof, together with accrued interest thereon to the redemption date, if we have become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Debentures, any Additional Amounts (as described below under "--Payment of Additional Amounts) as a result of a change in the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in any official position regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective after the date the Debentures are issued; provided that we determine, in our business judgment, that our obligation to pay Additional Amounts cannot be avoided by our use of reasonable measures available to us (not including substitution of our company as the obligor under the Debentures).

Special Mandatory Redemption

         If we do not complete the Acquisition by the earlier of (i) December 10, 1999 and (2) that date on which the Acquisition is terminated or abandoned (the "Acquisition Failure Date"), each holder of Debentures will receive delivery of the Debentures purchased, and the escrowed proceeds from the sale of the Debentures will be delivered to us. We will then be required to repurchase, as soon as possible but in any event, within 30 days of the Acquisition Failure Date, 80% of the principal amount of the Debentures (on a pro rata basis) pursuant to a special mandatory redemption at a purchase price equal to the principal amount of the Debentures being purchased plus accrued and unpaid interest. Failure to complete the Acquisition will not constitute an event of default under the indenture. Failure to comply with the provisions of the special mandatory redemption will, however, constitute an event of default under the indenture.

         Holders of Debentures will be obligated to surrender Debentures held by them to us pursuant to the special mandatory redemption. Notice of the special mandatory redemption will be delivered to holders of Debentures promptly following the Acquisition Failure Date.

Payment and Conversion

         The principal of Debentures is payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York. Payment of any installment of interest on the Debentures will be made to the person in whose name such Debentures (or any predecessor Debenture) is registered at the close of business on the January 1 or July 1 (whether or not a Business Day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date"). Payments of such interest will be made at the office or agency maintained for that purpose, or, at our option, by a dollar check drawn on a bank in New York City mailed to the holder at such holder's registered address.

         Any payment on the Debentures due on any day which is not a Business Day need not be made on such day, but may be made on the succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day," when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close; provided, however, that a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close shall not be a Business Day for certain purposes.

         Debentures may be surrendered for conversion at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York. Debentures surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "--Conversion Rights."

         We have initially appointed the Trustee as Paying Agent and Conversion Agent. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, except that until the Debentures have been delivered to the Trustee for cancellation, or monies sufficient to pay the principal of, premium, if any, and interest on the Debentures have been made available for payment and either paid or returned to our company as provided in the indenture, we will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of Debentures for conversion (but only in the circumstances described in the second sentence of the immediately preceding paragraph). Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with "--Notices" below.

         Interest payable on Debentures on any redemption date that is an Interest Payment Date will be paid to the holders of record as of the immediately preceding Regular Record Date.

         All monies deposited with the Trustee or any Paying Agent, or then held by our company, in trust for the payment of principal of, premium, if any, or interest on any Debentures which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to our company, and the holder of such Debenture will thereafter look only to our company for payment thereof.

Payment of Additional Amounts

         All payments made by our company under or with respect to the Debentures will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (collectively, "Taxes"), unless we are required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If we are so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Debentures, we will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder (an "Excluded Holder") (1) with which we do not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment or (2) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of Debentures or the receipt of payments thereunder. We will also
(1) make such withholding or deduction and (2) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the holders of the Debentures, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by our company. We will indemnify and hold harmless each holder (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (a) any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Debentures, (b) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (c) any Taxes imposed with respect to any reimbursement under (a) or (b), but excluding any such Taxes on such holders' net income.

         At least 30 days before each date on which any payment under or with respect to the Debentures is due and payable, if we will be obligated to pay Additional Amounts with respect to such payment, we will deliver to the trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable, stating the amounts so payable and setting forth such other information as is necessary to enable the trustee to pay such Additional Amounts to holders on the payment date.

Amalgamations, Mergers and Sales of Assets by Our Company

         The indenture provides that we will not consolidate with or merge into any other corporation (other than a wholly-owned subsidiary of our company) or convey, transfer, sell or lease our properties and assets substantially as an entirety (treating our company and each subsidiary of our company as a single consolidated entity and treating any sale by a subsidiary or of a subsidiary (including a merger) as a sale by our company for such purpose) to any corporation (other than a wholly-owned subsidiary of the company), and that we will not permit any corporation (other than a wholly owned subsidiary of our company) to consolidate with or merge into our company or convey, transfer or lease its properties and assets substantially as an entirety to our company, unless:

         o we will consolidate with or merge into another corporation or convey, transfer or lease our properties and assets substantially as an entirety (treating our company and each subsidiary of our company as a single consolidated entity and treating any sale by a subsidiary or of a subsidiary (including a merger) as a sale by our company for such purpose) to any corporation, where the corporation formed by such consolidation or into which we are merged or the corporation which acquires by conveyance or transfer, or which leases, the properties and assets of our company substantially as an entirety (treating our company and each subsidiary of our company as a single consolidated entity and treating any sale by a subsidiary or of a subsidiary (including by merger) as a sale by our company for such purpose), will be organized and existing under the laws of the United States of America or a state thereof or the District of Columbia, or the laws of Canada or a province thereof, and such corporation will expressly assume, by an indenture supplemental hereto, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of and any premium and interest on all the Debentures and the performance or observance of every covenant of the indenture on the part of our company to be performed or observed;

         o the trustee will have received an opinion of counsel to the effect that the transaction will not result in the successor being required to make any deduction or withholding on account of any Taxes from any payments in respect of the Debentures, which deduction or withholding is greater than any deduction or withholding to which we were subject prior to the transaction;

         o immediately after giving effect to such transaction (treating any indebtedness which becomes an obligation of our company, or any subsidiary, as a result of such transaction as having been incurred by our company, or such subsidiary, at the time of such transaction), no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will have happened and be continuing;

         o we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the article of the indenture addressing such consolidation, merger, conveyance, transfer or lease, and that all conditions precedent herein provided for relating to such transaction have been complied with; and

         o the securities or other property receivable in connection with such transaction constitute prescribed securities.

Events of Default

         Events of Default under the indenture include, among others:

         o a default in the payment of any interest upon any Debentures when the same becomes due and payable, and continuance of such default for the period of 30 days (whether or not such failure is a result of the subordination provisions relating to the Debentures);

         o a default in the payment of the principal of (or premium, if any, on) any Debenture at its maturity (whether or not such failure is a result of the subordination provisions relating to the Debentures);

         o a default in the performance of our company, or a breach of any covenant or warranty of our company in the indenture or of any other covenant to which we or any Significant Subsidiary may become subject, with respect to the Debentures and continuance of such default or breach for a period of 90 days after written notice to our company by the trustee or to our company and the trustee by the holders of at least 25% in principal amount of the Debentures outstanding;

         o a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by our company or any Significant Subsidiary having an aggregate principal amount outstanding of at least $10,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by our company or any Significant Subsidiary having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, after the expiration of any applicable grace period with respect thereto;

         o failure to comply with the provisions of the special mandatory redemption; and

         o certain events of bankruptcy, insolvency or reorganization involving our company or any Significant Subsidiary.

         As used in this document, "Significant Subsidiary" means any subsidiary that would be a significant subsidiary as defined under the Regulation S-X under the Securities Act of 1933 and Securities Exchange Act of 1934.

         Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

         If an Event of Default has occurred and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding Debentures may accelerate the maturity of all Debentures. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Debentures may, under certain circumstances, rescind and annul such acceleration, if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. For information as to the waiver of defaults, see "--Modification and Waiver."

         No holder of any Debenture has any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder has previously given to the trustee written notice of a continuing Event of Default and the holders of at least 25% in aggregate principal amount of the outstanding Debentures have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee. In addition, the trustee must not have received from the holders of a majority in aggregate principal amount of the outstanding Debentures a direction inconsistent with such request or failed to institute any such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Debenture for the enforcement of payment of the principal of, premium, if any, or interest on such Debenture on or after the respective due dates expressed in such Debenture or of the right to convert such Debenture in accordance with the indenture.

         We are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Modification and Waiver

         Modifications and amendments of the indenture may be made, and certain past defaults by our company may be waived, with the consent of the holders of not less than a majority in aggregate principal amount of the Debentures at the time outstanding. However, no such modification or amendment may, without the consent of the holder of each outstanding Debenture affected thereby:

         o change the maturity or stated maturity of the principal of, or any installment of interest on, any Debenture;

         o reduce the principal amount of, or the premium, if any, or interest on, any Debenture;

         o        reduce the amount payable upon a redemption;

         o change the place or currency of payment of principal of, premium, if any, or interest on, any Debenture;

         o impair the right to institute suit for the enforcement of any payment on or with respect to any Debenture;

         o        adversely affect the right to convert Debentures;

         o modify the subordination provisions in a manner adverse to the holders of the Debentures;

         o reduce the above-stated percentage of outstanding Debentures necessary to modify or amend the indenture; or

         o reduce the percentage of aggregate principal amount of outstanding Debentures necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

         The holders of a majority in aggregate principal amount of the outstanding Debentures may waive compliance by our company with certain restrictive provisions of the indenture by written consent. The holders of a majority in aggregate principal amount of the outstanding Debentures also may waive any past default under the indenture, except a default in the payment of principal, premium, if any, or interest, by written consent.

Transfer and Exchange

         We have initially appointed the trustee as security registrar and transfer agent, acting through its Corporate Trust Offices in New York City. We reserve the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts.

         In the event of a redemption of less than all of the Debentures for any of the reasons set forth above under "--Redemption," we will not be required (1) to issue or register the transfer or exchange of Debentures during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debentures and ending at the close of business on the day of such mailing, or (2) to register the transfer of or exchange any Debenture, or portion thereof, called for redemption, except that in the case of any Debenture to be redeemed in part, the portion thereof may not be redeemed.

Notices

         Notices to holders of Debentures will be given by mail to the addresses of such holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of such mailing.

         Notice of a redemption of Debentures will be given at least once not less than 30 nor more than 60 days prior to the redemption date (which notice shall be published in accordance with the procedures described above) and will specify the redemption date.

Replacement of Debentures

         Debentures that become mutilated, destroyed, stolen or lost will be replaced by our company at the expense of the holder upon delivery to the trustee of the mutilated Debentures or evidence of the loss, theft or destruction thereof satisfactory to our company and the trustee. In the case of a lost, stolen or destroyed Debenture, indemnity satisfactory to the trustee and our company may be required at the expense of the holder of such Debenture before a replacement Debenture will be issued.

Governing Law

         The Indenture and the Debentures are governed by and construed in accordance with the laws of the State of New York, United States of America. We will submit to the jurisdiction of any federal or state court in New York City, Borough of Manhattan, for purpose of all legal actions and proceedings instituted in connection with the Debentures and the indenture. We have appointed CT Corporation, New York, New York as our authorized agent upon which process may be served in any such action.

The Trustee

         In case an Event of Default occurs (and is not cured), the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of Debentures, unless they shall have offered to the trustee reasonable security or indemnity.

                        DESCRIPTION OF THE COMMON SHARES


         As at May 31, 1999, there were 29,638,231 common shares of our company outstanding and held of record by approximately 833 shareholders. Our shareholders are entitled to receive dividends as, when and if declared by our board of directors out of funds legally available therefor, except that if any preferred shares of our company are outstanding at the time, the payment of dividends on common shares will be subject to any preferential rights attaching to any other class or series of shares of our company.

         Our shareholders are entitled to one vote for each common share on all matters voted on by shareholders, including the election of directors. Shareholders do not have any conversion, redemption or preemptive rights. In the event of dissolution, liquidation or winding up of our company, shareholders are entitled to share rateably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of our company's indebtedness, and the aggregate liquidation preference of any other class or series of shares then outstanding. All outstanding common shares are fully paid and non-assessable.

         At our June 15, 1999 annual general meeting, we extended our Shareholders' Rights Plan, dated April 24, 1996, to June 30, 2004.

                           DESCRIPTION OF THE WARRANTS

         The Warrants will be issued directly from our company to the warrantholders. The Warrants are subject to the terms stated in each Warrant certificate and warrantholders are referred to the Warrant certificates for a statement thereof. The following summaries of certain provisions of the Warrants do not purport to be complete, and are subject to the principal provisions to be included in the Warrant certificates. Except as described below, each whole Warrant will entitle a warrantholder to purchase one common share of our company at the exercise price of $0.75 per share (the "Exercise Price"), subject to certain adjustments upon the occurrence of certain events as described below. The Warrants will be exercisable immediately upon the closing of the offering. Warrants not exercised on or prior to January __, 2001 will become void and all rights in respect thereof will cease as of that time.

         The Warrants provide that the Exercise Price and the number of common shares issuable upon exercise of each Warrant will be adjusted in the event of any stock split, a stock combination, a stock dividend or a spin-off with respect to our common shares. If we conduct certain rights offerings, the Warrants provide that the Exercise Price will be adjusted, or, in certain situations, a warrantholder will instead receive cash. The Warrants further provide that in case of any capital reorganization of our company, any reclassification of our company's common shares, any consolidation or merger of our company with or into any other person, or any sale, lease or transfer to any person of all or substantially all of the assets of our company to any other person, the warrantholder of each outstanding Warrant will have the right, upon subsequent exercise of the Warrant, to receive the kind and amount of stock, other securities or assets receivable upon such reorganization, reclassification, consolidation, merger or sale, lease or transfer that would have been received by such warrantholder upon the exercise of the Warrant had such Warrant been exercised immediately prior to that event, and the exercise price will be adjusted appropriately.

         Fractional common shares will not be issued upon exercise of the Warrants. Instead, a cash adjustment based on the last sale price of our common shares as reported on the American Stock

Exchange on the date of exercise will be made. The Warrants do not confer upon a warrantholder any voting, preemptive or other rights as a shareholder of our company.

         Warrants may be exercised at any time between the date we complete this offering and 18 months thereafter by the surrender to our company of a duly executed certificate evidencing the Warrants accompanied by payment in full by a certified or official bank check, payable to the order of our company, for the exercise price multiplied by the number of common shares to be acquired pursuant to such exercise.

         CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following summary describes certain United States federal income tax considerations applicable to holders of the Warrants ("U.S. Warrant Holders"), Common Shares ("U.S. Shareholders") and Debentures that acquire the Debentures at their original issue at their original offering price ("U.S. Debenture Holders") who are U.S. persons (together, "U.S. Holders"). This summary is for general information purposes only and is based on the United States Internal Revenue Code of 1986, Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on this date and all of which are subject to change. We have not sought a ruling from the Internal Revenue Service ("IRS") with respect to the application of any of the foregoing authorities to the operation of our company. The tax treatment to a U.S. Holder may vary depending upon his particular situation. Certain holders (including, but not limited to, persons that are not United States persons, banks, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons subject to the alternative minimum tax, persons having a "functional currency" other than the United States dollar and holders that will hold Debentures or Units as a position in a "straddle," as part of a "synthetic security" or hedge, or a part of a "conversion transaction" or other integrated investment) may be subject to special rules not discussed below. The following summary is limited to U.S. Holders who will hold the Common Shares and Debentures as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code and do not actually or constructively own 10% or more of our voting stock. Additionally, the discussion below does not address the effect of any state, local or foreign tax law on a U.S. Holder.

         Accordingly, all prospective U.S. Holders are urged to consult their own tax advisors with respect to the purchase, ownership and disposition of Common Shares, Warrants and Debentures.

         As used herein, the term "United States person" means:

  o      an individual who is citizen or resident of the United States;

  o a partnership, corporation or other entity organized in or under the laws of the United States or any state thereof;

  o an estate, the income of which is subject to U.S. federal income tax, regardless of source; or

  o a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

Taxation of Debentures

         Income Inclusion

         For United States federal income tax purposes payments, including any Additional Amounts and any amount of Canadian tax withheld with respect to such payments, with respect to the Debentures should constitute interest that will generally be taxable to a U.S. Note Holder as ordinary income at the time received or accrued, in accordance with such holder's method of accounting.

         Source of Interest and Foreign Tax Credit

         Interest paid with respect to the Debentures generally will be treated as having a source outside of the United States. Subject to certain complex limitations set forth in the Internal Revenue Code, as modified by the United States-Canada income tax treaty, U.S. Note Holders may elect to claim a credit against their United States federal income tax liability for Canadian income tax withheld (if any) from interest received in respect of Debentures. Interest paid with respect to the Debentures will be treated as "passive" or "financial services" income (or, if Canadian withholding tax at a rate of 5% or more were to be imposed, as "high withholding tax interest" income) for purposes of computing the foreign tax credit. The rules relating to the determination of the foreign tax credit are complex and prospective purchasers should consult their personal tax advisors to determine whether and to what extent they would be entitled to such credit. U.S. Note Holders that do not elect to claim foreign tax credits may instead claim a deduction for Canadian income tax withheld (if any).

         Sale, Exchange and Retirement

         Subject to the "PFIC" discussion below, upon the sale, exchange, retirement or redemption of a Note, a U.S. Note Holder generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or redemption (other than amounts received that are attributable to accrued interest not previously included in income, which amounts will be taxable as ordinary income) and the adjusted tax basis of the Note. Capital gain or loss will be long-term capital gain or loss if the holding period for the Note is more than one year. For U.S. Note Holders that are not corporations, including individuals, the maximum federal income tax rate for such holders on long-term capital gain will be 20% for most capital assets (including the Debentures) held for more than one year. The deductibility of capital losses sustained with respect to the Debentures is subject to limitations. In the case of a U.S. Note Holder who is a "United States resident" as defined in Section 865 of the Internal Revenue Code, any gain with respect to Debentures will generally be treated as U.S. source. Losses with respect to Debentures in the case of a U.S. Note Holder who is a United States resident as defined in Section 865 of the Internal Revenue Code will generally be allocated to reduce United States source income.

         Adjustments to Conversion Price

         The conversion price of the Debentures is subject to adjustment under certain circumstances. See "Description of Debentures - Conversion Rights."
Section 305 of the Internal Revenue Code may treat a U.S. Note Holder as receiving a constructive distribution, taxable as a dividend to the extent of our company's current or accumulated earnings and profits, in the case of certain adjustments in the conversion rate of the Debentures that may occur in limited circumstances, particularly an adjustment to reflect a taxable dividend to holders of the Common Shares. See "Passive Foreign Investment Company Rules."

         Conversion of Debentures into Common Shares

         Generally, no gain or loss will be recognized for United States federal income tax purposes on a conversion of the Debentures into Common Shares. Cash paid instead of fractional shares of Common Shares will, however, result in capital gain (or loss) to the extent of the difference between the amount of cash paid and the portion of the adjusted basis of the Note allocable to such fractional share. The adjusted basis of Common Shares received on conversion will equal the adjusted basis of the Note converted, reduced by the portion of such adjusted basis allocated to any fractional Common Share deemed exchanged for cash and increased by any additional amount paid upon such conversion. The holding period of the Common Shares received on conversion will include the period during which the converted Debentures were held. As further described below and subject to the PFIC discussion below, gain or loss will be recognized upon the subsequent sale or exchange of the Common Shares acquired by conversion of Debentures, measured by the difference between the amount realized upon the sale or exchange and the cost basis of the Common Shares so acquired.

Taxation of Warrants

         Exercise of Warrant

         No gain or loss will be recognized by U.S. Warrant Holders upon the exercise of the Warrant. The cost basis of the Common Shares acquired upon such exercise will be the cost basis of the Warrant plus any additional amount paid upon the exercise of the Warrant. As further described below, gain or loss will be recognized upon the subsequent sale or exchange of the Common Shares acquired by the exercise of the Warrant, measured by the difference between the amount realized upon the sale or exchange and the cost basis of the Common Shares so acquired.

         Sale or Exchange of Warrant

         If a Warrant is not exercised, but is sold or exchanged (whether pursuant to redemption or otherwise), gain or loss will be recognized upon such event, measured by the difference between the amount realized by the holder of the Warrant as a result of sale, exchange or redemption and the cost basis of the Warrant. See "- Taxation of Debentures - Sale, Exchange, Retirement" for a description of the rules applicable to capital gains and losses.

         Expiration of Warrant

         If a Warrant is not exercised and is allowed to expire, the Warrant will be deemed to be sold or exchanged on the date of expiration. In this event, the holder of the Warrant will recognize a capital loss to the extent of the cost basis of the Warrant.

Taxation of Common Shares

         Amount Includible in Income

         Subject to the PFIC rules described below, for United States federal income tax purposes, dividends paid by our company (including any Canadian tax withheld thereon) will constitute ordinary dividend income to the extent of our company's current or accumulated earnings and profits as determined for U.S. Federal income tax purposes, and to the extent in excess of earnings and profits, will first be applied against and reduce the shareholder's basis in such holder's stock, and to the extent in excess of such basis will be treated as gain from the sale or exchange of property. Because we are not a U.S. corporation, dividends that we pay will not be eligible for the dividends-received deduction generally available to corporations.

         Foreign Tax Credit

         Subject to limitations set forth in the Internal Revenue Code, as modified by the United States-Canada income tax treaty, U.S. Shareholders may elect to claim a credit against their United States federal income tax liability for Canadian income tax withheld from dividends received in respect of Common Shares. Dividends paid with respect to the Common Shares will be treated as "passive" income (or, if Canadian withholding tax at a rate of 5% or more were to be imposed, as "high withholding tax interest" income) for purposes of computing the foreign tax credit. The rules relating to the determination of the foreign tax credit are complex and prospective U.S. Shareholders should consult their personal tax advisors to determine whether and to what extent they would be entitled to such credit. U.S. Shareholders that do not elect to claim foreign tax credits may instead claim a deduction for Canadian income tax withheld.

         Sale of Common Shares

         Subject to the "PFIC" discussion below, the sale of Common Shares generally will result in the recognition of gain or loss in an amount equal to the difference between the amount realized on the sale and the holder's adjusted basis in the Common Shares. See "--Taxation of Debentures--Sale, Exchange, Retirement" for a description of the rules applicable to capital gains and losses.

Passive Foreign Investment Company Rules

         Under the Internal Revenue Code, we may be classified as a PFIC. U.S. shareholders of a PFIC and holders of options (such as the Warrants and Debentures) to acquire PFIC stock are subject to certain adverse tax consequences. These consequences can be mitigated for a U.S. shareholder (but not for holders of options), under certain circumstances, if such shareholder makes a timely election to treat our company as a QEF. All U.S. Holders are therefore urged to consult their own tax advisors about the advisability of making a QEF election with respect to our company. All U.S. Holders are also urged to consult their own tax advisers about the possibility of crediting Canadian taxes paid by our company against U.S. tax payable.

         Definition of a PFIC

         A PFIC is a corporation not formed in the United States (a "Non-U.S. Corporation") and either (1) 75% or more of its gross income is passive income or (2) 50% or more of the average value of its assets produce, or are held for the production of, passive income. Passive income for these purposes includes interest, dividends, and certain rents and royalties. For purposes of the foregoing tests, if a Non-U.S. Corporation owns at least 25% by value of the stock of another corporation, it is treated as if it instead owned its proportionate share of the other corporation's assets and received directly its proportionate share of the other corporation's income.

         We have been advised by PricewaterhouseCoopers LLP that we should not be treated as a PFIC with respect to shares purchased by U.S. shareholders during 1993, 1994, 1995, 1996, 1997 and 1998, although we could potentially be a PFIC with respect to shares acquired by U.S. shareholders prior to 1993. We also intend to engage PricewaterhouseCoopers LLP or such other advisor in the future to analyze whether we are a PFIC in 1999 and subsequent years and will continue to notify shareholders of the results of such future analyses. The PFIC analysis involves a complex analysis of many factors, including, among other things, the price of gold and the cash flow of OGML. For example, without increasing the amount of income and assets that produce active income through the development or acquisition of producing mines, a modest increase in the specific factors mentioned in the preceding sentence could result in our becoming a PFIC.

         For purposes of determining our PFIC qualification, we take into consideration our proportionate share of the income and assets attributable to our subsidiaries in which we hold at least a 25% interest (by value). If as a result of the contemplated acquisition, we generate gross income from mining operations, it is possible that we will not qualify as a PFIC in future years due to improvement in our ratio of active to passive income.

         There can be no assurance, with or without the contemplated acquisition, as to whether or not PricewaterhouseCoopers LLP, or such other advisor, will conclude that we are a PFIC for such period. Moreover, even if PricewaterhouseCoopers LLP, or such other advisor, concludes that we are not a PFIC, its conclusion is not binding on the United States Internal Revenue Service. Accordingly, it is possible that the PFIC rules will apply with respect to the Units and Debentures purchased in this offering.

         Consequences of PFIC Classification if No QEF Election Made

         If we are classified as a PFIC, U.S. Shareholders who do not make timely QEF Elections (as discussed below) will be subject to a number of special adverse tax rules. For example, gain recognized on disposition of PFIC stock or the receipt of an "excess distribution" from a PFIC is (1) treated as if it were ordinary income earned ratably on each day in the taxpayer's holding period for the stock at the highest marginal rate in effect during the period in which it was deemed earned and (2) subject to an interest charge as if the resulting tax had actually been due in such earlier year or years. (An excess distribution is the amount of any distribution received by the U.S. Shareholder during the taxable year that exceeds 125% of the immediately preceding three year average of distributions received from the corporation, subject to certain adjustments.) Although the matter is not free from doubt, it is likely that proposed United States Treasury Regulations would be interpreted as applying the foregoing rules to gain on the disposition of convertible debt such as the Debentures and possibly to amounts that would otherwise be treatable as dividend. These proposed regulations also provide that the holding period of PFIC stock acquired upon the exercise of an option would include the period the option was held. The applicability of the QEF Election to such stock will not, however, avoid the adverse tax consequences upon its disposition unless the holder makes a Deemed Sale Election described below.

         Proposed United States Treasury Regulations broadly define a disposition to include, subject to certain exceptions, any transaction or event that constitutes an actual or deemed transfer of property for any purpose under the Internal Revenue Code, including a sale, exchange, gift, transfer at death, and the pledging of PFIC stock to secure a loan. The foregoing rules will continue to apply with respect to a U.S. Holder who held our common shares while we met the definition of a PFIC even if we cease to meet the definition of a PFIC. Again, although the matter is not free from doubt, it is likely that proposed United States Treasury Regulations would be interpreted as applying the foregoing rules to a disposition of convertible debt such as the Debentures.

         The proposed PFIC regulations herein were proposed to be effective in April 1992 and may apply to all post-1986 years. However, there can be no assurance that such regulations will be adopted in their present form.

         Consequences of PFIC Classification if QEF Election Made

         Most of the foregoing adverse tax consequences can be avoided if (1) the U.S. shareholder makes a timely election to treat our Company as a QEF (a "QEF Election") for the first year of the shareholder's holding period in which we are a PFIC, or in a year for which the shareholder also makes the "Deemed Sale Election" described below and (2) we provide the U.S. shareholder with a "PFIC Annual Information Statement" pursuant to temporary Regulations issued by the United States Internal Revenue Service. An election to treat our company as a QEF would not, however, apply to convertible debt such as the Debentures or the Warrants, although it would apply to stock acquired upon conversion or exercise.

         U.S. shareholders of a PFIC who make a QEF Election, however, will be taxable currently on their pro rata share of the PFIC's ordinary earnings and net capital gain, unless they make a further election to defer payments of tax on amounts included in income for which no distribution has been received, subject to an interest charge. Special adjustments are provided to prevent inappropriate double taxation of amounts so included in a U.S. shareholder's income upon a subsequent distribution or disposition of the stock.

         A U.S. shareholder makes a QEF Election by filing a Form 8621 with its tax return. In the case of stock owned through a U.S. entity, the election generally must be made at the entity level. A QEF Election must be filed by the due date, taking into account extensions, for filing the U.S. shareholder's income tax return for the taxable year for which the election is made. A copy of the Form 8621 must also be filed with the Philadelphia Internal Revenue Service Center. Once made, the election is effective for the shareholder's taxable year for which it is made and all subsequent taxable years, and may not be revoked without the consent of the Secretary of the Treasury. If a U.S. shareholder wishes to make a QEF Election subsequent to the first year of his holding period for stock of a Non-U.S. Corporation that is a PFIC, the U.S. shareholder may further elect to recognize gain (the "Deemed Sale Election") as if it had sold the QEF stock on the first day of the taxable year in which the QEF election is made if (1) the U.S. shareholder holds stock in the PFIC on that day and (2) the shareholder can establish the fair market value of such stock on that day.

         In the event that we are classified as a PFIC, we intend to comply with the reporting requirements prescribed by temporary Treasury regulations. In particular, we will maintain information so that ordinary earnings and net capital gains of our company may be determined. However, future regulations may contain reporting and record-keeping requirements that are so onerous that it would not be practicable for our company to comply. If, after review of the requirements, we determine that it would not be practicable to comply, we will so notify our shareholders.

         Mark to Market Election

         A U.S. Holder of "marketable stock" under the PFIC rules may be able to avoid the imposition of the special tax and interest charge by making a "mark-to-market election." For these purposes, the Treasury is authorized to issue regulations that would treat options as "marketable stock." The Treasury has not, however, issued any guidance with respect to this issue at the current time, so it is unclear whether a "mark-to-market election" can be made in respect of an option such as the Warrants and the Debentures.

         Generally, pursuant to this election, a U.S. holder would include in ordinary income, for each taxable year during which such stock is held, an amount equal to the increase in value of the stock, which increase will be determined by reference to the value of such stock at the end of the current taxable year as compared with its value as of the end of the prior taxable year. U.S. Holders desiring to make the mark-to-market election should consult their tax advisors with respect to the application and effect of making such election.

Information Reporting and Backup Withholding

         Certain information reporting requirements may apply to the payments with respect to and the proceeds from the sale, exchange or redemption of the Debentures made to U..S. Holders, other than certain exempt recipients such as corporations. A 31% backup withholding tax will apply to these payments if the holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such U.S. Holder's federal income tax liability if the required information is furnished to the United States Internal Revenue Service.

               CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general discussion of the material Canadian federal income tax consequences generally applicable to the acquisition, ownership and disposition of the Debentures and Units offered hereunder. This summary addresses such consequences only to persons who at all times are at arm's length with our company and are not, and are not deemed to be, residents of Canada for purposes of the Income Tax Act (Canada) (the "ITA"), who are United States persons who will hold such Debentures and Units as capital property and who will not use or hold such property in carrying on a business in Canada (a "Non-Resident Holder"). For this purpose, United States person has the meaning given above (under the heading "Certain United States Income Tax Considerations").

         This summary is based on the current provisions of the ITA and regulations thereunder and all specific proposals to amend the ITA publicly announced prior to the date hereof by the Minister of Finance (Canada) and the current administrative practices and policies of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). It has been assumed that all specific proposals to amend the ITA will be enacted in substantially their present form and that no other relevant amendments to the ITA will come into force. However, no assurance can be given to this effect. Except for the foregoing, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations which may differ from those described herein. See "Certain United States Federal Income Tax Considerations" herein.

         This summary is not exhaustive of all possible Canadian federal income tax consequences to all Non-Resident Holders and in particular: (1) may not be applicable where the Non-Resident Holder is a non-resident insurer carrying on an insurance business in Canada and elsewhere; and (2) will not be applicable to a Non-Resident Holder that is not liable to tax in the United States such as a limited liability company. Nor should these comments be interpreted as legal or tax advice to any particular Non-Resident Holder, each of whom should consult its own tax advisors with respect to their particular circumstances.

Taxation of Common Shares and Warrants

         Allocation of Cost of Unit

         Each Unit acquired hereunder will have a cost of $0.6875. Non-Resident Holders will be required to allocate the cost of each Unit on a reasonable basis between the Common Share and one-half Warrant in order to determine their respective costs for purposes of the ITA. We will allocate the full amount of $0.6875 received for each Unit to the Common Share and a nil amount to the one-half Warrant. We believe such an allocation to be reasonable, but it will not be binding on Revenue Canada.

         The cost of each Common Share and one-half Warrant acquired by a Non-Resident Holder will be averaged with the adjusted cost base of identical Common Shares or one half Warrants then owned by the Non-Resident Holder for the purpose of determining the adjusted cost base of each Common Share and each one-half Warrant to the Non-Resident Holder.

         Exercise, or Expiry of Warrants

         No gain or loss will be realized by a Non-Resident Holder of a one-half Warrant upon the exercise of the Warrant and the consequent acquisition of Common Shares. When Warrants are exercised, the Non-Resident Holder's cost of the Common Shares acquired thereby will generally be the aggregate of the Non-Resident Holder's adjusted cost base of the Warrant immediately before its exercise and the exercise price paid for the Common Share, which cost must then be averaged with the adjusted cost base of all Common Shares of the Non-Resident Holder for purposes of subsequently computing the adjusted cost base of each Common Share of the Non-Resident Holder. In the event of the expiry of an unexercised Warrant, the warrant holder will realize a capital loss equal to the adjusted cost base, if any, of the Warrant to such Non-Resident Holder.

         Interest

         Interest paid or credited to a Non-Resident Holder on return of the escrowed proceeds of sale of the Units will be subject to withholding tax in Canada. The Canada-United States Income Tax Convention, 1980, as amended (the "Treaty") provides that the normal 25% rate of withholding tax on interest is reduced to 10% if paid to a Non-Resident Holder.

         Dividends

         Dividends (including deemed dividends) paid or credited on the Common Shares to a NonResident Holder will be subject to withholding tax in Canada. The Treaty provides that the normal 25% rate of withholding tax on the gross amount of such dividends is reduced to 15% if paid to a Non-Resident Holder. The Treaty provides for a further reduction of the withholding tax rate to 5% if the Non-Resident Holder is a company ( any body corporate or any entity which is treated as a body corporate for tax purposes) which is a resident of the United States and which owns at least 10% of our voting stock.

         Disposition of Common Shares and Warrants

         A Non-Resident Holder will not be subject to tax under the ITA in respect of a capital gain realized upon the disposition or deemed disposition (such as would arise on the death of an individual Non-Resident Holder) of a Common Share or Warrant unless such property is "taxable Canadian property" to the Non-Resident Holder. A Common Share or Warrant will be taxable Canadian property to a Non-Resident Holder if at any time during the 60-month period ending at the time of disposition of such property, the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm's length, or the Non-Resident Holder together with all such persons owned (or had an option, including a conversion right, to acquire) 25% or more of the issued shares of any class of our capital stock.

         However, under the Treaty, a Non-Resident Holder to whom a Common Share or Warrant represents taxable Canadian property will not be liable to tax in Canada in respect of a capital gain realized on the disposition of such property unless:

  o the value of our common shares is derived principally from real property situated in Canada (including mineral properties in Canada and rights in relation thereto), or

  o the Non-Resident Holder was a resident of Canada for 120 months during any period of 20 consecutive years preceding the disposition of such property and was a resident of Canada at any time during the 10 years immediately preceding such disposition and owned such property (or property for which the property was substituted) at the time the Non-Resident Holder ceased to be a resident of Canada.

Taxation of Debentures

         No Withholding tax on payments

         The payment by our company of interest, principal or premium, if any, on the Debentures and the redemption of the Debentures will be exempt from Canadian withholding tax.

         Conversion of Debentures

         The conversion of a Debenture into Common Shares pursuant to the terms of the Debenture will be deemed not to be a disposition by a Non-Resident Holder of the Debenture for purposes of the ITA. The cost to such holder of the Common Shares so acquired will be deemed to be the adjusted cost base to such holder of the Debenture immediately before conversion.

         Disposition of Debenture

         No taxes imposed by the ITA will be payable by a Non-Resident Holder of a Debenture upon the disposition or redemption of such Debenture, unless such Debenture constitutes taxable Canadian property of such holder by virtue of the conversion privilege attached thereto and the Treaty relief referred to above is not available. See the discussion of taxable Canadian property under the heading "Disposition of Common Shares and Warrants."

                              PLAN OF DISTRIBUTION

         Under an Agency Agreement, dated July __, 1999 (the "Agency Agreement"), Maples Partners Group and HSBC Securities, Inc. (the "Agents") have agreed to act as our agents in offering the Securities to the public on a best efforts basis. Pursuant to the Agency Agreement, Maples Partners Group and HSBC Securities, Inc. have been retained in connection with the offering in the United States and, through their affiliates, elsewhere.

         We have agreed to pay the Agents an agency fee of 2.75% of our gross proceeds upon closing, and a further 2.75% of the gross proceeds upon completion of the Acquisition, and to reimburse the Agents for certain expenses incurred in connection with this offering. The Agents propose to offer the Debentures and the Units directly to the public at the offering price to be set forth in the pricing supplement to this prospectus supplement.

         The Agents are not obligated to and do not intend to purchase any of the Debentures or Units. We anticipate that the Agents will obtain indications of interest from potential investors for the amount of the offering, and the filing of the pricing supplement will not occur until indications of interest have been received by the Agents for the full amount of the offering. Confirmations and prospectuses will be delivered to all investors at the time of pricing, informing investors of the closing date. The closing of this offering may take place only if all of the Securities are sold.

         We will retain 20% of the gross proceeds from this offering for our general working capital needs, whether or not we complete the Acquisition. Eighty percent of the gross proceeds from this offering, together with the Debentures and the Units, will be deposited with Chase Manhattan Bank. The funds will be placed in escrow pursuant to Rule 15c2-4 promulgated under the United States Securities Exchange Act of 1934 in equal proportions of Debentures and Units. Chase Manhattan Bank will invest and reinvest the gross proceeds in the escrow account into investments such as direct U.S. government obligations, certificates of deposit with banks that are members of the Federal Reserve System, or commercial paper of U.S. corporations having high credit ratings among various applicable U.S. credit ratings agencies.

         The funds and securities placed in escrow will be released immediately before completion of the Acquisition. If we do not complete the Acquisition by December 10, 1999, each investor will receive its portion of the funds placed in the escrow account, attributable to the Units, together with interest from the date we complete this offering. The purchaser's proportionate interest in the remaining Units would then be returned to us for cancellation.
The escrowed proceeds from the sale of the Debentures will, however, be delivered to us and the Debentures will be delivered to each holder thereof. We will then be required to repurchase 80% of the principal amount of the Debentures (on a pro rata basis) pursuant to a special mandatory redemption of a purchase price equal to the principal amount being repurchased, plus accrued and unpaid interest. See "The Acquisition -- The Acquisition Agreement -- Conditions for Closing" and "--Deadline for Satisfying Conditions."

         We have agreed to indemnify the Agents against certain liabilities, including liabilities under the United States Securities Act of 1933 and the securities laws of Canada, and to contribute to payments that the Agents may be required to make in respect thereof.

         Assuming the completion of the total offering covered by this prospectus supplement, we will issue and deliver to the Agent (1) upon the closing of this offering, common share purchase warrants to purchase 625,000 common shares and (2) upon completion of the Acquisition, common share purchase warrants to purchase an additional 625,000 common shares. Each warrant is exercisable for one of our common shares at a cost of $0.75 per common share. These common share purchase warrants will be exercisable for 12 months from the time of closing of this offering. In addition to acting as Agent, First Marathon, an affiliate of Maple Partners Group, may, from time to time, provide investment banking services for our company and receive fees for such services.

         We will enter into a registration rights agreement with the Agents requiring us to register for resale the common shares underlying the Agent's warrants on any registration statement filed on behalf of the Lender. See "The Acquisition--The Credit Facility--Share Registration."

         We and our directors and officers have agreed that we will not issue or sell any common shares or financial instruments convertible or exchangeable into common shares until 90 days after the closing date, without prior consent of the Agents.

                                     EXPERTS

         The consolidated balance sheets of our company as of December 31, 1998 and 1997 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1998, 1997 and 1996, included in our annual report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The balance sheets of BGL as of June 30, 1998 and 1997 and the statements of income and expenditure, accumulated deficit and cash flow for the years ended June 30, 1998, 1997 and 1996, included in this prospectus supplement have been so included in reliance on the report of PricewaterhouseCoopers, chartered accountants, given on the authority of that firm as experts in accounting and auditing.

         Our ore reserves and mineralized material set forth in the table under the heading "The Bogoso Property--Description of the Bogoso Property--Reserves and Mineralized Material" have been verified by SRK Consulting Engineers and Scientists and all other information with respect to production, grade and mine life under the heading "The Bogoso Property" has been verified by Associated Mining Consultants, Ltd., and such information has been included in this prospectus supplement in reliance upon the authority of said firms as experts in mining, geology and ore reserve and mineralized material determinations.

                                  LEGAL MATTERS

         Koffman Kalef, Vancouver, British Columbia, will issue opinions relating to the validity of the Common Shares covered by this document, the corporate standing of our company and certain tax matters. Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, will issue an opinion relating to the validity of the Debentures and the Warrants covered by this document and to certain tax matters.

                                GLOSSARY OF TERMS

Oxide Resources:         Those mineralized resources where sulphide minerals
                         have been oxidized as a result of the action of groundwater.

Sulphide Resources:      Those mineralized resources occurring principally as
                         sulphide minerals which have not been weathered or oxidized.

Transition Resources:    Those mineral resources which have been partially
                         oxidized by the action of groundwater and consist of a mixture of sulphide and oxide minerals.

                          INDEX TO FINANCIAL STATEMENTS

A.  Bogoso Gold Limited - Historical Financial Statements

     1.  Auditors' Opinion..................................................S-67

     2.  Balance Sheets as of March 31, 1999
         and June 30, 1998 and 1997.........................................S-68

     3.  Statements of Income and Expenditure for the nine months ended March 31, 1999 and 1998 and for the years ended June
         30, 1998, 1997 and 1996............................................S-69

     4.  Statements of Accumulated Deficit for the nine months ended
         March 31, 1999 and for the years ended June 30, 1998, 1997 and 1996...........................................................S-70

     5.  Statements of Cash Flow for the nine months ended March
         31, 1999 and 1998 and for the years ended June 30, 1998,
         1997 and 1996......................................................S-71

     6.  Notes to the Financial Statements...........................S-72 - S-94

B.   Golden Star Resources Ltd. - Pro Forma Consolidated Financial Statements

     1.  Overview...........................................................S-95

     2.  Pro Forma Consolidated Balance Sheet as of March 31, 1999..........S-96

     3.  Pro Forma Consolidated Statement of Operations for the
         year ended December 31, 1998.......................................S-97

     4.  Pro Forma Consolidated Statement of Operations for the
         three months ended March 31, 1999..................................S-98

     5.  Notes to the Pro Forma Consolidated Balance Sheet as of
         March 31, 1999 and Statements of Operations for the three
         months ended March 31, 1999 and the year
         ended December 31, 1998....................................S-99 - S-101

                       AUDITORS' REPORT TO THE MEMBERS OF
                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

     We have examined the financial statements of Bogoso Gold Limited for the three years ended June 30, 1998, 1997 and 1996.

     Respective responsibilities of Directors and Auditors

     The company's Directors are responsible for the preparation of the financial statements. It is our responsibility to express an independent opinion, based on our audit, on those financial statements prepared by the Directors.

     Basis of opinion

     We conducted our audits in accordance with generally accepted auditing standards, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. It also includes an assessment of the accounting principles used and significant estimates and judgments made by the directors, and an evaluation of the overall adequacy of the presentation of the financial statements.

     We planned and performed our audits so as to obtain all the information and explanations which we considered necessary for the purposes of our audit. We believe that our audits provide us with a reasonable basis for our opinion.

     As discussed in Note 20 of the financial statements, the company had accumulated losses as of June 30, 1998. This factor along with other matters set forth in Note 20 indicates that the company's ability to continue as a going concern requires continued support from existing and/or prospective shareholders.

     Opinion

     In our opinion, the company has kept proper books and the financial statements, which are in agreement with the books, give a true and fair view of the state of the company's affairs at June 30, 1998, 1997 and 1996 and of the loss and cash flow of the company for the years ended June 30, 1998, 1997 and 1996 in conformity with generally accepted accounting principles and comply with the Ghana Companies Code 1963, (Act 179).

Chartered Accountants                                         September 11, 1998

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogoso Gold Limited)

                                 BALANCE SHEETS

                                                      (Unaudited)
                                                       March 31,         June 30,          June 30,
                                                         1999              1998              1997
                                             Note      US $'000          US $'000          US $'000
                                                       --------          --------          --------
Fixed assets                                    3        24,232            27,692            30,591

Development expenditure                         4        14,155            18,648            24,430

Deferred assets                                 5         1,573               973             3,709
                                                         ------            ------            ------
                                                         39,960            47,313            58,730
                                                         ------            ------            ------
Current assets
  Inventories                                   6         8,002             6,041             9,332
  Accounts receivable                           7         1,494             1,396             1,025
  Cash and short term deposits                  8        10,673            15,901            16,620
                                                         ------            ------            ------
                                                         20,169            23,338            26,977
                                                         ------            ------            ------

Current liabilities                             9        (8,693)          (11,882)          (24,848)
                                                         ------            ------            ------

Net current assets                                       11,476            11,456             2,129
                                                         ------            ------            ------

Total assets less current liabilities                    51,436            58,769            60,859
                                                         ------           -------           -------
Less:
  Long term liabilities                        10       (29,647)          (28,232)          (58,616)
  Environmental rehabilitation provision       11       (12,980)          (12,105)          (10,500)
                                                         ------            ------            ------
                                                        (42,627)          (40,337)          (69,116)
                                                         ------            ------            ------
                                                          8,809            18,432            (8,257)
                                                         ======            ======            ======
Represented by:
  Stated capital                               12        78,293            78,292            18,222
  Accumulated deficit                                   (69,484)          (59,860)          (51,150)
  Shareholders'advances                        13             -                 -            24,671
                                                         ------            ------            ------
                                                          8,809            18,432            (8,257)
                                                         ======            ======            ======

Director.......................................     Approved by and signed on behalf of the Board
                                                    of Directors on .......................... 1998
Director.......................................

              The notes on pages S-72 to S-94 form an integral part
                         of these financial statements.

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                      STATEMENTS OF INCOME AND EXPENDITURE

                                              (Unaudited)     (Unaudited)
                                              Nine months     Nine months
                                              ended March     ended March      Year ended      Year ended     Year ended
                                                31, 1999        31, 1998     June 30, 1998      June 30,       June 30,
                                                                                                  1997           1996
                                      Note      US$'000         US$'000         US$'000         US$'000        US$'000
                                                -------         -------         -------         -------        -------
Sales proceeds                                   29,713          28,300          35,872          38,856         43,985
Less: Royalties on sales                           (889)           (846)         (1,076)         (1,166)        (1,290)
                                                -------         -------         -------         -------        -------
Net sale proceeds                                28,824          27,454          34,796          37,690         42,695

Cost of sales
Depreciation of fixed assets          2(b)       (6,657)         (2,892)         (5,990)         (4,107)        (9,801)
Amortization of development
expenditure                           2(c)       (4,493)         (2,272)         (5,856)         (2,537)        (3,534)
Other cost of sales                             (19,303)        (15,890)        (19,286)        (18,651)       (13,130)
                                                -------         -------         -------         -------        -------
                                                (30,453)        (21,054)        (31,132)        (25,295)       (26,465)

Gross operating profit (loss)                    (1,629)          6,400           3,664          12,395         16,230

General and administrative
  expenses                                       (6,425)         (6,639)        (12,332)        (14,427)       (18,247)
Loan and other interest
  waived                             10(d)            -               -           6,293               -              -
Other income                                        309           1,167             778           2,533          2,136
                                                -------         -------         -------         -------        -------
Net operating (loss)/ profit
before interest expense                          (7,745)            928          (1,597)            501            119

Interest expense                                 (1,879)         (5,315)         (7,113)         (7,190)        (7,625)
                                                -------         -------         -------         -------        -------
Net loss before taxation             15          (9,624)         (4,387)         (8,710)         (6,689)        (7,506)

Taxation                             16               -               -               -               -              -
                                                -------         -------         -------         -------        -------
Net loss for the year                            (9,624)         (4,387)         (8,710)         (6,689)        (7,506)
                                                =======         =======         =======         =======        =======

              The notes on pages S-72 to S-94 form an integral part
                         of these financial statements.

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                        STATEMENTS OF ACCUMULATED DEFICIT

                                          (Unaudited)
                                          Nine months
                                            ended           Year ended         Year ended        Year ended
                                           March 31,         June 30,           June 30,          June 30,
                                             1999              1998               1997              1996
                                           US$'000           US$'000            US$'000           US$'000
                                           -------           -------            -------           -------
Accumulated deficit brought forward        (59,860)          (51,150)           (44,461)          (36,955)
Loss for the year transferred from
  statement of income and expenditure       (9,624)           (8,710)            (6,689)           (7,506)
                                           -------           -------            -------           -------
Accumulated deficit carried forward        (69,484)          (59,860)           (51,150)          (44,461)
                                           =======           =======            =======           =======

              The notes on pages S-72 to S-94 form an integral part
                         of these financial statements.

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                             STATEMENTS OF CASH FLOW

                                                 (Unaudited)        (Unaudited)
                                                 Nine months        Nine months
                                                    ended              ended        Year ended      Year ended       Year ended
                                                  March 31,          March 31,       June 30,        June 30,         June 30,
                                                     1999              1998            1998            1997             1996
                                     Note          US$'000            US$'000        US$'000         US$'000          US$'000
                                                   -------            -------        -------         -------          -------
Net cash inflow from operating
activities (a)                        19            3,512              8,935          8,882          17,476           19,338
                                                    -----              -----          -----          ------           ------
Net cash outflow from investment
  and servicing of finance:
   Interest paid                                   (2,205)            (1,820)        (1,773)         (1,327)          (3,977)
   Interest received                                  310                544            415             785              450
Net cash outflow from
   investment and servicing                        ______             ______         ______          ______           ______
   of finance (b)                                  (1,895)            (1,276)        (1,358)           (542)          (3,527)
                                                   ------             ------         ------          ------           ------
Cash flow from investing
activities:
   Purchase of tangible fixed
     assets and development
     expenditure                                   (3,197)            (3,776)        (3,187)         (3,251)          (2,945)
   Sale of tangible fixed assets                       16                 (1)             5             116              146
   Deferred mine and plant
     expenditure                                   (1,223)                 -         (1,128)         (2,199)          (1,273)
                                                   ------             ------         ------          ------           ------
Net cash outflow from investing
  activities (c)                                   (4,404)            (3,777)        (4,310)         (5,334)          (4,072)
                                                   ------             ------         ------          ------           ------
Net inflow before financing
  (a+b+c)                                          (2,787)             3,882          3,214          11,600           11,739
                                                   ------             ------         ------          ------           ------
Cash flow from financing
  activities:
   Repayment of deferred
     liabilities                                        -                  -              -               -           (3,471)
   Repayment of loans                              (2,411)            (3,462)        (3,933)         (4,082)          (3,672)
                                                   ------             ------         ------          ------           ------
Net cash outflow
from financing (d)                                 (2,441)            (3,462)        (3,933)         (4,082)          (7,143)
                                                   ------             ------         ------          ------           ------
(Decrease) / increase in cash and
  cash equivalents (a+b+c+d)                       (5,228)               420           (719)          7,518            4,596
Cash and cash equivalents at
  beginning of period                              15,901             16,620         16,620           9,102            4,506
                                                   ------             ------         ------          ------           ------
Cash and cash equivalents at end
  of period                                        10,673             17,040         15,901          16,620            9,102
                                                   ======             ======         ======          ======           ======

              The notes on pages S-72 to S-94 form an integral part
                         of these financial statements.

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                        NOTES TO THE FINANCIAL STATEMENTS

1.       The Company

         Bogoso Gold Limited (the company), formerly known as Billiton Bogosu Gold Limited until November 14, 1997, was granted a prospecting licence by the Government of Ghana on August 16, 1988 to work, develop and produce gold in a defined concession area at Bogoso, Western Region, Ghana, for a period of thirty years.

         Under an agreement signed on November 30, 1994, and effective July 1, 1994, the Shell Group transferred its assets of Billiton Group to Billiton Group (BVI) Limited, a company incorporated in the British Virgin Islands whose ultimate holding company was Gencor Limited, a company incorporated in South Africa.

         On July 1, 1997, the company was owned 82% by Billiton Group (BVI) Limited, with 8% held by International Finance Corporation and the remaining 10% held by the Government of Ghana.

         On April 27, 1998, the 82% holding was transferred to Orogen Holdings
         (BVI) Limited due to a reorganisation within Gencor Limited. Subsequently, this shareholding was transferred to Gencor Bogoso Holdings (BVI) Limited on May 19, 1998.

         As part of a Shareholders Reorganisation Agreement effective June 30, 1998, the 82% shareholding of Gencor was transferred to a Consortium of nine banks, namely, International Finance Corporation, Credit Lyonnais, The Sumitomo Bank Limited, Ecobank Transnational Inc., Societe Generale, Bank Austria, Bank Internationale a Luxembourg, DB (Belgium) Finance N.V./S.A. and Deutsche Investitions und Entwicklungsgesellschaft GmbH. In addition, advances, loans and interest payable of US$60,070,000 effective June 30, 1998 was converted into 540,639 Class A Shares. See Note 12 to the financial statements for details of the shareholdings as at June 30, 1998.

2.       Accounting policies

         The following are the significant accounting policies adopted by the company in the preparation of these financial statements:

         (a)      Basis of accounting

                  The financial statements have been prepared under the historical cost convention.

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)
                        FOR THE YEAR ENDED JUNE 30, 1998

2.       Accounting policies (Continued)

         (b)      Fixed assets

                  These assets have been valued at cost less accumulated depreciation. They are depreciated over their expected useful lives, with varying lives between different groups of assets ranging from five to ten years.

                  Change in method of depreciation:

                  With effect from July 1, 1997, the company changed its estimate in calculating the depreciation charge for the plant and machinery only.

                  The new method assumes the estimated remaining economic life of the assets to be to June 30, 2003. Previously these assets were depreciated over lives of between five and ten years.

                  The change in estimate was adopted as the board of directors considered at its meeting on September 8, 1998 that the remaining life of the assets was limited based on the present economic projections.

                  As a result of this change in estimated remaining economic life of the assets, the selected assets carried on the balance sheet at July 1, 1997 will be written off in the profit and loss account over an estimated remaining economic life to June 30, 2003. The financial effect was that at June 30, 1998 the net book value of fixed assets was reduced by an additional depreciation charge of $735,000 to $5,990,000 for the year.

         (c)      Development expenditure

                  Development expenditure is valued at cost and is amortised on a straight line basis, taking into consideration the estimated economic life of the specific project, which is reviewed on a regular basis and to the extent to which this value exceeds its recoverable amount that excess is fully written off in the financial year in which this is determined.

                  Change in method of amortisation:

                  With effect from July 1, 1997, the company changed its method of calculating the amortisation charge on its development expenditure from a unit of production basis to straight line. In addition, the new method assumes the estimated remaining economic life of the project to be to June 30, 2003.

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

 2.      Accounting policies (Continued)

         (c)      Development expenditure (Continued)

                  The change in method and estimate were adopted as the board of directors considered at its meeting on September 8, 1998 that the remaining life of the project was limited based on the present economic projections.

                  As a result of this change in method of amortisation and estimated remaining economic life of the project, the development expenditure on the balance sheet at July 1, 1997 will be written off in the profit and loss account over an estimated remaining economic life to June 30, 2003. The financial effect was that at June 30, 1998, the net book value of development expenditure was reduced by additional amortisation of $3,377,000 to $5,856,000 for the year.

         (d)      Deferred assets

                  Deferred assets mainly represent costs for major overhauls of equipment to improve the equipment or extend their useful lives. These costs are deferred and amortised over the remaining useful lives of the equipment.

         (e)      Functional currency

                  The functional currency of the company is the United States dollar since the capital invested, the financing of the company and all sales proceeds are in United States dollars, and approximately 70% of expenditures are dollar related, with the remaining 30% being in Ghanaian currency.

         (f)      Foreign currency translation

                  Current assets and liabilities denominated in foreign currencies are translated into the functional currency (United States dollars) at the rates of exchange ruling at the balance sheet date. Items in the statement of income and expenditure are translated at the average rate for the period. Gains and losses arising from the translation of balances are dealt with through the income and expenditure statement.

         (g)      Inventories

                  Inventories have been valued at the lower of cost (weighted average cost basis), and net realisable value (being estimated sales proceeds less expenses incurred in making the sale).

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

2.       Accounting policies (Continued)

         (g)      Inventories (Continued)

                  For ore and gold inventories, cost comprises all direct production costs and attributable operating expenses, including depreciation.

                  For consumable and spare parts, cost comprises direct purchase costs. Where appropriate, provision for obsolescence has been included in the inventory valuation.

         (h)      Accounts receivable

                  Accounts receivable are shown at nominal value less, where necessary, provision for bad and doubtful debts.

         (i)      Cash and short term deposits

                  Cash and short term deposits includes all cash balances and highly liquid investments with an original maturity of three months or less. Cash at bank and in hand is shown at nominal value.

         (j)      Long-term and short-term liabilities

                  These are shown at nominal value.

         (k)      Net sales proceeds

                  These are the proceeds from the sale of gold bullion, after deduction of sales taxes, discounts, excise duties, and similar levies.

                  The sale of gold bullion was to Billiton Marketing and Trading B.V. (BMT), under the terms of the Gold Refining and Marketing Agreement dated January 18, 1990. This agreement ended on June 30, 1998. An agreement for gold purchase and refining has been agreed with Societe Generale and is pending execution upon formal termination of the BMT agreement.

         (l)      Cost of sales

                  These are the historical costs of direct production and production support activities, including related depreciation, salaries and wages.

         (m)      General and administrative expenses

                  The administrative expenses include related depreciation, salaries and wages.

         All amounts as of and for the nine months ended March 31, 1999 and 1998 are unaudited.

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)


3.       Fixed Assets
                                        Land &             Plant &           Mobile         Other          Capital
                                       Buildings          Machinery        Equipment      Equipment          WIP             Total
                                        US$'000            US$'000          US$'000        US$'000         US$'000          US$'000
                                        -------            -------          -------        -------         -------          -------
         Cost

         At July 1, 1997                  9,024             39,060           13,511          3,689           1,606           66,890
         Additions                           12                 50              858            367           1,900            3,187
         Transfers/ disposals                37                130             (299)           100            (607)            (639)
                                        -------            -------          -------        -------         -------          -------
         At June 30, 1998                 9,073             39,240           14,070          4,156           2,899           69,438
                                        -------            -------          -------        -------         -------          -------
         Additions                           85              1,306              454            400             965            3,210
         Transfers/ disposals                 -                  -             (478)             -               -             (478)
                                        -------            -------          -------        -------         -------          -------
         At March 31, 1999                9,158             40,546           14,046          4,556           3,864           72,170
                                        -------            -------          -------        -------         -------          -------

         Accumulated Depreciation

         At July 1, 1997                  4,095             17,557           11,511          3,136               -           36,299
         Charge for the year              1,267              3,477            1,188             58               -            5,990
         Transfers/ disposals                 -                  -             (532)           (11)              -             (543)
                                        -------            -------          -------        -------         -------          -------
         At June 30, 1998                 5,362             21,034           12,167          3,183               -           41,746
                                        -------            -------          -------        -------         -------          -------
         Charge for the year              1,419              4,127              797            314               -            6,657
         Transfers/ disposals                 -                  -             (465)             -               -             (465)
                                        -------            -------          -------        -------         -------          -------
         At March 31, 1999                6,781             25,161           12,499          3,497               -           47,938
                                        -------            -------          -------        -------         -------          -------
         Net book value
         At March 31, 1999                2,377             15,385            1,547          1,059           3,864           24,232
                                          =====             ======            =====          =====           =====           ======
         At June 30, 1998                 3,711             18,206            1,903            973           2,899           27,692
                                          =====             ======            =====          =====           =====           ======
         At June 30, 1997                 4,929             21,503            2,000            553           1,606           30,591
                                          =====             ======            =====          =====           =====           ======

4.       Development expenditure
                                                        (Unaudited)
                                                      March 31, 1999                June 30, 1998              June 30, 1997
                                                          US$'000                      US$'000                    US$'000
                                                          -------                      -------                    -------
         Balance at beginning of year                      18,648                       24,430                     25,370
         Expenditure for the year                               -                           74                      1,597
         Less: Amortisation during
           the year (See Note 2(c))                        (4,493)                      (5,856)                    (2,537)
                                                           ------                       ------                     ------
         Balance at end of year                            14,155                       18,648                     24,430
                                                           ======                       ======                     ======

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)


5.       Deferred assets
                                                                   (Unaudited)
                                                                    March 31,                June 30,                June 30,
                                                                      1999                    1998                    1997
                                                                     US$'000                 US$'000                 US$'000
                                                                     -------                 -------                 -------
         Balance at beginning of year                                    973                   3,709                   4,733
         Expenditure for the year                                      1,223                   1,128                   2,199
         Less: Amortisation during the year
           (see Note 2(d))                                              (623)                 (3,864)                 (3,223)
                                                                     -------                 -------                 -------
         Balance at end of year                                        1,573                     973                   3,709
                                                                     =======                 =======                 =======

6.       Inventories

         Ore                                                           1,915                     784                   1,568
         In-process                                                      734                     563                   1,083
         Finished                                                          -                     398                       -
                                                                     -------                 -------                 -------
                                                                       2,649                   1,745                   2,651

         Consumables and spare parts                                   5,353                   4,296                   6,681
                                                                     -------                 -------                 -------
                                                                       8,002                   6,041                   9,332
                                                                     =======                 =======                 =======

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)


7.       Accounts receivable
                                                                          (Unaudited)
                                                                           March 31,            June 30,         June 30,
                                                                             1999                1998             1997
                                                            Note            US$'000             US$'000          US$'000
                                                                            -------             -------          -------
         Sundry receivables                                                   1,052                 914              654
         Employee advances                                                      271                 186               56
         Prepaid expenses                                                       171                 296              315
                                                                             ------              ------           ------
                                                                              1,494               1,396            1,025
                                                                             ======              ======           ======

8.       Cash and short term deposits

         Balance held within Ghana                                              505                 320            1,177
         Balances held externally                                            10,168              15,581           15,443
                                                                             ------              ------           ------
                                                                             10,673              15,901           16,620
                                                                             ======              ======           ======

9.       Current liabilities

         Long-term liabilities - current portion            9(a)              3,952               3,956           15,152
         Loan interest payable                              9(b),10               -               4,049            5,300
         Amounts owed to suppliers                                            1,143               1,490              975
         Amounts owed to group companies                                          -                   -              157
         Accruals and other payables                        22                3,598               2,387            3,264
                                                                             ------              ------           ------
                                                                              8,693              11,882           24,848
                                                                             ======              ======           ======

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)


9.       Current liabilities (Continued)

                                                                              (Unaudited)
                                                                             March 31, 1999     June 30, 1998     June 30, 1997
                                                                 Note           US$'000            US$'000           US$'000
                                                                                -------            -------           -------
         (a)  Long-term liabilities - current portion

                International Finance Corporation                 10             2,937              2,937             7,707
                Deutsche Investitions und
                  Entwicklungsgesellschaft GmbH                   10             1,015              1,019             2,615
                Consortium of Banks (ex New Billiton loan)        10                 -                  -             4,830
                                                                                ------             ------            ------
         (b)  Loan interest payable                                              3,952              3,956            15,152
                                                                                ======             ======            ======
                International Finance Corporation                                    -              3,024             2,328
                Deutsche Investitions und
                  Entwicklungsgesellschaft GmbH                                      -              1,025               816
                Consortium of Banks (ex New Billiton loan)                           -                  -             2,156
                                                                                ------             ------            ------
                                                                                     -              4,049             5,300
                                                                                ======             ======            ======

10.      Long term liabilities

         International Finance Corporation                        10(b)
                                 Tranche 1                                       4,826             6,608              9,544
                                 Tranche 2                                      13,630            13,630             13,630
                                                                                ------            ------             ------
                                                                                18,456            20,238             23,174
         Less: Current portion   Tranche 1                        9(a)          (2,937)           (2,937)            (7,707)
                                                                                ------            ------             ------
                                                                                15,519            17,301             15,467
                                                                                ------            ------             ------
         Deutsche Investitions und                                10(c)
           Entwicklungsgesellschaft GmbH
                                 Tranche 1                                       1,619             2,150              3,207
                                 Tranche 2                                       4,471             4,471              4,525
                                                                                ------            ------             ------
                                                                                 6,090             6,621              7,732
         Less : Current portion  Tranche 1                        9(a)          (1,015)           (1,019)            (2,615)
                                                                                ------            ------             ------
                                                                                 5,075             5,602              5,117
                                                                                ------            ------             ------
         Consortium of Banks (ex New Billiton loan)               10(d)              -                 -             13,800
         Less: Current portion                                    9(a)               -                 -             (4,830)
                                                                                ------            ------             ------
                                                                                     -                 -              8,970
                                                                                ------            ------             ------

         International Finance Corporation - advance                             5,329             5,329              5,329
         Interest payable on International Finance
           Corporation Loan                                                      2,775                 -                  -
         Interest payable on DEG loan                                              949                 -                  -
         Interest payable on shareholders advances                10(e)              -                 -             21,324
         Due to Billiton International Metals B.V.                10(f)              -                 -              2,409
                                                                                ------            ------             ------
                                                                                29,647            28,232             58,616
                                                                                ======            ======             ======

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

10.      Long term liabilities (Continued)

         (a) The loans are secured by a first fixed and floating charge on fixed assets and the mining leases; the assignment of the rights of the company under the Gold Refining and Marketing Agreement; a charge on the foreign exchange retention accounts of the company under the Foreign Exchange Retention Account Agreement; and the assignment of insurances.

         (b) International Finance Corporation loans, which totaled US$43,000,000 are divided into six loans comprising an A1 loan of US$9,570,000, an A2 loan of US$4,430,000, a B1 loan of
                  US$16,400,000, a B2 loan of US$7,600,000, a C1 loan of
                  US$3,400,000 and a C2 loan of US$1,600,000.

                  The A1, B1 and C1 loans were repayable in 15 semi-annual instalments which commenced on October 1, 1993 and thereafter each six months, with the final instalment due on October 1, 2000, attracting interest at libor plus 2.125% per annum on the principal outstanding.

                  The A2, B2 and C2 loans are repayable in 20 semi-annual instalments which were to commence on April 1, 1995 and thereafter each six months with the final instalment due on October 1, 2004, attracting interest at libor plus 2.5% per annum on the principal outstanding. BGL has notified IFC pursuant to Section 3.03 (h) of the IFC Rescheduling and Amendatory Agreement that there is insufficient cash available to be able to repay the respective principal instalments of the A2, B2 and C2 loans which fell due commencing April 1, 1995.

                  The company did make payments of interest in respect of the A2, B2, and C2 loans in October 1997 but not in April 1998 for the year ended June 30, 1998 and such interest is due on the next interest payment date thereafter unless demanded or paid beforehand. In respect of the amount of such payment due and unpaid, interest at 1% above libor plus 2.125% per annum is in effect from the date any such amount became due until the date of actual payment.

         (c) Deutsche Investitions und Entwicklungsgesellschaft GmbH loans, which totaled DM25,000,000 (approximately US$14.1 million at June 30, 1998) are divided into two loans comprising an A1 loan of DM17,100,000 (approximately US$9.6 million) and an A2 loan of DM7,900,000 (approximately US$4.5 million).

                             (d) BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

10.      Long term liabilities (Continued)

                  The A1 loan was repayable in 15 semi-annual instalments which commenced on October 1, 1993 and thereafter each six months with the final instalment due on October 1, 2000 attracting interest at the rate of 8.125% per annum on the principal outstanding.

                  The A2 loan is repayable in 20 semi-annual instalments which commenced on April 1, 1995 and thereafter each six months with the final instalment due on October 1, 2004, attracting interest at the rate of 8.75% per annum on the principal balance outstanding. BGL has notified the DEG, pursuant to
                  Article 7.1 (d) that the relevant Tranche 2 cash availability is insufficient for the company to be able to repay the respective principal instalments of the A2 loan which fell due commencing April 1, 1995.

                  The company did make a payment of interest in respect of the A2 loan in October 1997 but not in April 1998 for the year ended June 30, 1998 and such interest shall be payable on the next interest payment date thereafter, unless demanded or paid beforehand. Interest at 10.75% per annum on the balance outstanding is in effect from the date any such amount became due until the date of actual payment.

         (d) The company obtained loans totaling US$13,800,000 divided into a Tranche A loan of US$8,800,000 and Tranche B loan of US$5,000,000, under the terms of the Billiton Loan Amending Agreement.

                  The Tranche A loan is repayable in 20 semi-annual installments commencing on April 1, 1995 and thereafter each six months with the final installment due on October 1, 2004, attracting interest at the rate of libor plus 2.5% per annum on the principal balance outstanding. Penalty interest is charged at 1% above the relevant interest rate if payment is not made.

                  The Tranche A loan was transferred to the Consortium of nine banks, the main shareholders of the company effective June 30, 1998. At this date, the Consortium converted the Tranche A loan of US$8,800,000 and the cumulative interest of US$2,275,000 into Class A Shares (See Note 14).

                  The Tranche B loan of US$5,000,000 and the cumulative interest of US$1,293,000 was waived on June 30, 1998.

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

10.      Long term liabilities (Continued)

         (e) Interest on shareholders' advances of US$24,324,000 was converted into Class A Shares effective June 30, 1998 (See
                  Note 14).

         (f) This represents the balance of the Billiton International Metals (BIM) current account with Billiton Bogosu Gold Limited prior to Gencor's takeover of Shell's interest in the Company. The balance of US$2,409,000 was written off during the year.

11.      Environmental rehabilitation provision

         Costs are estimated based primarily upon environmental and regulatory requirements and are accrued and charged to expense over the expected economic life of the operation. The environmental rehabilitation provision to meet closure costs is currently made at the rate of US$1 per milled ton of ore

12.      Stated capital

                                     (Unaudited)
                                      March 31,                  June 30,                  June 30,
                                        1999                       1998                      1997
                                    No. of shares              No. of shares             No. of shares
                                    -------------              -------------             -------------
         Authorised shares
         -----------------
         Class A shares                18,000,000                 18,000,000                18,000,000
         Class B shares                 2,000,000                  2,000,000                 2,000,000
                                    -------------              -------------             -------------
                                       20,000,000                 20,000,000                20,000,000
                                    =============              =============             =============

                                           (Unaudited)
                                            March 31,                          June 30,                          June 30,
                                              1999                              1998                              1997
         Issued:                  No. of shares   Amount US$'000    No. of shares   Amount US$'000    No. of shares   Amount US$'000
         ------                   -------------   --------------    -------------   --------------    -------------   --------------
         Class A shares                704,639           78,293          704,639           78,293          164,000           18,222
         Class B shares                 78,293                -           78,293                -           18,222                -
                                  -------------   --------------    -------------   --------------    -------------   --------------
                                       782,932           78,293          782,932           78,293          182,222           18,222
                                  =============   ==============    =============   ==============    =============   ==============

         The company issued 540,639 additional Class A Shares for the conversion of advances, loans and interest payable of US$60,070,000 as at June 30, 1998 (See Note 14).

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)
                        FOR THE YEAR ENDED JUNE 30, 1998

12.      Stated capital (Continued)

         In addition, the Government of Ghana was issued 60,071 Class B Shares for no consideration, to maintain their proportionate 10% ownership of the company.

         The shareholders of the company as at March 31, 1999, June 30, 1998 and 1997 are as follows:

                                                           (Unaudited)
                                                          March 31, 1999        June 30, 1998    June 30, 1997
                                                              Number               Number           Number
         Class A shares                                       ------               ------           ------
         International Finance Corporation                   216,270              216,270           14,578
         DEG-Deutsche Investitions und
           Entwicklungsgesellschaft mbH                      158,004              158,004                -
         Societe Generale                                     91,140               91,140                -
         Credit Lyonnais                                      76,897               76,897                -
         Bank Austria AG                                      45,566               45,566                -
         DB (Belgium) Finance N.V./S.A                        45,566               45,566                -
         The Sumitomo Bank Limited                            31,331               31,331                -
         Banque International a Luxembourg                    28,477               28,477                -
         Transnational Incorporated                           11,388               11,388                -
         Gencor Bogoso Holdings (BVI) Limited                      -                    -          149,422
                                                             -------              -------          -------
                                                             704,639              704,639          164,000

         Class B shares

         Government of Ghana                                  78,293               78,293           18,222
                                                             -------              -------          -------

         Total Shares                                        782,932              782,932          182,222
                                                             =======              =======          =======


13.      Shareholders' advances
                                                           (Unaudited)
                                                          March 31, 1999        June 30, 1998    June 30, 1997
                                                  Note       US$'000               US$'000          US$'000
                                                  ----       -------               -------          -------
         Consortium of Banks                       14              -                     -           24,671
                                                             -------               -------          -------
                                                                   -                     -           24,671
                                                             =======               =======          =======

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

13.      Shareholders' advances (Continued)

         Shareholders' advances represented interest bearing foreign currency advances made under the terms of the Revised Shareholders Financing Agreement of March 22, 1994. These advances attracted interest at the rate of 10% per annum.

         In accordance with letters of consent from the shareholders, the Consortium of Banks advance amounting to US$24,671,000 and accrued interest of US$20,008,000 were converted into Class A Shares effective June 30, 1998. The IFC accrued interest of US$4,316,000 was also converted into Class A Shares effective June 30, 1998, however, the advance of US$5,329,000 was reclassified as a long-term liability and will not accrue any further interest on the remaining principal from June 30, 1998 (See Note 14).

14.      Advances, loans and interest payable converted into Class A Shares

         A summary of the components of advances, loans and interest payable converted into 540,639 Class A Shares effective June 30, 1998 is as follows:

                                                                                US$'000
                                                   Note          Principal       Interest        Total
                                                   ----          ---------       --------        -----
         Consortium of Banks
             - Advance                              13             24,671         20,008        44,679
             - Loan                                10(d)            8,800          2,275        11,075
                                                                   ------         ------        ------

                                                                   33,471         22,283        55,754
                                                                   ------         ------        ------

         International Finance Corporation          13                  -          4,316         4,316
                                                                   ------         ------        ------

                                                                   33,471         26,599        60,070
                                                                   ======         ======        ======

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)


15.      Net loss before taxation is stated
         after charging/(crediting)
                                                        (Unaudited)      (Unaudited)
                                                      March 31, 1999   March 31, 1998   June 30, 1998  June 30, 1997  June 30, 1996
                                                          US$'000          US$'000         US$'000        US$'000        US$'000
                                                          -------          -------         -------        -------        -------
         Auditors' remuneration                                19               11              22             13             12
         Bad and doubtful debts                                 2              136             350             47              -
         Directors' fees                                       22                5               6              6              -
         Director's emoluments                                100              162             162            125              6
         Director's compensation for loss of office
                                                                6               62              68              -              -
         Exchange (gain)/loss                                 143             (470)           (210)        (1,599)             -
         Interest received                                   (310)            (543)           (415)          (785)             -
         Inventory write down                                  38            1,791           2,078             64            791
         Loss/(profit) on disposal of assets                  (16)               1              16           (116)             -
         Roaster write-off                                      -                -               -              -          4,921
         Rehabilitation expenditure                         1,570            1,648           2,125          6,363          4,500

16.      Taxation

         The company has no taxation charge for the nine months ended March 31, 1999 or the year ended June 30, 1998 (1997: Nil) as there are significant tax losses to carry forward.

17.      Capital commitments

         Capital expenditure authorised but not yet expended as at March 31, 1999 and at June 30, 1998 was $1,081,000 and $6,483,000, respectively
         (1997: $4,488,000).

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

18.     Contingent liabilities

        (a)    Hedged gold

               The company had no hedged gold contracts as at March 31, 1999 and June 30, 1998 (1997: $8,090,584).

        (b)    Staff car loans

               The company has guaranteed car loans to senior staff provided through Barclays Bank of Ghana Limited. The balance guaranteed as at March 31, 1999 and June 30, 1998 amounted to $28,361 and $43,085, respectively (1997: $67,302).

19.     Net cash inflow from operating activities

                                         (Unaudited)        (Unaudited)
                                      Nine months ended  Nine months ended     Year ended          Year ended         Year ended
                                        March 31, 1999     March 31, 1998     June 30, 1998       June 30, 1997     June 30, 1996
                                           US$'000            US$'000            US$'000             US$'000            US$'000
                                           -------            -------            -------             -------            -------
Net operating (loss)/profit
  before interest expense                   (7,745)               928             (1,597)                501                119
Depreciation                                 6,657              2,892              5,990               4,107              9,801
Amortisation of development
expenditure                                  4,493              2,272              5,856               2,537              3,534
Amortisation of deferred assets
                                               623                972              3,864               3,223                  -
Decrease in inventories                     (1,961)             2,934              3,291                 860              3,298
(Increase)/decrease in accounts
receivable                                     (98)              (449)              (371)              2,008                511
(Decrease)/increase in creditors
                                               864               (507)              (519)                852                149
(Decrease)/increase in long term
liabilities                                    648                831               (735)              6,000              3,763
Loan and interest waiver                         -                  -             (6,293)                  -                  -
Exchange (gain)/loss on loans
                                               357               (395)              (205)             (1,711)            (1,424)
Loss/(profit) on disposal of
  assets                                       (16)                 1                 16                (116)                37
Interest income                               (310)              (544)              (415)               (785)              (450)
                                           -------            -------            -------             -------            -------
                                             3,512              8,935              8,882              17,476             19,338
                                           =======            =======            =======             =======            =======

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

20.      Going concern

         The company has accumulated losses of $59,860,000 as at June 30, 1998 due to trading losses over the past years as a result of high cost of servicing a heavy debt portfolio and the declining gold price, as well as working capital problems with the non-payment of external debt and limited finance available for an on-going capital renewal program. Shareholders have converted $60,070,000 of advances, loans and interest payable into stated capital (See Note 14) in addition to deferring payments due on long terms loans (See Note 10). The company is also actively looking for a strategic investor to provide additional funds for future expansion of operations based on the ore availability.

         A major exploration program has been undertaken to identify oxide proved and probable ore reserves to extend the life of the mine. In addition, the exploration work has identified highly prospective targets and investigations are underway into alternative sources of ore such as the treatment of tailings.

21.      Reclassification

         The prior years comparative figures have been reclassified where applicable to be consistent with the current year's presentation.

22.      Generally Accepted Accounting Principles in the United States and
         Canada

         The financial statements have been prepared in accordance with accounting principles generally accepted in and in compliance with the Ghana Companies Code 1963 (Act 179), which differ in certain respects from those principles that the company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States or Canada. Differences which materially affect these financial statements are:

         (a) Under U.S. GAAP, items such as foreign exchange gains and losses are required to be shown separately in the derivation of comprehensive income. Under Canadian GAAP, foreign exchange gains and losses related to the translation of foreign currency loans would be deferred and amortised over the remaining period of the loan. As the currency of measurement is the U.S. Dollar, loans denominated in deutschmarks are considered foreign currency loans.

         (b) Under U.S. GAAP, changes in accounting policies are accounted for in the year of change and includes the cumulative effect of that accounting change. Under Canadian GAAP, changes are applied retroactively to prior period financial statements by restating the prior years' financial statements and the prior year opening retained earnings balance in the earliest year reported. In June 1998, the company changed its method of amortization of development expenditure costs from units of production to straight line.

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

22. Generally Accepted Accounting Principles in the United States and Canada (Continued)

         (c) Under U.S. GAAP, extraordinary items are usually limited to unusual and infrequent events. Such items are reported separately in the statement of operations, net of taxes, and included in the determination of net income. Under Canadian GAAP, gains and losses from the extinguishment of debt generally do not meet the criteria for extraordinary items. During the year ended June 30, 1998, creditors forgave portions of certain loans as discussed Note 10.

         (d) Under U.S. and Canadian GAAP, basic earnings per share of common stock is calculated on the weighted average number of common shares outstanding during the period and is required for each period presented. Per share amounts are reflected for income before extraordinary items, the cumulative effect of a change in accounting principle and for net income.

         (e) Under U.S. and Canadian GAAP, the impact of a change in accounting estimate is recorded in the current reporting period, typically three-month quarters. As of June 30, 1998, the company changed the estimated remaining useful lives of its plant and machinery and mine to five years, effective as of July 1, 1997. Under U.S. and Canadian GAAP, the impact of the change in estimate would have been recorded as of April 1, 1998, resulting in a lower charge for depreciation and amortization for the year ended June 30, 1998.

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

22. Generally Accepted Accounting Principles in the United States and Canada (Continued)

         Had the company followed GAAP in the United States, certain items on the statements of operations would have been reported as follows:

         Statement of operations
         (Stated in thousands of United States Dollars except per share amounts)

                                                             (Unaudited)       (Unaudited)
                                                             Nine months       Nine months
                                                                ended             ended          Year ended      Year ended
                                                              March 31,         March 31,         June 30,        June 30,
                                                                1999              1998              1998            1997
                                                               US$'000           US$'000          US$'000         US$'000
                                                               -------           -------          -------         -------
         Net loss as presented                                  (9,624)           (4,387)          (8,710)         (6,689)
         Foreign exchange gain (a)                                (214)              (75)              (6)            (75)
         Change in accounting estimate (e)                           -                 -            3,084               -
         Extraordinary gain on extinguishment of debt
           (c)                                                       -                 -           (6,293)              -
                                                               -------           -------          -------         -------
         Income before extraordinary item                       (9,838)           (4,462)         (11,925)         (6,764)
         Extraordinary gain on extinguishment of debt
           (c)                                                       -                 -            6,293               -
         Cumulative effect of change in accounting
           principle (b)                                             -                 -            1,083               -
                                                               -------           -------          -------         -------
         Net income (loss) under U.S. GAAP                      (9,838)           (4,462)          (4,549)         (6,764)
         Other comprehensive income - foreign
           exchange gain (a)                                       214                75                6              75
                                                               -------           -------          -------         -------
         Comprehensive income (a)                               (9,624)           (4,387)          (4,543)         (6,689)
                                                               =======           =======          =======         =======
         Per share data (d):
         Extraordinary gain on extinguishment of debt                -                 -            34.32               -
                                                               =======           =======          =======         =======
         Cumulative effect of change in accounting
           principle                                                 -                 -             5.91               -
                                                               =======           =======          =======         =======
         Basic and diluted net loss per share under
           U.S. GAAP                                            (12.29)           (24.07)          (24.77)         (36.71)
                                                               =======           =======          =======         =======
         Weighted average shares outstanding (basic
           and diluted)                                        782,932           182,222          183,369         182,222
                                                               =======           =======          =======         =======
         Reconciliation to Canadian GAAP:
         Net loss under U.S. GAAP                               (9,838)           (4,462)          (4,549)         (6,764)
         Amortisation of foreign exchange gain (a)                  91                47               28              50
         Cumulative effect of change in accounting
           principle applied retroactively                       2,797             1,140            1,521           1,083
                                                               -------           -------          -------         -------
         Net loss under Canadian GAAP                           (6,950)           (3,275)          (3,000)         (5,631)
                                                               =======           =======          =======         =======
         Net loss per share under Canadian GAAP                  (8.88)           (17.97)          (16.36)         (30.90)
                                                               =======           =======          =======         =======

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

22. Generally Accepted Accounting Principles in the United States and Canada (Continued)

         The effect of differences in accounting under U.S. GAAP and Canadian GAAP on the balance sheets, statement of changes in shareholders' equity and statements of cash flow are as follows:

         Balance Sheet

                                                    June 30, 1998                                 June 30, 1997
                                         As            Canadian         U.S.           As            Canadian         U.S.
                                      presented          GAAP           GAAP        presented          GAAP           GAAP
                                       US$'000         US$'000        US$'000        US$'000         US$'000        US$'000
                                       -------         -------        -------        -------         -------        -------
         Fixed assets                   27,692          28,243         28,243         30,591          30,591         30,591
         Development
           expenditure (b)              18,648          22,702         21,181         24,430          25,513         24,430
         Accumulated
           comprehensive
           income                            -               -             81              -               -             75
         Accumulated deficit           (59,860)        (54,253)       (55,774)       (51,150)        (50,142)       (51,225)
         Total shareholders'
           equity                       18,432          24,121         22,600         (8,257)         (7,174)        (8,257)

                                                                              (Unaudited)
                                                                             March 31, 1999
                                                                             --------------
                                                        As presented          Canadian GAAP           U.S GAAP
                                                           US$'000               US$'000               US$'000
                                                           -------               -------               -------
         Fixed assets                                       24,232                24,658                24,658
         Development expenditure (b)                        14,155                20,730                17,933
         Accumulated comprehensive
           income                                                -                     -                   295
         Accumulated deficit                               (69,484)              (62,815)              (65,612)
         Total shareholders' equity                          8,809                15,773                12,976

         Under U.S. GAAP, accruals and other payables would be separately disclosed as follows:

                                                           March 31,             June 30,              June 30,
                                                             1999                  1998                  1997
                                                           US$'000               US$'000               US$'000
                                                           -------               -------               -------
         Accrued payroll, taxes and bonus                      597                   494                   779
         Accrued redundancy costs                              355                   356                   208
         Accrued royalties                                     345                   222                   296
         Accrued electricity                                   400                   116                   244
         Accrued mining department costs                       434                     -                     -
         Other accrued liabilities                           1,467                 1,199                 1,737
                                                           -------               -------               -------
           Total accruals and other payables                 3,598                 2,387                 3,264
                                                           =======               =======               =======

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

22. Generally Accepted Accounting Principles in the United States and Canada (Continued)

         Statement of Changes in Shareholders' Equity Under U.S. GAAP

                                                                                      Accumulated
                                                                                         Other                            Total
                                                            Stated                   Comprehensive     Shareholder    Shareholders'
                                  Class A      Class B      Capital      Deficit        Income           Advances        Equity
                                   Shares       Shares      US$'000      US$'000        US$'000          US$'000         US$'000
                                   ------       ------      -------      -------     -------------     -----------    -------------
Balance at June 30, 1996          164,000       18,222      18,222       (44,461)             -           24,671          (1,568)
Comprehensive Income:
Net income (loss) 1997                                                    (6,764)                                         (6,764)
Translation adjustments                                                                      75                               75
                                                                                                                         -------
Comprehensive Income:                                                                                                     (6,689)
Shares issued
Issue costs
Shareholder advances                    -            -           -             -              -                -               -
                                  -------      -------     -------       -------        -------          -------         -------
Balance at June 30, 1997          164,000       18,222      18,222       (51,225)            75           24,671          (8,257)
Comprehensive Income:
Net income (loss) 1998                                                    (4,549)                                         (4,549)
Translation adjustments                                                                       6                                6
                                                                                                                         -------   -
Comprehensive Income:                                                                                                     (4,543)
Shares issued                     540,639       60,071      60,071                                                        60,071
Shareholder advances                    -            -           -             -              -          (24,671)        (24,671)
                                  -------      -------     -------       -------        -------          -------         -------
Balance at June 30, 1998          704,639       78,293      78,293       (55,774)            81                           22,600
Comprehensive Income:
Net income (loss) 1999                                                    (9,838)                                         (9,838)
Translation adjustments                                                                     214                              214
                                                                                                                         -------
Comprehensive Income:                                                                                                     (9,624)
Shares issued
Shareholder advances                    -            -           -             -              -                -               -
                                  -------      -------     -------       -------        -------          -------         -------

Balance at March 31, 1999         704,639       78,293      78,293       (65,612)           295                -          12,976
                                  =======      =======     =======       =======        =======          =======         =======

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

22. Generally Accepted Accounting Principles in the United States and Canada (Continued)

         Statements of Cash Flow Under U.S. GAAP
          (Stated in thousands of United States Dollars)

         Net Cash Provided by (Used in):        Operating Activities           Investing Activities           Financing Activities
                                             As presented     U.S. GAAP     As presented     U.S. GAAP     As presented    U.S. GAAP
         For the Nine months ended              US$'000        US$'000         US$'000        US$'000         US$'000       US$'000
         --------------------------             -------        -------         -------        -------        ----------     -------
              March 31, 1999 (Unaudited)          3,512          1,633          (6,299)        (4,420)           (2,441)     (2,441)

         For the Years ended,
         --------------------
              June 30, 1998                       8,882          7,524          (5,668)        (4,310)           (3,933)     (3,933)
              June 29, 1997                      17,746         16,934          (5,876)        (5,334)           (4,082)     (4,082)

         Cash paid for interest for the nine months ended March 31, 1999 and the years ended June 30, 1998 and 1997 was $2,205,000, $1,773,000 and
         $1,327,000 respectively.

         U.S. GAAP does not permit the presentation of non-cash items in investing or financing activities in the statements of cash flows. Under the company's current reporting, no such transactions were included in the statements of cash flows. The company did, however, convert $60,070,000 in shareholder advances plus accrued interest to Class A shares as described in Note 14.

         US GAAP Tax Considerations

         U.S. GAAP changes the company's method of accounting for income taxes to an asset and liability approach. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Use of the assets and liability method has no effect on the U.S. GAAP financial statements as the company as concluded that a full valuation allowance must be applied to the deferred tax assets resulting from the company's net operating loss carryforwards. For the years ended June 30, 1998 and 1997 and the nine months in the periods ended March 31, 1999 and 1998, the company has recorded no current tax expense under U.S. GAAP due to the cumulative net losses incurred by the company. Under U.S. GAAP, the company would not record any deferred tax expense based on the same rationale.

         Summarized below are the components of deferred taxes:

                                                                (Unaudited)
                                                               As of March 31,      As of June 30,        As of June 30,
                                                                    1999                 1998                   1997
                                                                  US$'000              US$`000                US$`000
                                                               --------------       -------------         -------------
         Temporary differences relating to net liabilities:
           Accrued environmental liabilities                        4,543                4,237                  3,675
         Tax loss and credit carryforwards                          7,415               10,347                 10,924
                                                                  -------               ------                 ------
         Gross deferred tax asset                                  11,958               14,584                 14,599
         Valuation allowance                                      (11,958)             (14,584)               (14,599)
                                                                  -------               ------                 ------
         Net deferred tax assets                                        -                    -                      -
                                                                  =======               ======                 ======

         The valuation allowance decreased by approximately $2.6 million due to smaller capital expenditure allowances in the current period based on the company's curtailed spending. The statuatory tax rate in Ghana is 35%, while the company's effective rate is nil.

                               BOGOSO GOLD LIMITED
                     (Formerly Billiton Bogosu Gold Limited)

                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

22. Generally Accepted Accounting Principles in the United States and Canada (Continued)

         Impact of Recently lssued Accounting Standards

         In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", effective for financial statements for periods ending after December 15, 1997. The Statement requires dual presentation of basic and diluted earnings per share on the face of the income statement. The company has complied with the requirements of this statement.

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", effective for financial statements for periods beginning after December 15, 1997. The Statement establishes standards for reporting and display of comprehensive income and its components in financial statements. Comprehensive income for the company will include items which have historically been included in Shareholders' Equity, such as unrealized gains or losses on marketable equity securities and foreign exchange gains and losses. The company has complied with the requirements of this statement.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction add, if it is, the type of hedge transaction. At this time the company has no derivative instruments that are subject to the requirement of this statement.

                           GOLDEN STAR RESOURCES LTD.
                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The accompanying Pro Forma Consolidated Balance Sheet as of March 31, 1999, and the Pro Forma Consolidated Statements of Operations for the year ended December 31, 1998 and for the three months ended March 31, 1999 give effect to the acquisition of Bogoso Gold Limited ("BGL").

We and Anvil Mining N.L. ("Anvil") intend to acquire BGL from a consortium of banks (the "Banks") by purchasing 90% of the common shares of BGL and 100% of the debt (the "Debt") owed by BGL to the Banks. We will own 70% of the common shares of BGL and 77.8% of the Debt. Anvil will own a 20% common share interest and 22.2% of the Debt. The remaining 10% common share interest will continue to be held by the Government of Ghana.

The purchase price for the Acquisition is an initial payment of $12.0 million, of which $9,336,000 is for our account and $2,664,000 is for the account of Anvil. Under an agreement with Anvil, our Company will provide all of the funds for the initial $12.0 million purchase price and all other acquisition costs collectively (the "Acquisition Costs"). We will provide a loan to Anvil (the "Note Receivable") to fund Anvil's share of the Acquisition Costs. The Note Receivable will bear an annual interest rate of 15% compounded monthly. All cash distributions from the Bogoso Property will be paid to us until we have received all of the Acquisition Costs plus interest thereon.

The Pro Forma Consolidated Financial Statements give effect to the acquisition described above under the purchase method of accounting and are based on the assumptions and adjustments described in the Notes to the Pro Forma Consolidated Financial Statements contained elsewhere in this Prospectus Supplement. For purposes of these Consolidated Pro Forma Financial Statements, it was assumed that the transactions for which the pro forma effects are shown were completed March 31, 1999 for the Pro Forma Consolidated Balance Sheet and January 1, 1998 for the Pro Forma Consolidated Statements of Operations.

The fair value of the consideration will be allocated to the assets and liabilities acquired based upon the fair values of such assets and liabilities at the date of the acquisition and may be revised subject to final purchase price allocation and valuation. The preliminary estimates and assumptions as to the value of the assets and liabilities of BGL are based upon information available at the date of preparation of the Pro Forma Consolidated Financial Statements, and will be adjusted upon the final determination of such fair values. The items awaiting final allocation include materials and supplies inventories and certain liabilities. It is anticipated that final allocation of the BGL purchase price will not differ materially from the preliminary allocation.

The unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the historical financial statements included and incorporated by reference herein, and other financial data of GSR and BGL included elsewhere in this Prospectus Supplement.

THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS BELOW DO NOT PURPORT TO REPRESENT WHAT THE RESULTS OF OPERATIONS OR FINANCIAL CONDITION WOULD HAVE ACTUALLY BEEN OR WHAT OPERATIONS WOULD BE IF THE TRANSACTIONS THAT GIVE RISE TO THE PRO FORMA ADJUSTMENTS HAD OCCURRED ON THE DATES ASSUMED AND ARE NOT INDICATIVE OF FUTURE RESULTS.

                           Golden Star Resources Ltd.
                      Pro Forma Consolidated Balance Sheet
                            (In Thousands of Dollars)
                                   (Unaudited)

                                                    Historical        Historical
                                                     March 31,         March 31,
                                                       1999              1999                 Pro Forma
                                                       GSR               BGL                 Adjustments         Combined
                                                  --------------    --------------           -----------         --------
Assets
Cash and Short Term Investments                     $  5,158          $ 10,673          1     $ 12,500           $  5,831
                                                                                        1         (500)
                                                                                        1      (12,000)
                                                                                        1       (3,000)
                                                                                        1       (7,000)
Accounts Receivable                                      506             1,494                                      2,000
Note Receivable from Anvil                                 -                 -          1        2,664              2,664
Inventories                                              172             8,002                       -              8,174
Other Assets                                              91                  -                         -              91
                                                    --------          --------                --------           --------
Total Current Assets                                   5,927            20,169                  (7,336)            18,760

Restricted Cash                                            -                 -          1       10,000             10,000
Deferred Exploration                                  59,621                 -                                     59,621
Mining Properties                                          -            39,960          1      (30,504)             9,456
Investment in Omai Gold Mines Limited                  1,150                 -                       -              1,150
Fixed Assets                                             537                 -                       -                537
Other Assets                                             136                 -          1          500                636
                                                    --------          --------                --------           --------
                                                    $ 67,371          $ 60,129                $(27,340)          $100,160
                                                    ========          ========                ========           ========
Current Liabilities
Accounts Payable and Accrued Liabilities                 575             4,742          1        1,300              6,617
Current Portion of Long Term Debt                                        3,951          1       (3,701)               250
Accrued Wages and Payroll Taxes                          724                 -                       -                724
                                                    --------          --------                --------           --------
Total Current Liabilities                              1,299             8,693                  (2,401)             7,591

Long Term Debt                                         2,536            29,647          1      (29,647)             2,536
Convertible Debentures                                     -                 -          1        5,989              5,989
Other Liabilities                                         35            12,980          1       (2,980)            10,035
                                                    --------          --------                --------           --------

Total Liabilities                                      3,870            51,320                 (29,039)            26,151

Minority Interest                                      5,303                 -          1        3,997              9,300

Share Capital                                        159,163            78,293          1        4,500            163,663
                                                                                        1      (78,293)
Equity Component of Convertible
  Debentures                                               -                 -          1        2,011              2,011
Stock Option Loans                                    (4,012)                -                       -             (4,012)
Accumulated Deficit                                  (96,953)          (69,484)         1       69,484            (96,953)
                                                    --------          --------                --------           --------
Total Shareholders' Equity                            58,198             8,809                  (2,298)            64,709
                                                    --------          --------                --------           --------

Total Liabilities and Shareholders' Equity          $ 67,371          $ 60,129                $(27,340)          $100,160
                                                    ========          ========                ========           ========

          The accompanying notes are an integral part of this Pro Forma
                           Consolidated Balance Sheet.

                           Golden Star Resources Ltd.
                 Pro Forma Consolidated Statement of Operations
     (Stated in thousands of United States Dollars except per share amounts)
                                   (Unaudited)

                                                  For the Year       For the Year                               Pro Forma
                                                 Ended December     Ended December                             For the Year
                                                    31, 1998           31, 1998                Pro Forma    Ended December 31,
                                                      GSR                BGL                  Adjustments          1998
                                                 -----------         -----------              -----------      -----------
REVENUE
     Gold Sales                                  $         -         $    35,432              $         -      $    35,432
     Interest and Other                                  635                 227                        -              862
                                                 -----------         -----------              -----------      -----------
                                                         635              35,659                        -           36,294

COSTS AND EXPENSES
     Cost of Goods Sold                                    -              23,130                        -           23,130
     Royalties                                             -               1,062                        -            1,062
     Depreciation                                        230              13,258        (a)       (12,338)           1,150

     Amortization                                          -               1,325        (a)        (1,325)               -
     General and Administrative                        7,712              10,097                        -           17,809
     Exploration Expense                                 443                   -                        -              443
     Write-Offs & Abandonment of Mineral
       Properties                                     16,600                   -                        -           16,600
     Interest Expense                                     36               4,936        (b)        (4,936)           1,314
                                                                                        (c)           600
                                                                                        (c)           250
                                                                                        (c)           428
     Other Income                                          -              (6,419)       (b)         6,293             (126)
     Foreign Exchange Loss (Gain)                         26                 236        (b)          (236)              26
                                                 -----------         -----------              -----------      -----------
                                                      25,047              47,625                  (11,264)          61,408

LOSS BEFORE THE UNDERNOTED                           (24,412)            (11,966)                  11,264          (25,114)

Omai Preferred Share Redemption Surplus                  950                   -                        -              950
                                                 -----------         -----------              -----------      -----------
Net Loss before Minority Interest                    (23,462)            (11,966)                  11,264          (24,164)
Minority Interest Loss                                 1,214                            (d)        (1,337)            (123)
                                                 -----------         -----------              -----------      -----------
Net Loss                                         $   (22,248)        $   (11,966)             $     9,927      $   (24,287)
                                                 -----------         -----------              -----------      -----------

BASIC AND FULLY DILUTED NET LOSS PER SHARE       $     (0.74)        $         -                               $     (0.66)
                                                 ===========         ===========                               ===========
WEIGHTED AVERAGE SHARES OUTSTANDING                     30.2                   -                      6.4             36.6
                                                 ===========         ===========              ===========      ===========

     The accompanying notes are an integral part of this unaudited Pro Forma
                      Consolidated Statement of Operations.

                           Golden Star Resources Ltd.
                 Pro Forma Consolidated Statement of Operations
     (Stated in thousands of United States Dollars except per share amounts)
                                   (Unaudited)

                                             For the Three        For the Three                               Pro Forma
                                             Months Ended         Months Ended                               For the Three
                                            March 31, 1999       March 31, 1999               Pro Forma      Months Ended
                                                 GSR                   BGL                   Adjustments    March 31, 1999
                                            --------------       --------------              -----------    --------------
REVENUE
     Gold Sales                               $         -          $    11,145               $         -      $    11,145
     Interest and Other                               166                   25                         -              191
                                              -----------          -----------               -----------      -----------
                                                      166               11,170                         -           11,336

COSTS AND EXPENSES
     Cost of Goods Sold                                 -                7,253                         -            7,253
     Royalties                                          -                  337                         -              337
     Depreciation                                      54                2,384        (a)         (2,154)             284
     Amortization                                       -                  307        (a)           (307)               -
     General and Administrative                       698                1,641                         -            2,339
     Exploration Expense                               47                    -                         -               47
     Other Income                                       -                  (79)                        -              (79)
     Interest Expense                                   6                  616        (c)             63              289
                                                                                      (c)            148
                                                                                      (c)             72
                                                                                      (b)           (616)
     Foreign Exchange Loss (Gain)                     (22)                (202)       (b)            202              (22)
                                              -----------          -----------               -----------      -----------
                                                      783               12,257                    (2,592)          10,448

LOSS BEFORE THE UNDERNOTED                           (617)              (1,087)                    2,592              888

Omai Preferred Share Redemption Surplus
                                                      225                    -                         -              225
                                              -----------          -----------               -----------      -----------
Net Loss before Minority Interest                   (392)               (1,087)                    2,592            1,113
Minority Interest Loss                                119                    -        (d)           (192)             (73)
                                              -----------          -----------               -----------      -----------
Net Loss                                      $     (273)          $    (1,087)              $     2,400      $     1,040
                                              -----------          -----------               -----------      -----------

Net Earnings (Loss) Per Share - Basic         $    (0.01)          $         -                                $      0.03
                                              ===========          ===========                                ===========
Net Earnings (Loss) Per Share - Fully
  Diluted                                     $                    $                                          $      0.02
                                              ===========          ===========                                ===========

WEIGHTED AVERAGE SHARES OUTSTANDING -
   BASIC                                             30.2                    -                       6.6             36.8
                                              ===========          ===========               ===========      ===========
WEIGHTED AVERAGE SHARES OUTSTANDING -
   DILUTED                                                                   -                      57.4             57.4
                                              ===========          ===========               ===========      ===========

     The accompanying notes are an integral part of this unaudited Pro Forma
                      Consolidated Statement of Operations.

                           GOLDEN STAR RESOURCES LTD.
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.       Basis of Presentation of Pro Forma Consolidated Balance Sheet

         The accompanying Pro Forma Consolidated Balance Sheet as of March 31, 1999 gives effect to the proposed acquisition of BGL as if such transaction had occurred on March 31, 1999.

         We and Anvil Mining N.L. ("Anvil") intend to acquire BGL from a consortium of banks (the "Banks") by purchasing 90% of the common shares of BGL and 100% of the debt (the "Debt") owed by BGL to the Banks. We will own 70% of the common shares of BGL and 77.8% of the Debt. Anvil will own a 20% common share interest and 22.2% of the Debt. The remaining 10% common share interest will continue to be held by the Government of Ghana.

         The purchase price for the acquisition is an initial payment of $12.0 million, of which $9,336,000 is for our account and $2,664,000 is for the account of Anvil. Under an agreement with Anvil, our Company will provide all of the funds for the initial $12.0 million purchase price and all other acquisition costs collectively (the "Acquisition Costs"). We will provide a loan to Anvil (the "Note Receivable") to fund Anvil's share of the Acquisition Costs. The Note Receivable will bear an annual interest rate of 15% compounded monthly. All cash distributions from the Bogoso Property will be paid to us until we have received all of the Acquisition Costs plus interest thereon.

         Assets and liabilities assumed have been recorded at estimated fair market value. After completion of the acquisition, approximately $3,000,000 will be paid out to BGL employees as a result of the termination of these employees on the Acquisition Date. This amount has been reflected as restricted cash. In addition, $7,000,000 of cash acquired has been reflected as restricted cash to pay for the assumed mine site rehabilitation ($6,000,000) and economic and social development for the mine area community at the eventual closure of the Bogoso Property ($1,000,000).

         The Company will also be required to pay the sellers an additional $5,000,000 on the first anniversary of commencement of sulfide production at BGL. Due to the uncertain nature of this contingent consideration, no liability has been recorded as part of the purchase price allocation.

         The following allocation of the purchase price reflects the fair market values of assets and liabilities acquired in the contemplated transaction as of March 31, 1999.

         Costs of Acquisition (in Thousands)

           Purchase Price                                       $12,000
           Transaction Costs                                      1,800
           Less:
             Anvil Note Receivable                               (2,664)
                                                                -------
               Cost of Acquisition                              $11,136
                                                                =======
           Allocation of Purchase Price

           Cash                                                 $10,673
           Accounts Receivable                                    1,494
           Inventories                                            8,002
           Mining Assets                                          9,956
           Accounts Payable                                      (4,992)
           Long-Term Liabilities                                (10,000)
           Minority Interest                                     (3,997)
                                                                -------
              Total Purchase Price Allocated                    $11,136
                                                                =======

2.       Pro Forma Consolidated Statement of Operations Adjustment

         The accompanying Pro Forma Consolidated Statements of Operations assume that the proposed acquisition of BGL had occurred on January 1, 1998.

         The acquisition adjustments are as follows:

         a. To record the elimination of depreciation and amortization expense on mining assets acquired as of January 1, 1998.
         b. To record the elimination of interest expense and foreign exchange gains/losses and forgiveness of debt included as other income related to the debt of BGL.
         c. To record the estimated interest expense related to debt incurred of $8 million at 7.5% as part of the funding for the acquisition of BGL. To record the accrual of deemed interest expense for the $250,000 production bonus accrual and the amortization of $500,000 in financing costs under the credit facility.
         d. To record the 30% minority interest share in the earnings of BGL.
         e. No tax expense is recognized as the Company would have had sufficient net operating losses to carry forward and offset against taxable income.

3. Reconciliation of Pro Forma Consolidated Financial Statements to United States GAAP

         The Pro Forma Consolidated Financial Statements have been prepared using the financial statements of GSR which are in accordance with Canadian generally accepted accounting principles ("GAAP") which differ in certain respects from those principles that the Company would have followed had its financial statements been prepared in accordance with generally accepted accounting prinicples in the United States. The presentation of BGL after the purchase price allocation is consistent with U.S. GAAP. Differences which materially affect these Pro Forma Consolidated Financial Statements are:

         a. For United States GAAP ("U.S. GAAP"), exploration and general and administrative costs related to projects are charged to expense as incurred. As such, the majority of costs charged to Exploration Expense and Abandonment of Mineral Properties under Canadian GAAP would have been charged to earnings in prior periods under U.S. GAAP. Property acquisition costs are capitalized for both Canadian and U.S. GAAP. The impact of this adjustment on the Pro Forma Consolidated Balance Sheet would be a reduction of deferred exploration by $41.4 million. For the Pro Forma Consolidated Statements of Operations the impact of this adjustment would be $4.9 million for the year ended December 31, 1998 and $1.4 million for the three months ended March 31, 1999.

         b. Under U.S. GAAP, the investment in Omai Gold Mines Limited would have been written off in prior years and, therefore, the entire Omai Preferred Share Redemption would have been included in income. Under Canadian GAAP, a portion of the Omai Preferred Share Redemption is included in income with the remainder reducing the carrying value of the Company's preferred stock investment. The impact of this adjustment on the Pro Forma Consolidated Balance Sheet would be a reduction of Investment in OGML of $1.1 million. For the Pro Forma Consolidated Statements of Operations, the impact of this adjustment would be $0.8 million for the year ended December 31, 1998 and $0.2 million for the three months ended March 31, 1999.

         c. Under U.S. GAAP, no portion of proceeds from the issuance of convertible debt securities would be accounted for as attributable to a conversion feature. Under Canadian GAAP, this element of the proceeds would be treated as additional capital, and accreted over the period of optional conversion as interest expense. The impact of this adjustment would increase the Convertible Debentures balance by $2,011,000 and reduce the Equity Component of Convertible Debentures as recorded under Canadian GAAP by a corresponding amount.

The following table summarizes the effect of the above material adjustments on the Pro Forma Financial Statements:


  As of March 31, 1999
                                                   Pro Forma CDN GAAP          Pro Forma U.S. GAAP
                                                   ------------------          -------------------
  Assets                                               $100,160                     $ 57,573
  Liabilities                                            26,151                       28,162
  Minority Interest                                       9,300                        9,348
  Stockholders' Equity                                   64,709                       20,063

  For the Year Ended December 31, 1998

  Net (Loss)/Income                                    $(24,287)                    $(29,762)

  For the Three Months Ended March 31, 1999

  Net (Loss)/Income                                    $  1,040                     $   (376)


                           GOLDEN STAR RESOURCES LTD.


                                  COMMON SHARES
                                PREFERRED SHARES
                           CONVERTIBLE DEBT SECURITIES
                                    WARRANTS

                            ------------------------

      Golden Star Resources Ltd. (the "Company" or "Golden Star") may offer from time to time (i) common shares without par value (the "Common Shares"), (ii) first preferred shares (the "Preferred Shares") in one or more series, (iii) convertible debt securities (the "Convertible Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness representing unsecured obligations of the Company convertible into Common Shares and (iv) warrants (the "Warrants") to purchase Common Shares, Preferred Shares or Convertible Debt Securities. The foregoing securities are collectively referred to as the "Securities." Any Securities may be offered with other Securities or separately. Securities may be sold for U.S. dollars, foreign currency or currency units, including the European Currency Unit; amounts payable with respect to any Convertible Debt Securities may likewise be payable in U.S. dollars, foreign currency or currency units, including the European Currency Unit, in each case, as the Company specifically designates. The amounts payable by the Company in respect of Convertible Debt Securities may be calculated by reference to the value, rate or price of one or more specified commodities, currencies or indices as set forth in an accompanying Prospectus Supplement. The Securities will be offered at an aggregate initial offering price not to exceed U.S. $100,000,000 or the equivalent (based on the applicable exchange rate at the time of sale) if Convertible Debt Securities of the Company are issued in principal amounts denominated in one or more foreign currencies or currency units as shall be designated by the Company.

      SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

      This Prospectus will be supplemented by one or more accompanying Prospectus Supplements, which will set forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Common Shares, the number of Common Shares and the terms of the offering thereof, (ii) in the case of Preferred Shares, the designation, aggregate principal amount and stated value and liquidation preference per share, initial public offering price, dividend rate (or method of calculation), dates on which dividends shall be payable, any redemption or sinking fund provisions, any conversion or exchange rights, whether the Company has elected to offer the Preferred Shares as depositary shares, any listing of such Preferred Shares on a securities exchange, and any other terms in connection with the offering and sale of such Preferred Shares, (iii) in the case of Convertible Debt Securities, title, aggregate principal amount, currency of denomination, maturity, interest rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any index or other method used to determine the amounts payable, the ranking of such Convertible Debt Securities (whether senior, senior subordinated or subordinated), any conversion rights, at the option of the Company or the holder, any listing on a securities exchange, the initial public offering price and any other terms in connection with the offering and sale of such Convertible Debt Securities, and
(iv) in the case of Warrants, the number and terms thereof, the number of shares of Common Shares or Preferred Shares or amount of Convertible Debt Securities issuable upon their exercise, the exercise price, the periods during which the Warrants are exercisable, any listing of such Warrants on a securities exchange and any other terms in connection with the offering, sale and exercise of such Warrants. The Prospectus Supplement will also contain information, as applicable, about certain United States and Canadian Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

      The Company's Common Shares are traded on the American Stock Exchange under the symbol "GSR" and The Toronto Stock Exchange under the symbol "GSC." Each Prospectus Supplement will indicate if the Securities offered thereby will be listed on any securities exchange.

      The Company may sell Securities to or through one or more underwriters, and may also sell Securities directly to other purchasers or through agents. See "Plan of Distribution." Each Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the principal amount, if any, to be purchased by any such Underwriters, and any applicable fee, commission or discount arrangements with them.

                            ------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                       COMMISSION PASSED UPON THE ACCURACY
                       OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                            ------------------------

      This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                 The date of this Prospectus is October 2, 1997.

      No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus or in the Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement nor any sale made hereunder shall create, under any circumstances, an implication that there has been no change in the facts set forth in this Prospectus or the accompanying Prospectus Supplement, or in the affairs of the Company since such date. Neither this Prospectus nor the accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby, nor do they constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or sale is unlawful or not authorized or in any jurisdiction in which the person making such offer or solicitation is not qualified to do so.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; and at its regional offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. The Company also is subject to the information and reporting requirements of the securities regulatory authorities of certain provinces of Canada and files similar reports, proxy statements and other information with such authorities. Such reports, proxy statements and other information concerning the Company also can be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 and the offices of The Toronto Stock Exchange, 2 First Canadian Place, Toronto Ontario, Canada M5X 1J2. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

      The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect of the Securities covered by this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such securities, reference is hereby made to such Registration Statement, including the exhibits filed therewith. The Registration Statement and the exhibits thereto can be obtained by mail from or inspected and copied at the public reference facilities maintained by the Commission as provided in the prior paragraph.

                    ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

      Golden Star Resources Ltd. is a corporation subsisting under the laws of Canada and certain of its directors and officers, as well as certain of the experts named herein, are neither citizens nor residents of the United States. A substantial part of the assets of several of such persons and of the Company are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce against them or the Company within the United States judgment of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability against such persons and Golden Star Resources Ltd. in Canada, in original actions or actions to enforce judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

      (1) Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission on March 31, 1997.

      (2) Current Reports on Form 8-K, filed with the Commission on March 10, 1997, May 8, 1997 and September 23, 1997.

      (3) Quarterly Report on Form 10-Q, filed with the Commission on May 15, 1997.

      (4) Quarterly Report on Form 10-Q, filed with the Commission on August 14, 1997.

      (5) 1997 Proxy Statement and Information Circular for the 1997 Annual Meeting of Shareholders, filed with the Commission on April 29, 1997.

      (6) The description of the Common Shares contained in the Company's Articles (incorporated by reference to Exhibit 1.1 to the Company's Registration Statement on Form 20-F, filed on May 10, 1993).

      (7) The Company's Shareholder Rights Plan included in the Company's Current Report on Form 8-K, filed with the Commission on May 8, 1996.

      All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the oral or written request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Secretary, Golden Star Resources Ltd., 1660 Lincoln Street, Suite 3000, Denver, Colorado 80264, (303) 830-9000.

      References in this Prospectus to the term "Golden Star" or to the term "Company" refer to Golden Star Resources Ltd. and its consolidated subsidiaries, including, without limitation, Guyanor Ressources S.A. ("Guyanor") and Pan African Resources Corporation ("PARC"), unless the context otherwise requires.

      The information in this Prospectus is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing in this Prospectus or incorporated by reference herein.

                              CANADIAN PROSPECTUSES

      The Company is filing with certain Canadian securities regulatory authorities a shelf prospectus relating to the potential offering in Canada of up to 12,000,000 common shares (including the Common Shares offered hereunder) and a shelf prospectus relating to the potential offering in Canada of convertible debt securities at an aggregate initial offering price of up to U.S. $100,000,000 (including the Convertible Debt Securities offered hereunder). Canadian securities laws do not permit the use of an unallocated (as between common shares and debt securities) shelf prospectus.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements in this Prospectus and any Prospectus Supplement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements express or implied by such forward-looking statements. Such factors include, among others, gold and diamond exploration and development costs and results, fluctuation of gold prices, foreign operations and foreign government regulation, competition, uninsured risks, recovery of reserves, capitalization and commercial viability and requirements for obtaining permits and licenses. See "Risk Factors."

                  REPORTING CURRENCY AND FINANCIAL INFORMATION

      For the periods prior to May 15, 1992, the Company's reporting currency was the Canadian dollar. In addition, the Company historically has raised most of its equity capital in Canadian dollars. Since May 15, 1992, the Company's reporting currency has been the United States dollar.

      All amounts in this Prospectus and any Prospectus Supplement or incorporated herein by reference are expressed in United States dollars, unless otherwise indicated. References to (i) "Cdn" are to Canadian dollars, (ii) "FF" are to French francs and (iii) "R" are to Brazilian reals.

      Financial information is presented in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"). Differences between generally accepted accounting principles in the United States ("U.S. GAAP") and Canadian GAAP as applicable to the Company, are explained in the notes to the Company's Consolidated Financial Statements incorporated by reference herein.

                                   THE COMPANY

      Golden Star is an international gold and diamond exploration company with a diverse portfolio of active exploration and development projects and an operating mine in approximately ten countries on two continents. The Company's core focus is on the acquisition, discovery and development of gold and diamond projects. Once it identifies such projects, Golden Star's business strategy is, if appropriate, to enter into partnership arrangements with major mining companies to develop and operate mines. The Company currently has properties in various stages of development in Guyana, French Guiana (through its approximately 68% owned publicly traded subsidiary, Guyanor), Suriname, Brazil and Bolivia in South America and Eritrea, Ethiopia, Gabon, Ivory Coast, Kenya and Mali in Africa (through its approximately 64% owned publicly traded subsidiary, PARC).

      Golden Star is a substantial mining exploration organization, with over 70 professional geologists on staff and approximately 550 other employees working in countries in which the Company has projects. The Company's efforts are concentrated in a geologic domain known as greenstone belts, which are ancient volcanic-sedimentary rock assemblages. Greenstone belts are known to be favorable geologic environments for gold mineralization and account for a significant proportion of the world's historic gold production. The Company began its exploration activities in 1985 in the tropical, Proterozoic greenstone belts of the Guiana Shield and more recently extended its activities to the geologically related greenstone belts of the Brazilian Shield and the West African Shield and finally to the greenstone belts of eastern Africa.

      The head office of the Company is located at 1660 Lincoln Street, Suite 3000, Denver, Colorado 80264; its telephone number is (303) 830-9000. The Company's registered and records office is located at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia V6C 3H4; its telephone number is
(604) 891-3688.

                                  RISK FACTORS

      PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CAREFULLY READ THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT DELIVERED HEREWITH, AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN. OWNERSHIP OF SECURITIES INVOLVES CERTAIN RISKS. IN DETERMINING WHETHER TO PURCHASE SECURITIES, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, AS WELL AS THE OTHER RISK FACTORS AND INFORMATION SET FORTH IN ANY PROSPECTUS SUPPLEMENT DELIVERED HEREWITH.

RISKS OF EXPLORATION AND DEVELOPMENT

      Mineral exploration and development involves a high degree of risk and few properties which are explored ultimately are developed into commercially producing mines. The long-term success of the Company's operations will be substantially and directly related to the cost and success of its exploration programs. The risks associated with the exploration for new mineralization include the identification of potential gold mineralization based on surficial analysis, the attraction and retention of experienced geologists and drilling personnel, the quality and availability of third party assaying, sampling errors, geological, geophysical, geochemical and other technical analyses and other factors. Substantial early stage expenditures are required to outline mineralized prospects and establish ore reserves through, among other things, drilling and the preparation of feasibility studies and mine plans, and to develop and construct the mining and processing facilities at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that (i) minerals will be discovered in sufficient quantities and/or grades to constitute reserves or justify commercial operations, (ii) the Company will be successful in partnering with companies to develop and operate those properties that are commercially attractive on acceptable or attractive terms or
(iii) the funds required for development can be obtained by the Company or any of its partners on a timely or commercially reasonable basis. Further, even if reserves are delineated, it may require a number of years and significant expenditures until production is possible, during which time the economic feasibility of a property may change. Additionally, the Company will be reliant on its partners in each project for technical expertise in the development and operation phases of the project, and, in certain instances, for financing, until cash flow is generated from the property for the Company's account. Finally, to the extent the Company's mineral reserves are produced and sold, the Company must continually acquire new mineral prospects and explore for and develop new mineral reserves to replace such reserves.

UNCERTAINTY OF RESERVE AND OTHER MINERALIZATION ESTIMATES

      There are numerous uncertainties inherent in estimating proven and probable reserves and other mineralization, including many factors beyond the control of the Company. The estimation of reserves and other mineralization is a subjective process and the accuracy of any such estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may justify revision of such estimates. No assurance can be given that the volume and grade of reserves recovered and rates of production will not be less than anticipated. Assumptions about prices are subject to great uncertainty and gold prices have fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or other mineralization containing relatively lower grades of mineralization or requiring more extensive processing uneconomic to exploit. If the price realized by the Company for its gold bullion were to decline substantially below the price at which ore reserves were calculated for a sustained period of time, the Company potentially could experience reductions in reserves and asset write-downs. Under such circumstances, the Company may discontinue the development of a project or mining at one or more of its properties. Further, changes in operating and capital costs and other factors, including but not limited to short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves.

RISKS ASSOCIATED WITH THE FLUCTUATION OF GOLD PRICES

      To the extent that the Company has any revenues from operations, such revenues are expected to be in large part derived from the mining and sale of gold. The price of gold can fluctuate significantly, and recently has been at depressed levels compared to its price in the past several years. The price of gold is affected by numerous factors beyond the Company's control, including international economic and political trends, inflation expectations, interest rates, central bank sales and purchases, global or regional consumptive patterns (such as the development of gold coin programs), speculative activities and increased production due to new mine developments and improved mining and production methods. The effect of these factors on the price of gold cannot be accurately predicted.

      The current demand for, and supply of, gold affect gold prices but not necessarily in the same manner as current demand and supply affect the prices of other commodities. The potential supply of gold consists of new mine production plus existing stocks of bullion and fabricated gold held by governments, financial institutions, industrial organizations and individuals. Since mine production in any single year constitutes a very small portion of the total potential supply of gold, normal variations in current production do not necessarily have a significant effect on the supply of gold or on its price. If gold prices should decline below the Company's cash costs of production and remain at such levels for any sustained period, the Company could determine that it is not economically feasible to continue commercial production at any or all of its mines or to pursue further exploration or development activities on such properties.

      Moreover, at the time the Company's ore reserves are estimated, the parameters used in estimating such reserves are based on a variety of factors, including the spot and future prices of gold at the time of such calculation. If the Company were to determine that its reserves and future cash flows should be recalculated at significantly lower gold prices than those that were used on the measurement date, there would likely be a material reduction in the amount of its gold reserves. Current gold prices are below the prices used in the calculation of reserves at the Company's Omai, Gross Rosebel and Yaou properties. In addition, should gold prices continue at current levels for an extended period, delays in the development of certain projects may occur, and material write-downs of the Company's investment in mining properties may be required.

CAPITALIZATION AND COMMERCIAL VIABILITY

      The Company has limited financial resources. To date, and for the reasonably foreseeable future, its exploration and development activities have not generated and are not expected to generate substantial revenues, which has caused, and is expected to continue for the reasonably foreseeable future to cause, the Company to incur losses. In addition, the Company historically has incurred significant expenditures in connection with its exploration activities and contemplates doing so for the foreseeable future. The Company's ability to obtain financing may be negatively affected by the price of gold which recently has been at depressed levels compared to its price in the past several years. There can be no assurance that additional funding will be available to the Company for further exploration or development of its properties or to fulfill its obligations under any applicable agreements with its partners or the nations in which the Company is operating. Although the Company has been successful in the past in obtaining financing through the sale of equity securities and through partnership arrangements involving several of the Company's properties, there can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable, or that such partnership arrangements will continue to be available for the Company's properties on acceptable terms. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of the Company's properties with the possible loss of the Company's interest in such properties.

      If the Company proceeds to production on a particular property, commercial viability will be affected by certain factors that are beyond the Company's control, including the specific attributes of the deposit (such as mineral grade and stripping ratio), the fluctuation in metal prices, the costs of constructing and operating a mine in a specific environment, processing and refining facilities, the availability of economic sources of energy, adequacy of water supply, adequate access, government regulations including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands. In addition, a decrease in the price of gold, or a continuation of the price of gold at depressed levels, could negatively affect investment demand for the stock of gold exploration or mining companies, including the Company, or may negatively impact the Company's stock price. The occurrence of any such factors may materially and adversely affect the Company's business, financial condition, results of operations and cash flow.

RISKS ASSOCIATED WITH DIAMOND EXPLORATION

      The exploration and development of diamond deposits involve exposure to significant financial risks over a significant period of time. Very few properties which are explored are ultimately developed into producing diamond mines. Major expenses over a period of several years may be required to establish reserves by sampling and drilling and to construct mining and processing facilities at a site. It is impossible to ensure that the current exploration programs of the Company, or any programs undertaken in the future will result in a profitable commercial diamond mining operation.

      Whether a diamond deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as its size, the size, quantity and quality of the diamonds, proximity to infrastructure, financing costs and governmental regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of diamonds and environmental protection. The effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

MARKETABILITY OF DIAMONDS

      The marketability of diamonds which may result from projects undertaken by the Company will be affected by numerous factors beyond the control of the Company. These factors include market fluctuations, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of diamonds and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital. The price for diamonds is, among other things, based on the size, cut, color and quality of individual diamonds sold and, to a lesser extent, the market supply and demand for diamonds in general.

RISKS OF FOREIGN OPERATIONS

      In certain countries in which the Company has mineral rights (whether held directly or indirectly), there are certain laws, regulations and statutory provisions which, as currently written, could have a material negative impact on the ability of the Company to develop a commercial mine in such countries. The range and diversity of such laws and regulations are such that the Company could not adequately summarize them in this document. Through, among other things, the negotiation of mineral agreements with the governments of these countries, management of the Company intends to seek variances or otherwise to be exempted from the provisions of these laws, regulations and/or statutory provisions. There can be no assurance, however, that the Company will be successful in obtaining such mineral agreements, that any such variances or exemptions can be obtained on commercially acceptable terms or that such agreements will be enforceable in accordance with their terms.

      Further, many of the mineral rights and interests of the Company are subject to government approvals, licenses and permits. Such approvals, licenses and permits are, as a practical matter, subject to the discretion of the applicable governments or governmental officials. No assurance can be given that the Company will be successful in obtaining any or all of such approvals, licenses and permits, will obtain them in a timely fashion or will be able to maintain them in full force and effect without modification or revocation.

      The Company's assets and operations are subject to various political, economic and other uncertainties, including, among other things, the risks of war or civil unrest, expropriation, nationalization, renegotiation or nullification of existing concessions, licenses, permits, approvals and contracts, taxation policies, foreign exchange and repatriation restrictions, changing political conditions, international monetary fluctuations, currency controls and foreign governmental regulations that favor or require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In addition, in the event of a dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States or Canada. The Company also may be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. The Company has suspended its operations in Sierra Leone due to the unstable political situation there and has invoked the FORCE MAJEURE provisions of the contracts pertaining to its Sierra Leone operations. Currently, it is not possible for the Company to accurately predict such developments or changes of law or policy and which, if any, of such developments or changes may have a material adverse impact on the Company's operations.

REQUIREMENTS FOR PERMITS AND LICENSES

      The operations of the Company require licenses and permits from various governmental authorities. Except as otherwise described in any Prospectus Supplement delivered herewith or in documents incorporated by reference in this Prospectus, management believes that the Company presently holds substantially all necessary licenses and permits to carry on the activities which it currently is conducting or expects to conduct in the near term under applicable laws and regulations in respect of its properties, and also believes the Company is presently complying in all material respects with the terms of such laws, regulations, licenses and permits, although the Company is in breach of certain provisions of such laws, regulations, licenses and permits from time to time. Such licenses and permits are subject to modification or revocation as discussed above in "Risks of Foreign Operations," as well as changes in regulations and in various operating circumstances. While the Company does not believe that any such breaches will have a material adverse effect on its operations, there can be no assurance that the Company will be able to obtain or maintain in force all necessary licenses and permits that may be required for it to conduct further exploration or commence construction or operation of mining facilities at properties under exploration or to maintain continued operations at economically justifiable costs.

DEPENDENCE ON KEY PERSONNEL

      The Company is dependent on the services of certain key officers and employees, including its Chief Executive Officer, its Chief Financial Officer and certain of its geologists. Competition in the mining exploration industry for qualified individuals is intense, and the loss of any of these key officers or employees if not replaced could have a material adverse effect on the Company's business and its operations. The Company has entered into agreements with certain of its officers which provide for payments upon termination without cause or, in certain cases, upon a change in control of the Company.

OPERATIONAL HAZARDS AND RESPONSIBILITIES

      The business of gold mining is generally subject to a number of risks and hazards, including environmental hazards, the discharge of pollutants or hazardous chemicals, industrial accidents, labor disputes, encountering unusual or unexpected geological or operating conditions, slope failures, cave-ins, failure of pit walls or dams and fire, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes, as well as other hazards. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. The Company or its subsidiaries or partnership arrangements to which they are parties also may incur liability as a result of pollution and other casualties. The Company may not be able to insure fully or at all against such risks, due to political or other reasons, or the Company may decide not to insure against such risks as a result of high premiums or for other reasons. Such occurrences, against which it cannot insure, or may elect not to insure, may delay production, increase production costs or result in liability. Paying compensation for obligations resulting from such liability may entail significant costs for the Company and may have an adverse effect on the Company's financial position. Furthermore, insurance against certain risks (including certain liabilities for environmental pollution or other hazards as result of exploration and production) is not generally available to the Company or to other companies within the industry.

MINING AND PROCESSING

      The Company's business operations are subject to risks and hazards inherent in the mining industry, including but not limited to unanticipated grade and other geological problems, water conditions, surface or underground conditions, metallurgical and other processing problems and mechanical equipment performance problems, the unavailability of materials and equipment, accidents, labor force and FORCE MAJEURE factors, unanticipated transportation costs and weather conditions, and prices and production levels of by-products, any of which can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates. In addition, the Company relies upon its partners to manage the development and operating stages of the projects in which it has an interest and, therefore, has less control over such matters than would be the case if the Company were the operator.

      In the case of the Company's exploration properties, there generally is no operating history upon which to base estimates of future operating costs and capital requirements. The economic feasibility of any individual project is based upon, among other things, the interpretation of geological data obtained from drill holes and other sampling techniques, feasibility studies, which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climatic conditions, estimates of labor productivity and other factors. Such exploration properties also are subject to the successful completion of final feasibility studies, issuance of necessary permits and receipt of adequate financing. Accordingly, uncertainties related to operations are magnified in the case of exploration properties.

      As a result of the foregoing risks, expenditures on any and all projects, actual production quantities and rates and cash operating costs, among other things, may be materially and adversely affected and may differ materially from anticipated expenditures, production quantities and rates, and costs, just as estimated production dates may be delayed materially, in each case, especially to the extent exploration properties are involved. Any such events can materially and adversely affect the Company's business, financial condition, results of operations and cash flows.

COMPETITION

      The Company competes with major mining companies and other natural resource companies in the acquisition, exploration, financing and development of new properties and projects. Many of these companies are more experienced, larger, and better capitalized than the Company. The Company's competitive position will depend upon its ability to successfully and economically explore, acquire and develop new and existing mineral resource properties or projects. Factors which allow producers to remain competitive in the market over the long term are the quality and size of the ore body, cost of production and operation generally, and proximity to market. The Company also competes with other mining companies for skilled geologists, geophysicists and other technical personnel, which may result in higher turnover and greater labor costs for the Company.

CURRENCY

      The Company historically has raised most of its equity capital in Canadian dollars, primarily maintains its accounts in U.S. dollars and converts such U.S. dollars into various local currencies on an as needed basis in order to conduct local operations. The Company currently maintains all or the majority of its working capital in U.S. dollars or U.S. dollar denominated securities and converts funds to foreign currencies as payment obligations come due. Accordingly, the Company is subject to fluctuations in the rates of currency exchange between the U.S. dollar and these currencies, and such fluctuations may materially affect the Company's financial position and results of operations. The Company currently has future obligations which are payable in French francs and Brazilian reals and receivables payable in French francs. The Company currently does not actively take steps to hedge against such risks.

      It is anticipated that, on January 1, 1999, the European Union will commence the introduction of a single currency (the "Euro"), which will be legal tender in substitution for the national currencies of those member states that adopt the Euro. It is anticipated that the Council of the European Union and the member states will adopt regulations providing specific rules for the introduction of the Euro. The Company cannot predict when and if the Euro will be adopted or what effect the adoption of the Euro may have, if any, with respect to the Company's French franc denominated obligations and receivables.

GOVERNMENTAL REGULATIONS

      Management believes that compliance with existing regulations in the jurisdictions in which the Company operates which are applicable to the discharge of materials into the environment, or otherwise relating to environmental protection, will not have a material adverse effect on the Company's exploration activities, earnings, expenditures or competitive position. However, there can be no assurance that this will always be the case. New or expanded regulations, if adopted, could affect the exploration or development of the Company's mining projects or otherwise have a material adverse effect on the operations of the Company.

RISK OF COMPANY BEING CLASSIFIED AS A PASSIVE FOREIGN INVESTMENT COMPANY

      Under the United States Internal Revenue Code of 1986, as amended (the "Code"), the Company may be classified as a passive foreign investment company (a "PFIC"). United States shareholders of a PFIC are subject to certain adverse tax consequences. These consequences can be mitigated, under certain circumstances, if the United States shareholder makes a timely election to treat the Company as a "qualified electing fund" (a "QEF") or, commencing

January 1, 1998 (or later for taxpayers other than calendar year taxpayers), such United States shareholder makes a timely "mark to market election" with respect to shares deemed owned by such shareholder. The Company has been advised by Coopers & Lybrand L.L.P. that it should not be treated as a PFIC with respect to shares purchased by United States shareholders during the years 1993 through 1996, although it could potentially be a PFIC with respect to shares acquired by United States shareholders prior to 1993. The Company also intends to engage Coopers & Lybrand L.L.P., or such other advisor, in the future to analyze whether it is a PFIC in 1997 and subsequent years and will continue to notify shareholders of the results of such future analyses. There can be no assurance as to whether or not Coopers & Lybrand L.L.P., or such other advisor, will conclude that the Company is a PFIC for any such period. Moreover, even if Coopers & Lybrand L.L.P., or such other advisor, concludes that the Company is not a PFIC, its conclusion is not binding on the United States Internal Revenue Service. Accordingly, it is possible that the PFIC rules will apply with respect to holders of the Securities. If the Company is classified as a PFIC, the consequences to United States holders of each type of Security may differ; in particular, neither the QEF election nor the mark to market election may be available to all types of the Securities. Such consequences will be further described in the applicable Prospectus Supplement. ALL PROSPECTIVE PURCHASERS OF THE SECURITIES IN THE UNITED STATES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE ADVISABILITY OF MAKING A QEF ELECTION OR A MARK TO MARKET ELECTION WITH RESPECT TO THE COMPANY. ALL PROSPECTIVE PURCHASERS OF THE SECURITIES IN THE UNITED STATES ALSO ARE URGED TO REVIEW THE PROSPECTUS SUPPLEMENT CAREFULLY AND TO CONSULT THEIR OWN TAX ADVISERS ABOUT THE POSSIBILITY OF CREDITING CANADIAN TAXES PAID AGAINST UNITED STATES TAXES PAYABLE.

                                 USE OF PROCEEDS

      Unless a Prospectus Supplement indicates otherwise, the net proceeds to be received by the Company from the issue and sale from time to time of the Securities will be added to the general funds of the Company to be used to finance the Company's operations and for other general corporate purposes. Pending such application, such net proceeds may be invested in short-term investment grade marketable securities. Each Prospectus Supplement will contain specific information concerning the use of proceeds from the sale of Securities to which it relates.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges(1) for the Company and its subsidiaries was as follows for the six months ended June 30, 1996 and 1997, the years ended December 31, 1996, 1995, 1994 and 1993 and the periods from May 16, 1992 to December 31, 1992 and July 1, 1991 to May 15, 1992:

                                                                          PERIOD FROM   PERIOD FROM
       SIX MONTHS                           YEARS ENDED                   MAY 16, 1992  JULY 1, 1991
     ENDED JUNE 30,                        DECEMBER 31,                   TO DECEMBER    TO MAY 15,
    1997        1996         1996         1995        1994        1993     31, 1992        1992
----------- ------------ ------------ ----------- ----------- ------------ ------------ -----------
    N/M          N/M         N/M          N/M         N/M         N/M          N/M         N/M

--------------------------

(1) The Company's projects are in the exploration or development stages. As a result, the Company has reported net losses for each of the periods presented. The Company has not had any material fixed charge obligations for each of the periods presented. Therefore, the ratio of earnings to fixed charges for the Company is not meaningful ("N/M") under both U.S. GAAP and Canadian GAAP.

                          DESCRIPTION OF SHARE CAPITAL

      The Company's Articles currently authorize the issuance of an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series. As of July 27, 1997, 29,690,136 Common Shares and no Preferred Shares were outstanding.

COMMON SHARES

      The holders of Commons Shares are entitled to receive dividends as, when and if declared by the Board of Directors of the Company out of funds legally available therefor, provided that if any Preferred Shares are at the time outstanding, the payment of dividends on Common Shares or other distributions (including purchases of Common Shares) will be subject to any preferential rights attaching to any other class or series of shares of the Company

      The holders of Common Shares are entitled to one vote for each share on all matters voted on by shareholders, including elections of directors. The holders of Common Shares do not have any conversion, redemption or preemptive rights. In the event of the dissolution, liquidation or winding up of the Company, holders of Common Shares are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the aggregate liquidation preference of any other class or series of shares then outstanding.

      On June 11, 1996, the shareholders of the Company confirmed the adoption of a Shareholder Rights Plan (the "Rights Plan"). Pursuant to the Rights Plan, the Company issued one right (a "Right") for each Common Share outstanding on April 24, 1996 and will issue one Right for each Common Share issued in the future. The terms of the Rights Plan are set forth in the Rights Agreement (the "Rights Agreement") dated as of April 24, 1996 between the Company and CIBC Mellon Trust Company as Rights Agent. For additional information on the Rights Plan and the Rights Agreement, see the Company's Current Report on Form 8-K filed with the Commission on May 8, 1996, incorporated by reference herein.

      Any material United States or Canadian federal income tax consequences with respect to any offered Common Shares will be described in the Prospectus Supplement relating to the offering and sale of such Common Shares.

      All outstanding Common Shares are, and the Common Shares offered hereby will be, issued as fully paid and non-assessable.

      The registrar and transfer agent for the Common Shares is CIBC Mellon Trust Company. ChaseMellon Shareholder Services, L.L.C. acts as co-registrar and co-transfer agent for the Common Shares in the United States.

PREFERRED SHARES

      The following is a description of certain general terms and provisions of the Preferred Shares. The particular terms of any series of Preferred Shares will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

      The summary of the terms of the Company's Preferred Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles relating to each series of Preferred Shares, which will be filed as an exhibit to or incorporated by reference in this Prospectus at or prior to the time of issuance of any such series of the Preferred Shares.

      The Board of Directors of the Company is authorized to approve the issuance of one or more series of Preferred Shares without further authorization of the shareholders of the Company and to fix the number of shares, the designations, rights, privileges, restrictions and conditions of any such series.

      The applicable Prospectus Supplement will set forth the number of shares, particular designation, relative rights and preferences and the limitations of any series of Preferred Shares in respect of which this Prospectus is delivered. The particular terms of any such series will include the following:

      (i) The maximum number of shares to constitute the series and the designation thereof;

      (ii) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, whether dividends will be cumulative and whether such dividends shall be paid in cash, Common Shares or otherwise;

      (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

      (iv) The liquidation preference, if any, applicable to shares of the series;

      (v) Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

      (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

      (vii) The voting rights, if any, of the shares of the series;

      (viii) The currency or units based on or relating to currencies in which such series is denominated and/or in which payments will or may be payable;

      (ix) The methods by which amounts payable in respect of such series may be calculated and any commodities, currencies or indices, or price, rate or value, relevant to such calculation;

      (x) Any listing of the shares of the series on a securities exchange; and

      (xi) Any other preferences and relative, participating, optional or other rights or qualifications, limitations or restrictions thereof.

      Any material United States or Canadian federal income tax consequences and other special considerations with respect to any offered Preferred Shares will be described in the Prospectus Supplement relating to the offering and sale of such Preferred Shares.

                             DESCRIPTION OF WARRANTS

      The Company may issue Warrants to purchase Common Shares, Preferred Shares or Convertible Debt Securities. Warrants may be issued, subject to regulatory approvals, independently or together with any Common Shares, Preferred Shares or Convertible Debt Securities, as the case may be and may be attached to or separate from such Common Shares, Preferred Shares or Convertible Debt Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent (each, a "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

      The applicable Prospectus Supplement will describe the following terms of any Warrants in respect of which this Prospectus is being delivered; (1) the title of such Warrants; (2) the securities (which may include Common Shares, Preferred Shares or Convertible Debt Securities) for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the periods during which the Warrants are exercisable; (5) the number of Common Shares, Preferred Shares or amount of Convertible Debt Securities for which each Warrant is exercisable; (6) the exercise price for such Warrants, including any changes to or adjustments in the exercise price; (7) the currency or currencies, including composite currencies, in which the exercise price of such Warrants may be payable; (8) if applicable, the designation and terms of the Preferred Shares with which such Warrants are issued; (9) if applicable, the terms of the Convertible Debt Securities with which such Warrants are issued; (10) the number of Warrants issued with each Common Share or Preferred Share or the Convertible Debt Securities; (11), if applicable, the date on and after which such Warrants and the related Common Shares, Preferred Shares or Convertible Debt Securities will be separately transferable; (12) any listing of the Warrants on a securities exchange; (13) if applicable, a discussion of material United States or Canadian federal income tax consequences and other special considerations with respect to any Warrants; and (14) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                   DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

      The Convertible Debt Securities may be issued from time to time in one or more series under an indenture among the Company, as issuer, and the trustee specified in the applicable Prospectus Supplement. The following statements with respect to the Convertible Debt Securities are subject to the detailed provisions of the indenture, the form of which is filed as an exhibit to the Registration Statement. Parenthetical references below are to the indenture (or the form of security contained therein if so specified) and, whenever any particular provision of the indenture or any term used therein is referred to, such provision or term is incorporated by reference as a part of the statement in connection with which such reference is made, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

      The Convertible Debt Securities will constitute either indebtedness designated as Senior Indebtedness ("Senior Debt Securities"), indebtedness designated as Senior Subordinated Indebtedness ("Senior Subordinated Debt Securities") or indebtedness designated as Subordinated Indebtedness ("Subordinated Debt Securities"). Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities will each be issued under a separate indenture (individually an "Indenture" and collectively the "Indentures") to be entered into prior to the issuance of such Convertible Debt Securities. The Indentures will be substantially identical, except for provisions relating to subordination. See "Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities". There will be a separate Trustee (individually a "Trustee" and collectively the "Trustees") under each Indenture. Information regarding the Trustee under an Indenture will be included in any Prospectus Supplement relating to the Convertible Debt Securities issued thereunder.

      The particular terms of each series of Convertible Debt Securities, as well as any modification or addition to the general terms of the Convertible Debt Securities as herein described, which may be applicable to a particular series of Convertible Debt Securities, are described in the Prospectus Supplement relating to such series of Convertible Debt Securities and will be set forth in a filing with the Commission. Accordingly, for a description of the terms of a particular series of Convertible Debt Securities, reference must be made to both the Prospectus Supplement relating to such series and to the description of Convertible Debt Securities set forth in this Prospectus.

GENERAL

      The Convertible Debt Securities offered pursuant to this Prospectus will be limited to $100,000,000 aggregate principal amount (or (i) its equivalent (based on the applicable exchange rate at the time of sale), if Convertible Debt Securities are issued with principal amounts denominated in one or more foreign currencies, composite currencies or currency units as shall be designated by the Company, or (ii) such greater amount, if Convertible Debt Securities are issued at an original issue discount, as shall result in aggregate proceeds of $100,000,000 to the Company). The Indenture provides that additional convertible debt securities may be issued thereunder up to the aggregate principal amount, which is not limited by the Indenture, authorized from time to time by the Company's Board of Directors or any duly authorized committee thereof. So long as a single Trustee is acting for the benefit of the holders of all the Convertible Debt Securities offered hereby and any such additional convertible debt securities issued under the Indenture, the Convertible Debt Securities and any such additional convertible debt securities are herein collectively referred to as the "Indenture Securities." The Indenture also provides that there may be more than one Trustee under the Indenture, each with respect to one or more different series of Indenture Securities. At any time when two or more Trustees are acting, each with respect to only certain series, the term "Indenture Securities" as used herein shall mean the one or more series with respect to which each respective Trustee is acting and the powers and the trust obligations of each such Trustee as described herein shall extend only to the one or more series of Indenture Securities for which it is acting as trustee. The effect of the provisions contemplating that there might be more than one Trustee acting for different series of Indenture Securities is that, in that event, those Indenture Securities (whether of one or more than one series) for which each Trustee is acting would be treated as if issued under a separate Indenture.

      The applicable Prospectus Supplement will set forth a description of the particular series of Convertible Debt Securities being offered thereby, including but not limited to: (1) the designation or title of such Convertible Debt Securities; (2) the aggregate principal amount of such Convertible Debt Securities; (3) the percentage of their principal amount at which such

Convertible Debt Securities will be offered; (4) the date or dates on which the principal of such Convertible Debt Securities will be payable and on which such Convertible Debt Securities will mature; (5) the rate or rates (which may be fixed or variable) at which such Convertible Debt Securities shall bear interest, or the method of determination of such rate or rates at which such Convertible Debt Securities shall bear interest, if any; (6) the date or dates from which interest will accrue or the method of determination of such date or dates, and the date or dates on which any such interest shall be payable; (7) the currencies or currency units in which such Convertible Debt Securities are issued or payable; (8) the terms for redemption, extension or early repayment of such Convertible Debt Securities, if any; (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Convertible Debt Securities are authorized to be issued; (10) the terms and conditions upon which conversion will be effected, including the conversion price, the conversion period and other conversion provisions; (11) the provisions for a sinking fund, if any; (12) whether such Convertible Debt Securities are issuable as a Global Security or Securities; (13) any index or formula to be used to determine the amount of payments of principal, premium, if any, and interest on such Convertible Debt Securities, and any commodities, currencies, currency units or indices, or value, rate or price, relevant to such determination; (14) if the principal of, premium, if any, or interest on such Convertible Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which such Convertible Debt Securities are stated to be payable, the currencies or currency units in which payment of the principal of, premium, if any, and interest on such Convertible Debt Securities as to which election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (15) if other than the principal amount thereof, the portion of the principal amount of such Convertible Debt Securities of the series which will be payable upon acceleration of the Maturity thereof;
(16) whether such Convertible Debt Securities are subordinate in right of payment to any Senior Indebtedness of the Company and, if so, the terms and conditions of such subordination and the aggregate principal amount of such Senior Indebtedness outstanding as of a recent date; (17) any covenants to which the Company may be subject with respect to such Convertible Debt Securities;
(18) the applicability of the provisions described under "Defeasance" below;
(19) United States and Canadian Federal income tax consequences, if any; (20) the provisions for the payment of additional amounts with respect to any Canadian withholding taxes in certain cases; (21) any term or provision relating to such Convertible Debt Securities which is not inconsistent with the provisions of the Indenture; (22) the Trustee; and (23) any other special terms pertaining to such Convertible Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Convertible Debt Securities will not be listed on any securities exchange.

      One or more series of Convertible Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Any material United States or Canadian federal income tax consequences and other special considerations with respect to any series of Convertible Debt Securities will be described in the Prospectus Supplement relating to any such series of Convertible Debt Securities.

      If the purchase price of any series of Convertible Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of, premium, if any, and interest on any series of Convertible Debt Securities are payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such series of Convertible Debt Securities will be set forth in the applicable Prospectus Supplement.

      Convertible Debt Securities may be issued from time to time with payment terms which are calculated by reference to the value, rate or price of one or more commodities, currencies, currency units or indices. Holders of such Convertible Debt Securities may receive a principal amount (including premium, if any) on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal (including premium, if any) or interest otherwise payable on such dates, depending upon the value, rate or price on the applicable dates of the applicable currency, currency unit, commodity or index. Information as to the methods for determining the amount of principal, premium, if any, or interest payable on any date, the currencies, currency units, commodities or indices to which the amount payable on such date is linked and any additional tax considerations will be set forth in the applicable Prospectus Supplement.

      Except as may be set forth in the applicable Prospectus Supplement, Holders of Convertible Debt Securities will not have the benefit of any specific covenants or provisions in the applicable Indenture or such Convertible Debt Securities in the event that the Company engages in or becomes the subject of a highly leveraged transaction, other than the limitations on mergers, consolidations and transfers of substantially all of the Company's properties and assets as an entirety to any person as described below under "Consolidation, Merger and Sale of Assets".

      The Convertible Debt Securities will be general unsecured obligations of the Company.

      Except as otherwise provided in the applicable Prospectus Supplement, principal, premium, if any, and interest, if any, will be payable at an office or agency to be maintained by the Company in New York, New York, except that at the option of the Company interest may be paid by check mailed to the person entitled thereto.

      The Convertible Debt Securities will be issued only in fully registered form without coupons and may be presented for the registration of transfer or exchange at the corporate trust office of the Trustee. Not all Convertible Debt Securities of any one series need be issued at the same time, and, unless otherwise provided, a series may be reopened for issuances of additional Convertible Debt Securities of such series.

SENIOR DEBT SECURITIES

      The Senior Debt Securities will rank PARI PASSU with all other unsecured and unsubordinated debt of the Company and senior to the Senior Subordinated Debt Securities and Subordinated Debt Securities.

SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

      The payment of the principal of, premium, if any, and interest on the Senior Subordinated Debt Securities and the Subordinated Debt Securities will, to the extent set forth in the respective Indentures and Indenture Supplements governing such Senior Subordinated Debt Securities and Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities or the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. In the event of the acceleration of the maturity of any Senior Subordinated Debt Securities or Subordinated Debt Securities, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, will be entitled to receive any payment upon the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. No payments on account of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities or Subordinated Debt Securities may be made if there shall have occurred and be continuing in a default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period, or a default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceedings shall be pending with respect to any such default. For purposes of the subordination provisions, the payment, issuance or delivery of cash, property or securities (other than stock, and certain subordinated securities, of the Company) upon conversion or exchange or a Senior Subordinated Debt Security or Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Senior Subordinated Debt Security or Subordinated Debt Security, as the case may be.

      By reason of such provisions, in the event of insolvency, holders of Senior Subordinated Debt Securities and Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness with respect thereto.

      The term "Senior Indebtedness", when used with respect to any series of Senior Subordinated Debt Securities or Subordinated Debt Securities, is defined to include all amounts due on and obligations in connection with any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, assumed, guaranteed or otherwise created (including, without limitation, interest accruing on or after a bankruptcy or other similar event, whether or not an allowed claim therein):

      (a) indebtedness, obligations and other liabilities (contingent or otherwise) of the Company for money borrowed or evidenced by bonds, debentures, notes or similar instruments;

      (b) reimbursement obligations and other liabilities (contingent or otherwise) of the Company with respect to letters of credit or bankers' acceptances issued for the account of the Company and interest rate protection agreements and currency exchange or purchase agreements;

      (c) obligations and liabilities (contingent or otherwise) of the Company related to capitalized lease obligations;

      (d) indebtedness, obligations and other liabilities (contingent or otherwise) of the Company related to agreements or arrangements designed to protect the Company against fluctuations in commodity prices, including without limitation, commodity futures contracts or similar hedging instruments;

      (e) indebtedness of others of the kinds described in the preceding clauses (a) through (d) that the Company has assumed, guaranteed or otherwise assured the payment of, directly or indirectly;

      (f) indebtedness of another Person of the type described in the preceding clauses (a) through (e) secured by any mortgage, pledge, lien or other encumbrance on property owned or held by the Company; and

      (g) deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability described in the preceding clauses (a) through (f) whether or not there is any notice to or consent of the Holders of such series of Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be;

except that, with respect to the Senior Subordinated Debt Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Senior Subordinated Debt Securities or that such indebtedness is PARI PASSU with or junior to the Senior Subordinated Debt Securities and, with respect to Subordinated Debt Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Subordinated Debt Securities or that such indebtedness is PARI PASSU with or junior to the Subordinated Debt Securities.

      In certain circumstances, such as the bankruptcy or insolvency of the Company, Canadian or U.S. bankruptcy or insolvency legislation may be applicable and the application of such legislation may lead to different results with respect to, for example, payments to be made to Holders of Convertible Debt Securities, or priorities between Holders of the Convertible Debt Securities and holders of Senior Indebtedness, than those provided for in the applicable Indenture.

      If this Prospectus is being delivered in connection with a series of Senior Subordinated Debt Securities or Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the Company's most recent fiscal quarter.

FORM, EXCHANGE, REGISTRATION, CONVERSION, TRANSFER AND PAYMENT

      Unless otherwise indicated in the applicable Prospectus Supplement, the Convertible Debt Securities will be issued only in fully registered form in denominations of U.S. $1,000 or integral multiples thereof. Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Convertible Debt Securities will be payable, and the exchange, conversion and transfer of Convertible Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes. No service charge will be made for any registration of a transfer or exchange of the Convertible Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

      All monies paid by the Company to a Paying Agent for the payment of principal of, premium, if any, or interest on any Convertible Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the holder of such Convertible Debt Security may look only to the Company for payment thereof.

EVENTS OF DEFAULT

      The following will be Events of Default under the Indenture with respect to Convertible Debt Securities of any series: (a) failure to pay principal (or premium, if any) on any Convertible Debt Security of that series at its maturity, whether or not such failure is a result of the subordination provisions of the Indenture with respect to such series; (b) failure to pay any interest on any Convertible Debt Security of that series when due, continued for 30 days, whether or not such failure is a result of the subordination provisions of the Indenture with respect to such series; (c) failure to make any sinking fund payment, when due, in respect of any Convertible Debt Security of that series; (d) failure to perform any other covenant of the Company in the applicable Indenture or any other covenant to which the Company may be subject with respect to Convertible Debt Securities of that series (other than a covenant solely for the benefit of a series of Convertible Debt Securities other than that series), continued for 90 days after written notice as provided in the applicable Indenture; (e) failure to pay when due on final maturity (after the expiration of any applicable grace period), or upon acceleration, any indebtedness for money borrowed by the Company in excess of U.S. $10 million;
(f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Convertible Debt Securities of that series.

      If an Event of Default with respect to outstanding Convertible Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Convertible Debt Securities of that series, by notice as provided in the applicable Indenture, may declare the principal amount (or, if the Convertible Debt Securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all Convertible Debt Securities of that series to be due and payable immediately, except that upon the occurrence of an Event of Default specified in (f) above, the principal amount (or in the case of original issue discount securities, such portion) of all Convertible Debt Securities shall be immediately due and payable without notice. However, at any time after a declaration of acceleration with respect to Convertible Debt Securities of any series has been made, but before judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the outstanding Convertible Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

      The Indentures will provide that, subject to the duty of the respective Trustees thereunder during an Event of Default to act with the required standard of care, each such Trustee will be under no obligation to exercise any of its rights or powers under the respective Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the applicable Trustee, the Holders of a majority in principal amount of the outstanding Convertible Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or to exercise any trust or power conferred on such Trustee, with respect to the Convertible Debt Securities of that series.

      No Holder of a Convertible Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Convertible Debt Securities of the same series shall have made written requests, and offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and the

Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Convertible Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Convertible Debt Security for enforcement of payment of the principal of and interest on such Convertible Debt Security on or after the respective due dates expressed in such Convertible Debt Security.

      The Company will be required to furnish to the Trustees annually a statement as to the performance by the Company of its obligations under the respective Indentures and as to any default in such performance.

MODIFICATION AND WAIVER

      Without the consent of any Holder of outstanding Convertible Debt Securities, the Company and the Trustees may amend or supplement the Indentures or the Convertible Debt Securities to cure any ambiguity, defect or inconsistency, or to make any change that does not adversely affect the rights of any Holder of Convertible Debt Securities. Other modifications and amendments of the respective Indentures may be made by the Company and the applicable Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Convertible Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Convertible Debt Security affected thereby: (a) change the stated maturity of the principal of, or any installment of principal of, or premium, if any, or interest on any Convertible Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Convertible Debt Security; (c) reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof; (d) change the place or currency of payment of principal of, premium, if any, or interest on any Convertible Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Convertible Debt Security on or after the stated maturity or redemption date thereof; (f) modify the conversion provisions in a manner adverse to the holders thereof; (g) modify the subordination provisions applicable to Senior Subordinated Debt Securities or Subordinated Debt Securities in a manner adverse to the Holders thereof; (h) reduce the percentage in principal amount of outstanding Convertible Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults or (i) modify any of the provisions of certain sections as specified in the Indenture including the provisions summarized in this paragraph, except to increase any such percentage or to designate additional provisions of the Indenture, which, with respect to such series, cannot be modified or waived without the consent of the Holder of each outstanding Convertible Debt Security affected thereby.

      The Holders of at least a majority in principal amount of the outstanding Convertible Debt Securities of any series may on behalf of the Holders of all Convertible Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the applicable Indenture. The Holders of not less than a majority in principal amount of the outstanding Convertible Debt Securities of any series may, on behalf of the Holders of all Convertible Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, premium, if any, or interest on, any Convertible Debt Security of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Convertible Debt Security of that series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

      The Company, without the consent of any Holders of any series of outstanding Convertible Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety (treating the Company and each of its Subsidiaries as a single consolidated entity) to, any corporation, and any other corporation may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided that the corporation (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of the United States of America or Canada or any political subdivision of either, and assumes the Company's obligations under each series of outstanding Convertible Debt Securities and the Indentures applicable thereto and that the Trustee is satisfied that the transaction will not result in the successor being required to make any deduction or withholding on account of certain Canadian taxes from any payments in respect of the Securities, and that, after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and the delivery of an officer's certificate and an opinion of counsel with respect to compliance with the foregoing requirements.

DEFEASANCE

      If so indicated in the applicable Prospectus Supplement with respect to the Convertible Debt Securities of a series, the Company at its option will be released from its obligations to comply with certain covenants specified in the applicable Prospectus Supplement with respect to the Convertible Debt Securities of such series, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenants, and clauses
(e) and (g) under "Events of Default" above shall no longer be an Event of Default, if the Company irrevocably deposits with the applicable Trustee, in trust, money, government obligations of the government issuing the currency in which the Convertible Debt Securities of the relevant series are denominated, or a combination thereof that through the payment of interest thereon and principal thereof in accordance with the terms will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Securities of such series on the dates such payments are due (up to the stated maturity date, or the redemption date, as the case may be) in accordance with the terms of such Convertible Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default described under "Events of Default" above or event that, after notice or lapse of time, or both, would become an Event of Default under the applicable Indenture, shall have occurred and be continuing on the date of such deposit, or, with regard to an Event of Default described under clause (f) under "Events of Default" above or an event that, after notice or lapse of time, or both, would become an Event of Default described under such clause (f), shall have occurred and be continuing at any time during the period ending on the 123rd day following such date of deposit,
(b) the Company shall have delivered an opinion of counsel to the effect that the Holders of the Convertible Debt Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such defeasance had not occurred, and (c) such covenant defeasance will not result in the trust being in violation of the Investment Company Act of 1940. In the event the Company omits to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Convertible Debt Securities of any series as described above and the Convertible Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Convertible

Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect to such payments.

      Notwithstanding the description set forth under "Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities" above, in the event that the Company deposits money or government obligations in compliance with the Indenture that governs any Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, in order to defease all or certain of its obligations with respect to the applicable series of Convertible Debt Securities, the money or government obligations so deposited will not be subject to the subordination provisions of the applicable Indenture and the indebtedness evidenced by such series of Convertible Debt Securities will not be subordinated in right of payment to the holders of applicable Senior Indebtedness to the extent of the money or government obligations so deposited.

GOVERNING LAW

      The Indentures and the Convertible Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEES

      The Indenture contains certain limitations on the right of each Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in certain other transactions with the Company; however, if it acquires any conflicting interest and there is a default under the Convertible Debt Securities issued under the applicable Indenture, it must eliminate such conflict or resign.

BOOK-ENTRY SYSTEM

      The Convertible Debt Securities of a Series may be issued in the form of one or more global certificates representing the Convertible Debt Securities (the "Global Securities") that will be deposited with a depository (the "Depository") or with a nominee for the Depository identified in the applicable Prospectus supplement and will be registered in the name of the Depository or a nominee thereof. In such a case one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Convertible Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Convertible Debt Securities in definitive certificated form, a Global Security may be transferred, in whole but not in part, only to another nominee of the Depository for such series, or to a successor Depository for such series selected or approved by the Company, or to a nominee of such successor Depository.

      The specific depository arrangement with respect to any series of Convertible Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depository arrangements.

      Upon the issuance of any Global Security, and the deposit of such Global Security with or on behalf of the Depository for such Global Security, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Convertible Debt Securities represented by such Global Security to the accounts of institutions ("participants") that have accounts with the Depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Convertible Debt Securities or by the Company, if such Convertible Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depository for such Global Security or by its nominee. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of such beneficial interests within such participants will be effected only through, records maintained by such participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to own, pledge or transfer beneficial interests in such Global Securities.

      So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Convertible Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement and except as specified below, owners of beneficial interests in such Global Security will not be entitled to have Convertible Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Convertible Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that, under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depository would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on Convertible Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Global Security.

      The Company expects that the Depository for any Convertible Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium or interest in respect of such Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security,

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

or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      If the Depository for any Convertible Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depository or ceases to be registered or in good standing under the Securities Exchange Act of 1934, as amended, and a successor Depository is not appointed by the Company within 90 days after the Company receives notice or becomes aware of such condition, the Company will issue such Convertible Debt Securities in definitive certificated form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Convertible Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Convertible Debt Securities of such series in definitive certificated form in exchange for all of the Global Security or Securities representing such Convertible Debt Securities.

                              PLAN OF DISTRIBUTION

      The Company may offer and sell the Securities to or through underwriters or dealers, and also may offer and sell Securities directly to other purchasers or through agents.

      Each Prospectus Supplement will set forth the terms of the offering of the particular series of Securities to which the Prospectus Supplement relates, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Securities, the proceeds to the Company from the sale of such series of Securities, the use of such proceeds, any initial public offering price or purchase price of such series of Securities, any underwriting discount or commission, any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, any commissions paid to any agents and the securities exchanges, if any, on which such Securities will be listed. Any initial public offering price or purchase price and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers may be changed from time to time.

      Sales of Common Shares or Preferred Shares offered pursuant to any Prospectus Supplement may be effected from time to time in one or more transactions on the American Stock Exchange or, in appropriate circumstances, The Toronto Stock Exchange, or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices.

      In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions, Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

      Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the

Company against certain liabilities, including liabilities under Canadian and United States securities legislation.

      The Company may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

      The place and date of delivery for the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement.

      Unless otherwise indicated in the applicable Prospectus Supplement, the Securities in respect of which this Prospectus is being delivered (other than Common Shares) will be a new issue of securities, will not have an established trading market when issued and will not be listed on any securities exchange. Any underwriters or agents to or through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

      Certain of the underwriters and their affiliates may from time to time perform various commercial banking and investment banking services for the Company, for which customary compensation is received.

                                     EXPERTS

      The consolidated balance sheets of Golden Star Resources Ltd. as of December 31, 1996 and 1995 and the consolidated statement of operations, shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference herein have been included in this Form S-3 in reliance on the report of Coopers & Lybrand, chartered accountants, given on the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

      Certain legal matters relating to the validity of the Securities will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and by Koffman Birnie & Kalef, Vancouver, British Columbia. Certain legal matters will be passed upon for the underwriters, if any, by the counsel named in the applicable Prospectus Supplement.

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